Exhibit 1.1
This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your financial advisor, stock broker, bank manager, lawyer, accountant or other professional advisor.

The Offers have not been approved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offers or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

Information has been incorporated by reference in this Offers and Circular from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Aimia at its registered and head office at 1 University Avenue, 3rd Floor, Toronto, Ontario, Canada, M5J 2P1 (telephone 647-970-2200), and are also available electronically at www.sedarplus.ca.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offers are not being made to, and deposits will not be accepted from or on behalf of, Preferred Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Aimia Inc. may, in its sole discretion, take such action as it may deem necessary to make the Offers in any such jurisdiction and to extend the Offers to Preferred Shareholders in such jurisdiction.

For Preferred Shareholders in the United States: The Offers are made by a Canadian issuer for its own securities, and while the Offers are subject to Canadian disclosure requirements, investors should be aware that these requirements are different from those of the United States. Financial statements of Aimia Inc. have been prepared in accordance with International Financial Reporting Standards and are subject to Canadian auditing and auditor independence standards and thus may not be comparable to financial statements of U.S. companies. The enforcement by investors of civil liabilities under U.S. federal securities laws may be adversely affected by the fact that Aimia Inc. is located in Canada, and that some of its officers and directors and the experts named in the Offers are non-residents of the United States.

November 21, 2024

OFFERS TO PURCHASE UP TO

ALL OF THE ISSUED AND OUTSTANDING CUMULATIVE RATE RESET PREFERRED SHARES, SERIES 1
AND
ALL OF THE ISSUED AND OUTSTANDING CUMULATIVE RATE RESET PREFERRED SHARES, SERIES 3
AND
ALL OF THE ISSUED AND OUTSTANDING CUMULATIVE FLOATING RATE PREFERRED SHARES, SERIES 4
PAYABLE IN

2030 NOTES, AS DESCRIBED HEREIN
Aimia Inc. (“Aimia”, the “Corporation”, “we” or “us”) hereby offers (collectively, the “Offers”) to purchase up to:

(i)	all of the issued and outstanding Cumulative Rate Reset Preferred Shares, Series 1 (the “Series 1 Preferred Shares”);

(ii)	all of the issued and outstanding Cumulative Rate Reset Preferred Shares, Series 3 (the “Series 3 Preferred Shares”); and

(iii)
all of the issued and outstanding Cumulative Floating Rate Preferred Shares, Series 4 (the “Series 4 Preferred Shares”, and together with the Series 1 Preferred Shares and the Series 3 Preferred Shares, the “Preferred Shares”),

in each case from the holders thereof (the “Preferred Shareholders”), for an exchange consideration (the “Exchange Consideration”) of:

(i)	$17.00 per Series 1 Preferred Share;

(ii)	$17.50 per Series 3 Preferred Share; and

(iii)	$18.4375 per Series 4 Preferred Share.

The purchase price per Preferred Share (the “Purchase Price”) will be paid per Series on the basis of, (i) the issuance of $100 principal amount of 9.75% senior unsecured Notes of the Corporation (the “2030 Notes”) for each $97 aggregate amount of Exchange Consideration, and (ii) where a Preferred Shareholder’s entitlement to 2030 Notes would result in the Preferred Shareholder receiving an amount of 2030 Notes that is not an integer multiple of $100, such Preferred Shareholder will receive such Preferred Shareholder’s entitlement to the remaining amount satisfied through a cash payment equal to 100% of the remaining amount of 2030 Notes to which they would otherwise be entitled (the “Cash Balance”), upon the terms and subject to the conditions set forth in these offers to purchase (the “Offers to Purchase”) and this issuer bid circular (the “Circular” and, together with the Offers to Purchase, the “Offers and Circular”), and in the accompanying letter of transmittal (the “Letter of Transmittal”) and notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). Each Offer is separate and independent from and not conditional on any other Offer.

Aimia and The Alternative Investment Management Team of Phillips, Hager & North Investment Management, a division of RBC Global Asset Management Inc. (“PH&N”) entered into a support agreement dated November 10, 2024 (the “Support Agreement”), pursuant to which PH&N has agreed to support the Offers and deposit all of the Preferred Shares it beneficially owns or controls pursuant to the Offers. As of the date hereof, PH&N beneficially owns or controls 4,195,000 Series 1 Preferred Shares, 275,000 Series 3 Preferred Shares and 2,699,000 Series 4 Preferred Shares, representing the Minimum Tender Condition and an aggregate of approximately 76% of the outstanding Preferred Shares as of the date hereof. See Section 2 of the Circular, “Background, Purpose and Effect of the Offers – Background of the Offers – Support Agreement”.

Preferred Shareholders of record at the close of business on December 17, 2024 will be entitled to receive the dividends declared by Aimia’s Board of Directors on November 7, 2024 regardless of whether such Preferred Shareholder deposits Preferred Shares pursuant to the Offers. Such dividends are payable on December 31, 2024. The Purchase Price offered for the Preferred Shares pursuant to the appliable Offers reflects and takes into account the fact that such dividends will be paid on the Preferred Shares.

The Offers will commence on November 26, 2024 and expire at 5:00 p.m. (Eastern time) (the “Expiry Time”) on January 10, 2025 unless withdrawn, extended or varied by us (the “Expiry Date”). Assuming, among other things, that (i) the Offers are not withdrawn by us, (ii) the Expiry Time is not extended or varied by us, and (iii) all the conditions to the Offers are complied with (or waived), it is expected that the Preferred Shares tendered under the Offers will be taken-up and paid for by the Corporation on or about January 14, 2025 (the “Closing Date”).

The Offers are not being made for any common shares of the Corporation (“Common Shares”). The Offers are subject to certain conditions described herein, including: (a) the Minimum Tender Condition having been satisfied (which will be satisfied upon PH&N depositing the Preferred Shares it beneficially owns or controls in accordance with the Support Agreement); (b) the Support Agreement having not been terminated; and (c) other conditions that are customary for transactions of this nature and are set forth in Section 6 of the Offers to Purchase, “Conditions of the Offers”. We reserve the right, subject to applicable laws and to the provisions of the Support Agreement, to withdraw and terminate an Offer and not take up and pay for any Preferred Shares deposited under the Offers unless the conditions described in Section 6 of the Offers to Purchase, “Conditions of the Offers”, are satisfied or waived. We also reserve the right, subject to applicable laws, to extend, vary or increase the terms of an Offer separately and independently of the other Offers. See Section 8 of the Offers to Purchase, “Extension and Variation of the Offers”.

Each Preferred Shareholder who has validly deposited Preferred Shares pursuant to the Offers and who has not validly withdrawn such Preferred Shares (in accordance with Section 5 of the Offers to Purchase, “Withdrawal Rights”) will receive the applicable Purchase Price, payable in 2030 Notes and if applicable, any Cash Balance (subject to applicable withholding taxes, if any), for the Preferred Shares purchased upon the terms and subject to the conditions of the Offers, including the provisions relating to denominations.

We will return or arrange to be returned all Preferred Shares not purchased under the Offers for any reason promptly after the Expiry Date and without expense to the depositing Preferred Shareholder.

The decision to make the Offers results from the ongoing review by the Strategic Review Committee of the options available to unlock the Corporation’s value, and marks the first initiative approved by the Strategic Review Committee in connection thereto. The Offers provide Preferred Shareholders with an opportunity to realize all or a portion of their investment in the Corporation based on (i) the limited liquidity and perpetual nature of the Preferred Shares, (ii) the higher annual yield the 2030 Notes will provide relative to the current dividend (annualized) of each Series of Preferred Shares, (iii) the fixed maturity date of the 2030 Notes, and (iv) the accelerated liquidity available to holders of 2030 Notes in certain events. The Strategic Review Committee and the Board of Directors believe that the exchange of Preferred Shares for the 2030 Notes under the Offers for the Purchase Price represents an effective recapitalization of the Corporation, and is in the best interests of the Corporation and its security holders. See Section 2 of the Circular, “Background, Purpose and Effect of the Offers”.

If, within 120 days after the date of the Offers, Aimia takes up and pays for 90% or more of the Preferred Shares, the Corporation has the option to acquire the remainder of the Preferred Shares by way of a Compulsory Acquisition. See Section 9 of the Circular, “Acquisition of Preferred Shares Not Deposited Under the Offers”.

As of November 20, 2024, there were 5,083,140 Series 1 Preferred Shares, 1,649,151 Series 3 Preferred Shares and 2,706,112 Series 4 Preferred Shares issued and outstanding. The Series 1 Preferred Shares, Series 3 Preferred Shares and Series 4 Preferred Shares are listed and posted for trading on the Toronto Stock Exchange (“TSX”) under the symbols “AIM.PR.A”, “AIM.PR.C” and “AIM.PR.D”, respectively. On November 20, 2024, the last trading day before the date hereof, the closing price of the Series 1 Preferred Shares, Series 3 Preferred Shares and Series 4 Preferred Shares was $16.50, $18.15 and $18.65, respectively.

The 2030 Notes will bear interest at an annual rate of 9.75% payable semi-annually in arrears on June 30 and December 31 in each year (or the immediately following Business Day if any interest payment date would not otherwise be a Business Day) commencing on June 30, 2025. The 2030 Notes will mature on or about January 14, 2030 (the maturity date of the 2030 Notes to be five years after the Closing Date (the “Maturity Date”)). Aimia will have the option, in its sole discretion, to pay interest on the 2030 Notes in PIK Interest; provided, however, that Aimia shall not be entitled to make PIK Interest payments on the 2030 Notes if concurrently with such payments Aimia satisfies its obligations ranking junior to the 2030 Notes in cash. See Schedule A – Terms of the 2030 Notes.

The 2030 Notes will not be listed on a securities exchange or quotation system and consequentially, there will be no market through which the 2030 Notes may be sold and depositing Preferred Shareholders may not be able to resell the 2030 Notes acquired under the Offers and Circular. This may affect the pricing of the 2030 Notes in the secondary market, the transparency and availability of trading prices, the liquidity of the 2030 Notes and the extent of issuer regulation. See Section 16 of the Circular, “Risk Factors”.

The Purchase Price for the Offers will be denominated in Canadian dollars and our obligation to make payment of amounts (if any) owing to a depositing Preferred Shareholder whose Preferred Shares are taken up will be made in Canadian dollars.

The board of directors of the Corporation (the “Board” or the “Board of Directors”) has authorized and approved the Offers. None of the Corporation, its Board of Directors, the Strategic Review Committee, TD

Securities Inc., in its capacity as financial advisor to the Corporation in respect of the Offers (the “Financial Advisor”), or TSX Trust Company, the depositary for the Offers (the “Depositary”), makes any recommendation to Preferred Shareholders as to whether to deposit or refrain from depositing any or all of such Preferred Shareholders’ Preferred Shares to the Offers. Preferred Shareholders are strongly urged to carefully review and evaluate all information in the Offers and Circular, to consult their own financial, investment, tax, legal and other professional advisors, and to make their own decisions as to whether to deposit Preferred Shares pursuant to the Offers and, if so, how many Preferred Shares to deposit. See Section 2 of the Circular, “Background, Purpose and Effect of the Offers”. Preferred Shareholders must make their own decisions as to whether to deposit Preferred Shares pursuant to the Offers.

In accordance with Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”), the Corporation is relying on the “bid for non-convertible securities” exemption specified in MI 61-101 from the requirement to obtain a formal valuation applicable to the Offers. See Section 2 of the Circular, “Background, Purpose and Effect of the Offers”.

Preferred Shareholders should carefully consider the income tax consequences of accepting the Offers and depositing Preferred Shares to the Offers. See Section 14 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

No person has been authorized to make any recommendation on our behalf as to whether Preferred Shareholders should deposit or refrain from depositing Preferred Shares pursuant to the Offers. No person has been authorized to give any information or to make any representations in connection with the Offers other than as set forth in the Offers and Circular, or the accompanying Letter of Transmittal and Notice of Guaranteed Delivery. If given or made, any such recommendation or any such information or representation must not be relied upon as having been authorized by us, our Board of Directors, the Strategic Review Committee, the Depositary or the Financial Advisor.

No Canadian, U.S. or foreign securities commission or securities regulatory authority has approved or disapproved of the Offers or passed upon the merits or fairness of the Offers or passed upon the adequacy or accuracy of the information contained in the Offers. Any representation to the contrary is an offense.

Certain of our directors, namely Thomas Finke, Robert Feingold, Linda Habgood, Muhammad Asif Seemab, Yannis Skoufalos and Jordan Teramo, reside outside of Canada. Each such director has appointed Aimia Inc. at 1 University Avenue, 3rd Floor, Toronto, Ontario, Canada M5J 2P1 as their agent for service of process. Preferred Shareholders are advised that it may not be possible for them to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

Preferred Shareholders who wish to deposit all or any portion of their Preferred Shares pursuant to the Offers must comply in all respects with the delivery procedures described herein. See Section 5 of the Offers to Purchase, “Procedure for Depositing Preferred Shares” and the Letter of Transmittal and Notice of Guaranteed Delivery accompanying the Offers and Circular.

Any questions or requests for assistance may be directed to the Depositary or the Corporation at the addresses, telephone numbers or email addresses set forth below.

TSX Trust Company	Aimia Inc.
301-100 Adelaide Street West Toronto, Ontario, M5H 4H1 Attention: Corporate Actions Inquiries North American Toll Free: 1-866-387-0825 Telephone: 416-682-3860 E-Mail: shareholderinquiries@tmx.com	Joe Racanelli Vice President, Investor Relations Telephone: 647-970-2200 Email: Joseph.Racanelli@aimia.com

INTERPRETATION

Unless the context otherwise requires, all references in the Offers and Circular to “we”, “us”, “our”, “Aimia” or the “Corporation” refer solely to Aimia Inc.

CURRENCY

All references in the Offers and Circular to “$”, are in Canadian dollars.

UNITED STATES HOLDERS

The Offers are made by Aimia, a Canadian issuer, for its own securities, which are not registered with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended. While the Offers and Circular are subject to the disclosure requirements of the Province of Ontario and the other provinces and territories of Canada, Preferred Shareholders in the United States should be aware that these disclosure requirements may be different from those of the United States or other jurisdictions.

Financial statements of Aimia have been prepared in accordance with International Financial Reporting Standards and are subject to Canadian auditing and auditor independence standards and, therefore, they may not be comparable to financial statements of U.S. companies prepared in accordance with United States generally accepted accounting principles.

The enforcement by Preferred Shareholders of civil liabilities under the U.S. federal securities laws may be adversely affected by the fact that Aimia is a corporation organized under the CBCA, that some of its directors and officers are residents of Canada, that some or all of the experts named in the Offers and Circular are non-residents of the United States, and that all or a substantial portion of the Corporation’s and such persons’ assets are located outside of the United States. Preferred Shareholders in the United States may not be able to sue Aimia, its directors or officers and the experts named in the Offers and Circular in a foreign court for violations of U.S. securities laws. It may be difficult to compel such persons to subject themselves to the jurisdiction of a court in the United States, to effect service of process or to enforce any judgment obtained from a court of the United States. In addition, Preferred Shareholders in the United States should not assume that courts in Canada or in the countries where such persons reside or in which Aimia’s non-U.S. assets or the assets of such persons are located (i) would enforce judgments of U.S. courts obtained in actions against Aimia or such persons predicated upon civil liability provisions of U.S. federal or state securities laws as may be applicable, or (ii) would enforce, in original actions, any asserted liabilities against Aimia, its subsidiaries or such persons predicated upon such laws. Enforcement of any asserted civil liabilities under U.S. securities laws may be further adversely affected by the fact that some or all of the experts named in the Offers may be residents of Canada.

Neither the U.S. Securities and Exchange Commission nor any state, provincial or foreign securities commission has approved or disapproved of the Offers or passed upon the adequacy or accuracy of the information contained herein. Any representation to the contrary is a criminal offense.

FORWARD LOOKING INFORMATION

Certain statements included in the Offers and Circular constitute “forward-looking information” within the meaning of Canadian securities laws (“forward-looking statements”), which are based upon our current expectations, estimates, projections, assumptions and beliefs. All information that is not clearly historical in nature may constitute forward-looking statements. Forward-looking statements are typically identified by the use of terms or phrases such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “will”, “would” and “should”, and similar terms and phrases, including references to assumptions. Such statements may involve but are not limited to comments with respect to strategies, expectations, planned operations or future actions. Forward-looking statements are provided for the purposes of assisting Preferred Shareholders in understanding Aimia’s financial performance, financial position and cash flows as of and for the periods ended on certain dates and to present information about management’s current expectations and plans relating to the future and Preferred Shareholders are cautioned that such statements may not be appropriate for other purposes.
v

These statements include, without limitation, statements regarding the timing, completion and announcement of the results of the Offers, the Corporation continuing to have sufficient financial resources and working capital to conduct its ongoing business and operations and to pursue its foreseeable or planned business, strategic direction and capital allocation priorities, the ability and future intention or decision by the Board of Directors to continue declaring and paying dividends on the Preferred Shares, potential future purchases of additional Preferred Shares by the Corporation following expiry of the Offers, the tax treatment of Preferred Shareholders, the satisfaction of the conditions to consummate the Offers, the expected Expiry Time, the estimated costs and expenses of the Offers, the completion of a Compulsory Acquisition, the Corporation’s status as a reporting issuer and the effect of the Offers on the market and listing of the Preferred Shares, the purchase of the Preferred Shares under the Offers being in the best interests of the Corporation and its security holders, the estimated annual cash savings and the increase in the Corporation’s net asset value as a result of the Offers, as well as statements regarding the operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook of Aimia and its subsidiaries.

Forward-looking statements, by their nature, are based on assumptions and are subject to known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the forward-looking statement will not occur. The forward-looking statements in this Circular speak only as of the date hereof and reflect several material factors, expectations and assumptions. While Aimia considers these factors, expectations and assumptions to be reasonable, actual events or results could differ materially from the results, predictions, forecasts, conclusions or projections expressed or implied in the forward-looking statements. Undue reliance should not be placed on any predictions or forward-looking statements as these may be affected by, among other things, changing external events and general uncertainties of the business. Results indicated in forward-looking statements may differ materially from actual results for a number of reasons, including without limitation, the impact of general economic, political and market factors in North America and internationally, shareholder activism, controlling investor risks, investment partnerships risks, reliance on key personnel, passive foreign investment company risk, industry competition, technological disruptions and inability to use third-party software and outsourcing, regulatory matters, uncertainty of dividend declarations and/or payments on the Preferred Shares, tax losses, foreign operations, interest rate and currency fluctuations, legal proceedings, audits by tax authorities, as well as Aimia’s and its subsidiaries’ success in anticipating and managing the foregoing factors as well as the other factors identified throughout Aimia’s public disclosure records available under Aimia’s profile on SEDAR+ at www.sedarplus.ca.

A discussion of the material risks applicable to us can be found in the Section entitled “Risks and Uncertainties Affecting the Business” included in the management’s discussion and analysis for the year ended December 31, 2023, as updated in Aimia’s quarterly management’s discussion and analysis for the three and nine months ended September 30, 2024, each available under Aimia’s profile on SEDAR+ at www.sedarplus.ca. The material risks and uncertainties applicable to the 2030 Notes are described in Section 16 of the Circular, “Risk Factors”. Aimia cautions that the list of risk factors incorporated by reference in this Circular, and the risks and uncertainties described in Section 16 of the Circular, “Risk Factors”, is not exhaustive. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and we disclaim any intention and assumes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

NOTICE REGARDING INFORMATION

Certain information contained in the Offers and Circular is based solely upon, and Aimia has relied upon, without independent verification, information that has been provided by third party sources or that is otherwise publicly available. None of the Corporation, its Board of Directors or the Strategic Review Committee assumes any responsibility for the accuracy or completeness of such information or for any failure by any such third party to disclose events or facts that may have occurred or may affect the significance or accuracy of any such information.

TABLE OF CONTENTS

INTERPRETATION		v
CURRENCY		v
UNITED STATES HOLDERS		v
FORWARD LOOKING INFORMATION		v
NOTICE REGARDING INFORMATION		vi
GLOSSARY		3
SUMMARY		7
OFFERS TO PURCHASE		15
1	THE OFFERS	15
2	PURCHASE PRICE; DENOMINATIONS	16
3	NUMBER OF PREFERRED SHARES	18
4	PROCEDURE FOR DEPOSITING PREFERRED SHARES	18
5	WITHDRAWAL RIGHTS	21
6	CONDITIONS OF THE OFFERS	22
7	TAKING UP AND PAYMENT FOR DEPOSITED PREFERRED SHARES	24
8	EXTENSION AND VARIATION OF THE OFFERS	25
9	MAIL SERVICE INTERRUPTION	27
10	LIENS; DIVIDENDS	27
11	NOTICE	27
12	OTHER TERMS	28
CIRCULAR		30
1	AIMIA INC.	30
2	BACKGROUND, PURPOSE AND EFFECT OF THE OFFERS	30
3	PRIOR VALUATIONS AND BONA FIDE OFFERS	33
4	FINANCIAL INFORMATION	34
5	AUTHORIZED AND OUTSTANDING SHARE CAPITAL	34
6	PRICE RANGE OF SHARES; DIVIDENDS; PREVIOUS DISTRIBUTIONS, SALES AND PURCHASES OF SECURITIES	38
7	INTEREST OF DIRECTORS AND OFFICERS; OWNERSHIP OF AIMIA SECURITIES	41
8	EFFECT OF THE OFFERS ON MARKET AND LISTING	42
9	ACQUISITION OF PREFERRED SHARES NOT DEPOSITED UNDER THE OFFERS	43
10	COMMITMENTS TO ACQUIRE SECURITIES	43
11	BENEFITS FROM THE OFFERS AND EFFECT ON INTERESTED PARTIES	44
12	MATERIAL CHANGES IN THE AFFAIRS OF AIMIA	44
13	INTENTION TO DEPOSIT PREFERRED SHARES	44
14	ELIGIBILITY FOR INVESTMENT	44

15	CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	45
16	RISK FACTORS	48
17	EARNINGS COVERAGE RATIO	52
18	DOCUMENTS INCORPORATED BY REFERENCE	54
19	CERTAIN LEGAL MATTERS; REGULATORY APPROVALS	55
20	ENFORCEMENT OF JUDGEMENTS AGAINST FOREIGN PERSONS	55
21	SOURCE OF FUNDS	56
22	FINANCIAL ADVISOR	56
23	DEPOSITARY	56
24	STATUTORY RIGHTS	56
25	FEES AND EXPENSES	56
CERTIFICATE OF AIMIA		58
SCHEDULE A – TERMS OF THE 2030 NOTES		59

GLOSSARY

This Glossary forms part of the Offers and Circular. In the Offers and Circular, including the Summary, Schedule A – Terms of the 2030 Notes and the accompanying Letter of Transmittal and Notice of Guaranteed Delivery, unless the subject matter or context is inconsistent therewith, the following terms have the meanings set forth below and grammatical variations thereof have the corresponding meanings.

“2024 NCIB” means the normal course issuer bid for which the Corporation received approval from the TSX to purchase up to 7,009,622 of its issued and outstanding Common Shares during the period from June 6, 2024 to no later than June 5, 2025;

“2030 Notes” means the 9.75% senior unsecured Notes of the Corporation, to be issued pursuant to the Indenture. See Schedule A – Terms of the 2030 Notes;

“Aimia”, the “Corporation”, “we” or “us” means Aimia Inc., a corporation existing under the CBCA, and its successors;

“Board” or “Board of Directors” means the board of directors of Aimia;

“Book-Entry Confirmation” means a confirmation of a book-entry transfer of Preferred Shares into the Depositary’s account established at CDS in accordance with the terms of the Offers;

“Bozzetto” means Giovanni Bozzetto S.p.A.;

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Toronto, Ontario or at a place of payment are authorized or required by law to remain closed;

“Canadian Resident Holder” means a Preferred Shareholder or a holder of a 2030 Note who, for the purposes of the Tax Act and at all relevant times, (i) is or is deemed to be a resident of Canada; (ii) deals at arm’s length with, and is not affiliated with, Aimia; (iii) holds its Preferred Shares or its 2030 Notes, as applicable, as capital property; and (iv) is not exempt from tax under Part I of the Tax Act;

“Cash Balance” means, where a Preferred Shareholder’s entitlement to 2030 Notes would result in the Preferred Shareholder receiving an amount of 2030 Notes that is not an integer multiple of $100, the cash amount equal to such Preferred Shareholder’s entitlement to the remaining amount satisfied through a cash payment equal to 100% of the remaining amount of 2030 Notes to which they would otherwise be entitled;

“CBCA” means the Canada Business Corporations Act;

“CDS” means CDS Clearing and Depository Services Inc.;

“CDS Participant” means a participant in CDS;

“CDSX” means the CDS on-line tendering system pursuant to which book-entry transfers may be effected;

“Circular” means the issuer bid circular accompanying and forming part of the Offers to Purchase;

“Closing Date” means the date upon which the Preferred Shares validly tendered under the Offers are taken-up and paid for by the Corporation (assuming, among other things, that (i) the Offers are not withdrawn by us, (ii) the Expiry Time is not extended or varied by us, and (iii) all the conditions to the Offers are complied with (or waived), it is expected that the Closing Date will be on or about January 14, 2025);

“Common Shareholders” means, collectively, the holders of issued and outstanding Common Shares, whether registered or beneficial, and “Common Shareholder” means any one of them;

“Common Shares” means the issued and outstanding common shares in the capital of Aimia;

“Compulsory Acquisition” has the meaning ascribed thereto in Section 9 of the Circular, “Acquisition of Preferred Shares not Deposited under the Offers”;

“CRA” means the Canada Revenue Agency;

“Depositary” means TSX Trust Company, the depositary for the Offers, or such other person as may be appointed to act as depositary for the purposes of the Offers by Aimia;

“Deposited Preferred Shares” means Preferred Shares validly deposited pursuant to an Offer and not validly withdrawn, and to deposit Preferred Shares pursuant to an Offer means to validly deposit Preferred Shares pursuant to such Offer;

“Eligible Institution” means a Canadian Schedule I chartered bank, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Canadian Investment Regulatory Organization, members of the Financial Industry Regulatory Authority or banks and trust companies in the United States;

“Exchange Consideration” means, as applicable, the consideration per Series 1 Preferred Share, Series 3 Preferred Share or Series 4 Preferred Share tendered;

“Expiry Date” means, in relation to each Offer, January 10, 2025, or such later date or dates as may be fixed by Aimia from time to time as provided under Section 8 of the Offers to Purchase, “Extension and Variation of the Offers”, in which event the term “Expiry Date” shall refer to the date on which the applicable Offer, as so extended by Aimia, will expire;

“Expiry Time” means, in relation to each Offer, 5:00 p.m. (Eastern time) on the Expiry Date, or such later time or times as may be fixed by Aimia from time to time as provided under Section 8 of the Offers to Purchase, “Extension and Variation of the Offers”, in which event the term “Expiry Time” shall refer to the time at which any given Offer, as so modified by Aimia, will expire;

“Financial Advisor” or “TD Securities” means TD Securities Inc., in its capacity as financial advisor to the Corporation in respect of the Offers;

“formal valuation” has the meaning ascribed thereto in MI 61-101;

“Holders” means the Preferred Shareholders and the holders of 2030 Notes;

“Indenture” means the trust indenture between the Corporation and TSX Trust Company (in its capacity as Trustee), to be dated on or around the Closing Date;

“Letter of Transmittal” means the letter of transmittal in the form accompanying the Offers and Circular;

“Maturity Date” means the fifth anniversary of the Closing Date;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, as amended, supplemented or replaced from time to time;

“Minimum Tender Condition” means, each of, (i) at least 4,195,000 Preferred Shares Series 1 having been validly tendered and not withdrawn under the Offer for Preferred Shares Series 1; (ii) at least 275,000 Preferred Shares Series 3 having been validly tendered and not withdrawn under the Offer for Preferred Shares Series 3; and (iii) at least 2,699,000 Preferred Shares Series 4 having been validly tendered and not withdrawn under the Offer for Preferred Shares Series 4;

“Non-Registered Preferred Shareholder” means a Preferred Shareholder whose Preferred Shares are held through a CDS Participant or other intermediary, including a financial advisor, stock broker, commercial bank, trust company or other nominee;

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form accompanying the Offers and Circular;

“Offers” means collectively, each of the separate and independent offers by Aimia hereunder to purchase from Preferred Shareholders (i) up to all of the Preferred Shares Series 1, (ii) up to all of the Preferred Shares Series 3 and (iii) up to all of the Preferred Shares Series 4, for the applicable Purchase Price and upon the terms and subject to the conditions set forth in the Offers and Circular and the accompanying Letter of Transmittal and Notice of Guaranteed Delivery, and “Offer” means any one of such Offers;

“Offers and Circular” means the Offers to Purchase and the accompanying Circular, including the Summary, the Glossary and all schedules to the Offers to Purchase and the Circular;

“Offers to Purchase” means the separate and independent formal Offers which are accompanied by the Circular, and which, together with the Letter of Transmittal and Notice of Guaranteed Delivery, set forth the terms and conditions of the Offers;

“person” means and includes any individual, sole proprietorship, partnership, joint venture, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, a trustee, executor, administrator or other legal representative and any governmental authority or any agency or instrumentality thereof;

“PH&N” means The Alternative Investments Management Team of Phillips, Hager & North Investment Management, a division of RBC Global Asset Management Inc.;

“PIK Interest” means any payment-in-kind interest at the rate of 1.5% premium to the cash coupon on the 2030 Notes;

“Preferred Shareholders” means, collectively, the holders of issued and outstanding Preferred Shares, whether registered or beneficial, and “Preferred Shareholder” means any one of them;

“Preferred Shares” means the Series 1 Preferred Shares, the Series 3 Preferred Shares and the Series 4 Preferred Shares, collectively, and “Preferred Share” means any one of the Preferred Shares;

“Purchase Price” means, per Series, (i) the issuance of $100 principal amount of 2030 Notes for each $97 aggregate amount of Exchange Consideration, and (ii) where a Preferred Shareholder entitlement to 2030 Notes would result in the Preferred Shareholder receiving an amount of 2030 Notes that is not an integer multiple of $100, such Preferred Shareholder will receive such Preferred Shareholder’s entitlement to the remaining amount satisfied through a cash payment equal to 100% of the remaining amount of 2030 Notes to which they would otherwise be entitled, upon the terms and subject to the conditions set forth in the Offers and Circular, the Letter of Transmittal and Notice of Guaranteed Delivery;

“Registered Preferred Shareholder” means a Preferred Shareholder in whose name Preferred Shares are registered as recorded in Aimia’s shareholder register(s) maintained by the Depositary;

“SEDAR+” means the System for Electronic Data Analysis and Retrieval + maintained by the Canadian Securities Administrators;

“SEDI” means the System for Electronic Disclosure by Insiders;

“Senior Secured Indebtedness” means any Indebtedness (as defined in Schedule A – Terms of the 2030 Notes) of the Corporation (including, without limitation, principal, interest, fees, premiums, make whole amounts and any other amounts owing in respect of such indebtedness) that is secured by a first lien on a portion of any of the assets of the Corporation;

“Series” means any one or more series of the Preferred Shares;

“Series 1 Preferred Shares” means the Cumulative Rate Reset Preferred Shares, Series 1 of the Corporation;

“Series 2 Conversion Date” has the meaning ascribed thereto under Section 5 of the Circular, “Authorized and Outstanding Share Capital”;

“Series 4 Conversion Date” has the meaning ascribed thereto under Section 5 of the Circular, “Authorized and Outstanding Share Capital”;

“Series 2 Preferred Shares” means the Cumulative Floating Rate Preferred Shares, Series 2 of the Corporation;

“Series 3 Preferred Shares” means the Cumulative Rate Reset Preferred Shares, Series 3 of the Corporation;

“Series 4 Preferred Shares” means the Cumulative Floating Rate Preferred Shares, Series 4 of the Corporation;

“Strategic Review Committee” means the special committee of the Board of Directors composed of independent directors, namely James Scarlett (Chair), Robert Feingold, Jordan Teramo and Muhammad Asif Seemab;

“Support Agreement” means the support agreement between Aimia and PH&N entered into dated November 10, 2024, pursuant to which PH&N has agreed to support the Offers and deposit all of the Preferred Shares it beneficially owns or controls pursuant to the Offers;

“take up” in reference to Preferred Shares means to accept such Preferred Shares for payment by giving written notice of such acceptance to the Depositary and “taking up” and “taken up” have corresponding meanings;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as amended or replaced from time to time;

“Tax Proposals” means all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof;

“Trustee” means TSX Trust Company in its capacity as trustee under the Indenture, and its successors and permitted assigns; and

“TSX” means the Toronto Stock Exchange.

SUMMARY

The following summary (“Summary”) of the principal features of the Offers and the distribution of 2030 Notes thereunder, is solely for the convenience of Preferred Shareholders, is qualified in its entirety by reference to the full text and more specific details included in the Offers, and should be read together with the more detailed information, financial data and statements contained elsewhere and incorporated by reference herein.

This Summary highlights material information relating to the Offers, but it is not meant to be a substitute for the information contained in the Offers to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Therefore, the Corporation urges Preferred Shareholders to carefully read the Offers to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery and the documents incorporated by reference herein and therein in their entirety prior to making any decision regarding whether or not to deposit Preferred Shares. The Corporation has included cross-references in this Summary to other sections of the Offers to Purchase, the Circular and the Letter of Transmittal where a Preferred Shareholder will find a more complete discussion of the topics mentioned in this Summary. Unless otherwise defined in the Offers to Purchase, capitalized terms have the meaning assigned to them under the heading “Glossary” above.

Preferred Shareholders who are in doubt as to how to deal with the Offers should consult their financial advisor, stock broker, bank manager, lawyer, accountant or other professional advisor.

WHO IS OFFERING TO PURCHASE MY PREFERRED SHARES?	Aimia is offering to purchase up to all of the Preferred Shares for cancellation.

WHY IS AIMIA MAKING THE OFFERS?
The decision to make the Offers results from the ongoing review by the Strategic Review Committee of the options available to unlock the Corporation’s value, and marks the first initiative approved by the Strategic Review Committee in connection thereto. In considering whether the Offers would be in the best interests of the Corporation and its security holders, the Strategic Review Committee and the Board of Directors gave careful consideration to a number of factors, including (but not limited to) the following:

•    the purchase of Preferred Shares represents an attractive investment for the Corporation and an appropriate and desirable use of available funds given the estimated annual cash savings of approximately $8 million[1], based largely on the elimination of the Part VI.1 tax requirements related to the payment of dividends on the Preferred Shares and the increase in the Corporation’s net asset value of approximately $65 million or approximately $0.67 per Common Share[2] (assuming that all of the Preferred Shares are deposited and taken up by the Corporation pursuant to the Offers);

•   after giving effect to the Offers, the Corporation will continue to have sufficient financial resources and working capital to conduct its ongoing business and operations and the Offers

1 The estimated annual cash savings of $8 million have been determined on the assumptions that (i) all of the Preferred Shares are deposited and taken up by the Corporation pursuant to the Offers, (ii) the dividend rate on the Series 1 Preferred Shares is reset in accordance with Aimia’s articles on March 31, 2025 (and such reset would be done based on the current Bank of Canada 5-year interest rates), and (iii) no Series 1 Preferred Shares would be converted into Series 2 Preferred Shares on the Series 2 Conversion Date (see Section 5 of the Circular, “Authorized and Outstanding Share Capital”).
2 Determined based on the number of issued and outstanding Common Shares as at September 30, 2024.

are not expected to preclude Aimia from pursuing its foreseeable business opportunities or the future growth of its business;

•     the Offers provide Preferred Shareholders with an opportunity to realize all or a portion of their investment in the Corporation, based on (i) the limited liquidity and perpetual nature of the Preferred Shares, (ii) the higher annual yield the 2030 Notes will provide relative to the current dividend (annualized) of each Series of Preferred Shares, (iii) the fixed maturity date of the 2030 Notes, and (iv) the accelerated liquidity available to holders of 2030 Notes in the event of a Change of Control (as defined in Schedule A – Terms of the 2030 Notes) or an Asset Sale (as defined in Schedule A – Terms of the 2030 Notes);

•    the Indenture governing the 2030 Notes will contain covenants relating to the Corporation’s ability to engage in certain transactions whereas the Preferred Shares did not benefit from any covenants on the Corporation’s operations;

•   the payment in kind option that will be available to the Corporation (subject to limited conditions, including an interest rate premium of 150 basis points added to the coupon interest rate) with respect to the interest on the 2030 Notes, which will provide the Corporation with greater flexibility and will enable it to effectively manage its cash liquidity;

•    the deposit of Preferred Shares under the Offers is optional, the option is available to all Preferred Shareholders, and all Preferred Shareholders are free to accept or reject the Offers;

•     the advice of the Corporation’s financial advisor, TD Securities, in respect of the Offers;

•    the Support Agreement with Aimia’s largest Preferred Shareholder, PH&N, who beneficially owns or controls 4,195,000 Series 1 Preferred Shares, 275,000 Series 3 Preferred Shares and 2,699,000 Series 4 Preferred Shares, representing the Minimum Tender Condition and an aggregate of approximately 76% of the outstanding Preferred Shares as of the date hereof; and

•     the potential accretive results of the Offers on the Common Shareholders (for e.g., assuming that all of the Preferred Shares are deposited and taken up by the Corporation pursuant to the Offers, the estimated annual cash savings of approximately $8 million[3] and the increase in the Corporation’s

3 The estimated annual cash savings of $8 million have been determined on the assumptions that (i) all of the Preferred Shares are deposited and taken up by the Corporation pursuant to the Offers, (ii) the dividend rate on the Series 1 Preferred Shares is reset in accordance with Aimia’s articles on March 31, 2025 (and such reset would be done based on the current Bank of Canada 5-year interest rates), and (iii) no Series 1 Preferred Shares would be converted into Series 2 Preferred Shares on the Series 2 Conversion Date (see Section 5 of the Circular, “Authorized and Outstanding Share Capital”).

net asset value of approximately $65 million or approximately $0.67 per Common Share4).

The Strategic Review Committee and the Board of Directors believe that the exchange of Preferred Shares for the 2030 Notes under the Offers for the Purchase Price represents an effective recapitalization of the Corporation, and is in the best interests of the Corporation and its security holders.

Preferred Shareholders should review the Offers with their financial advisor, stock broker, bank manager, lawyer, accountant or other professional advisor. See Section 2 of the Circular, “Background, Purpose and Effect of the Offers”.

WHAT IS THE PURCHASE PRICE FOR THE PREFERRED SHARES AND WHAT WILL BE THE FORM OF PAYMENT?
Aimia is offering to purchase the Preferred Shares for the Exchange Consideration of:

(i)    $17.00 per Series 1 Preferred Share;

(ii)   $17.50 per Series 3 Preferred Share; and

(iii)  $18.4375 per Series 4 Preferred Share.

The Purchase Price per Preferred Share will be paid per Series on the basis of, (i) the issuance of $100 principal amount of 2030 Notes for each $97 aggregate amount of Exchange Consideration, and (ii) where a Preferred Shareholder’s entitlement to 2030 Notes would result in the Preferred Shareholder receiving an amount of 2030 Notes that is not an integer multiple of $100, such Preferred Shareholder will receive such Preferred Shareholder’s entitlement to the remaining amount satisfied through a cash payment equal to the Cash Balance, upon the terms and subject to the conditions set forth in this Offers and Circular, the Letter of Transmittal and Notice of Guaranteed Delivery;

See Section 2 of the Offers to Purchase, “Purchase Price; Denominations”, for additional details.

WHAT ARE THE TERMS OF THE 2030 NOTES?
As part of the Offers, the Corporation expects to issue up to approximately $170.3 million aggregate principal amount of 2030 Notes, assuming that all of the Preferred Shares are acquired upon completion of the Offers and any Compulsory Acquisition. The 2030 Notes will bear interest at an annual rate of 9.75% payable semi-annually in arrears on June 30 and December 31 in each year (or the immediately following Business Day if any interest payment date would not otherwise be a Business Day) commencing on June 30, 2025. The 2030 Notes shall mature on or about January 14, 2030 (the maturity date of the 2030 Notes to be five years after the Closing Date). Aimia will have the option, in its sole discretion, to pay interest on the 2030 Notes in PIK Interest; provided, however, that Aimia shall not be entitled to make PIK Interest payments on the 2030 Notes if concurrently with such payments Aimia satisfies its obligations ranking junior to the 2030 Notes in cash. See Schedule A – Terms of the 2030 Notes.

4 Determined based on the number of issued and outstanding Common Shares as at September 30, 2024.

IF I AM A COMMON SHAREHOLDER CAN I ACCEPT THE OFFER?
The Offers described in this Offers and Circular are made only for Preferred Shares and are not made for any Common Shares. A Common Shareholder will not be able to accept the Offers described in this Offers and Circular and deposit its Common Shares thereunder.

HOW MANY PREFERRED SHARES WILL AIMIA PURCHASE?
Aimia will purchase up to all of the Preferred Shares, or such fewer numbers of Preferred Shares of such Series as are properly deposited and not withdrawn prior to the Expiry Date.

As of November 20, 2024, 5,083,140 Series 1 Preferred Shares, 1,649,151 Series 3 Preferred Shares, 2,706,112 Series 4 Preferred Shares and no Series 2 Preferred Shares were issued and outstanding. See Section 3 of the Offers to Purchase, “Number of Preferred Shares”.

Aimia expects to fund any payments for Cash Balances pursuant to the Offers, and related fees and expenses of the Offers, using available cash on hand. Accordingly, the Offers are not conditioned upon the consummation of any financing. See Section 20 of the Circular, “Source of Funds”.

HOW LONG DO I HAVE TO TENDER MY PREFERRED SHARES?
You may deposit your Preferred Shares until the Offers expire. The Offers will expire on January 10, 2025 at 5:00 p.m. (Eastern time), unless the Corporation extends any or all of the Offers. The Corporation may choose to extend any or all of the Offers for any reason, subject to applicable laws.

If a financial advisor, stock broker, commercial bank, trust company or other nominee holds your Preferred Shares, it is likely this nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer(s) on your behalf. You should immediately contact your nominee to find out its deadline in such instance.

See Section 8 of the Offers to Purchase, “Extension and Variation of the Offers”.

HOW DO THE OFFERS AFFECT THE DIVIDENDS ON THE PREFERRED SHARES FOR THE THIRD QUARTER OF 2024?
On November 7, 2024, the Board of Directors declared dividends for the third quarter of 2024 on the Preferred Shares. Such dividends are payable on December 31, 2024 to Preferred Shareholders of record at the close of business on December 17, 2024. Each Preferred Shareholder of record at the close of business on December 17, 2024 will be entitled to such dividends regardless of whether such Preferred Shareholder deposits Preferred Shares pursuant to the Offers or whether its Preferred Shares are subsequently taken up and purchased by the Corporation under the Offers. See Section 10 of the Offers to Purchase, “Liens; Dividends”.

CAN THE OFFERS BE EXTENDED, VARIED OR TERMINATED?
Yes. We may extend or vary an Offer in our sole discretion and we may extend or vary an Offer without extending or varying the other Offers. See Section 8 of the Offers to Purchase, “Extension and Variation of the Offers”. We can also terminate an Offer under certain circumstances. See Section 6 of the Offers to Purchase, “Conditions of the Offers”.

HOW WILL I BE NOTIFIED IF AIMIA EXTENDS OR AMENDS THE OFFERS?
If we extend any or all of the Offers, we will issue a press release no later than 8:00 a.m. (Eastern time) on the next Business Day after the day on which the relevant Offer was previously scheduled to expire. See Section 8 of the Offers to Purchase, “Extension and Variation of the Offers”. Each Offer is separate and independent from each other Offer and the conditions to each Offer are and shall be applied independently of the conditions of each other Offer.

ARE THERE ANY CONDITIONS TO THE OFFERS?
Yes. The Offers are subject to certain conditions described herein, including: (a) the Minimum Tender Condition having been satisfied (which will be satisfied upon PH&N depositing the Preferred Shares it beneficially owns or controls in accordance with the Support Agreement); (b) the Support Agreement having not been terminated; and (c) other conditions that are customary for transactions of this nature and are set forth in Section 6 of the Offers to Purchase, “Conditions of the Offers”. Each Offer is separate and independent from each other Offer, and the completion of an Offer is not conditional upon the completion of any other Offer.

HOW DO I DEPOSIT MY PREFERRED SHARES PURSUANT TO AN OFFER?
In order to deposit Preferred Shares pursuant to an Offer, a Preferred Shareholder must either:

•   tender by following the procedures for book-entry transfer, provided that a Book-Entry Confirmation through the CDSX system (in the case of Preferred Shares held in CDS) is received by the Depositary at its office in Toronto, Ontario, Canada prior to 5:00 p.m. (Eastern time) on January 10, 2025 (or such later time and date to which such Offer may be extended);

•     deliver a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) with any required signatures guaranteed by an Eligible Institution, and any other documents required by the Letter of Transmittal, to the Depositary at its address set forth on the Letter of Transmittal, prior to 5:00 p.m. (Eastern time) on January 10, 2025 (or such later time and date to which such Offer may be extended). A Preferred Shareholder who holds share certificates must deliver the certificates for all Preferred Shares validly deposited pursuant to an Offer in proper form for transfer, together with its Letter of Transmittal; or

•    follow the guaranteed delivery procedures described under Section 4 of the Offers to Purchase, “Procedure for Depositing Preferred Shares”.

If a Preferred Shareholder wishes to deposit Preferred Shares pursuant to an Offer and its Preferred Shares are registered in the name of a financial advisor, stock broker, commercial bank, trust company or other nominee, the Preferred Shareholder should immediately contact its nominee in order to take the necessary steps to be able to deposit its Preferred Shares pursuant to such Offer. If a financial advisor, stock broker, commercial bank, trust company or other nominee holds Preferred Shares for a Preferred Shareholder, it is likely the nominee has established an earlier deadline for that Preferred Shareholder to act to instruct the nominee to accept the

Offer(s) on its behalf. A Preferred Shareholder should immediately contact its stock broker, commercial bank, trust company or other nominee to find out the nominee’s deadline.

CAN I TENDER ONLY A PORTION OF THE PREFERRED SHARES THAT I OWN?
Yes, if you decide to tender Preferred Shares, you do not have to tender all of the Preferred Shares you own to participate in the Offers. You may not tender more Preferred Shares than you own in the Offers.

ONCE I HAVE DEPOSITED PREFERRED SHARES PURSUANT TO AN OFFER, CAN I WITHDRAW MY DEPOSIT?
Yes. Preferred Shareholders may withdraw Preferred Shares deposited pursuant to an Offer: (a) at any time before the Preferred Shares have been taken up by us; (b) at any time before the expiration of ten days from the date that a notice of change or variation (unless the Preferred Shares deposited pursuant to the applicable Offer have been taken up by us before the date of the notice of change or variation, and other than a variation that: (i) consists solely of an increase in the consideration offered for those Preferred Shares pursuant to the applicable Offer where the time for deposit is not extended for greater than ten days; or (ii) consists solely of the waiver of a condition of the applicable Offer) has been given in accordance with Section 8 of the Offers to Purchase, “Extension and Variation of the Offers”; or (c) if we have not paid for those Preferred Shares within three Business Days after they have been taken up. See Section 5 of the Offers to Purchase, “Withdrawal Rights”.

HAS AIMIA, ITS BOARD OF DIRECTORS, THE FINANCIAL ADVISOR OR THE DEPOSITARY ADOPTED A POSITION ON THE OFFERS?
None of Aimia, its Board of Directors, the Strategic Review Committee, TD Securities, including in its capacity as Financial Advisor, nor the Depositary make any recommendation to any Preferred Shareholder as to whether to deposit or refrain from depositing Preferred Shares. Preferred Shareholders must make their own decisions as to whether to deposit or refrain from depositing Preferred Shares pursuant to the Offers and, if applicable, how many Preferred Shares to deposit. Preferred Shareholders should carefully consider all relevant factors, including the income tax consequences of depositing Preferred Shares pursuant to an Offer, with their own financial advisor, stock broker, bank manager, lawyer, accountant or other professional advisor,

WILL AIMIA’S DIRECTORS OR OFFICERS OR ANY SIGNIFICANT PREFERRED SHAREHOLDERS DEPOSIT PREFERRED SHARES TO THE OFFER?
Pursuant to the Support Agreement, PH&N has agreed to support the Offers and deposit all of the Preferred Shares it beneficially owns or controls pursuant to the Offers. As of the date hereof, PH&N beneficially owns or controls 4,195,000 Series 1 Preferred Shares, 275,000 Series 3 Preferred Shares and 2,699,000 Series 4 Preferred Shares, representing the Minimum Tender Condition and an aggregate of approximately 76% of the outstanding Preferred Shares as of the date hereof. See Section 2 of the Circular, “Background, Purpose and Effect of the Offers – Background of the Offers – Support Agreement”.

Except as described above, to our knowledge and to the knowledge of our directors and officers, after reasonable inquiry, none of our directors or officers, no associate or affiliate of our directors or officers, none of our associates or affiliates, none of our other insiders as defined in applicable law and no person or company acting jointly or in concert with the Corporation owns or exercises control or direction over any Preferred Shares. See Section 13 of the Circular, “Intention to Deposit Preferred Shares”.

WHEN WILL AIMIA PAY FOR THE PREFERRED SHARES I DEPOSIT?
We will take up Preferred Shares to be purchased pursuant to the Offers promptly after the Expiry Date. We will pay for such Preferred Shares within three Business Days after taking up the Preferred Shares. See Section 7 of the Offers to Purchase, “Taking Up and Payment for Deposited Preferred Shares”.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I DEPOSIT MY PREFERRED SHARES?
If you are a Registered Preferred Shareholder and you deposit your Preferred Shares directly to the Depositary, you will not be obligated to pay any brokerage fees or commissions. If you are a Non-Registered Preferred Shareholder and you hold your Preferred Shares through a financial advisor, stock broker, commercial bank, trust company or other nominee, you should consult with such nominee regarding whether any transaction costs such as fees or commissions will apply in connection with a deposit of Preferred Shares pursuant to an Offer.

ARE THERE INCOME TAX CONSEQUENCES IF I TENDER MY PREFERRED SHARES?
Preferred Shareholders should carefully review the information in Section 14 of the Circular, “Certain Canadian Federal Income Tax Considerations”. Preferred Shareholders are urged to carefully consider the income tax consequences of depositing Preferred Shares pursuant to the Offers and to consult their own tax advisors in this regard.

WHAT WILL HAPPEN IF I DO NOTHING AND WHAT WILL HAPPEN TO THE REMAINING OUTSTANDING PREFERRED SHARES AFTER COMPLETION OF THE OFFERS?
If you do nothing, you will continue to hold the number of Preferred Shares that you owned before the Offers.

If, within 120 days after the date of the Offers, Aimia takes up and pays for 90% or more of the Preferred Shares, the Corporation has the option to acquire the remainder of the Preferred Shares by way of a Compulsory Acquisition for consideration per Preferred Share not less than the consideration paid by the Corporation for such Preferred Shares under the Offers. In connection with such a transaction, you may have dissent rights. See Section 9 of the Circular, “Acquisition of Preferred Shares Not Deposited Under the Offers”.

The purchase of Preferred Shares by Aimia under the Offers will reduce the number of Preferred Shares that might otherwise trade publicly and possibly the number of Preferred Shareholders and, depending on the number of Preferred Shareholders depositing Preferred Shares and the number of Preferred Shares purchased under the Offers, could adversely affect the liquidity and market value of the remaining Preferred Shares held by the public.

The rules and regulations of the TSX establish certain criteria which, if not met, could lead to the delisting of one or more Series of Preferred Shares from the TSX. See Section 8 of the Circular, “Effect of the Offers on Market and Listing”.

After giving effect to any and all payments under these Offers, there can be no assurance that Aimia will have sufficient cash balances and/or cash flows from operations to continue to declare and pay dividends on the Preferred Shares for any particular period of time, and it is possible that, in light of the foregoing and all then prevailing facts and circumstances, the Board of Directors may determine that it is necessary and/or in the best interest of the Corporation to reduce or suspend future dividends on the Preferred Shares.

TO WHOM CAN I TALK IF I HAVE QUESTIONS?	You may contact the Depositary or the Corporation for further information and assistance. The respective contact information is set forth on page iv of the Offers and Circular.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF AIMIA AS TO WHETHER PREFERRED SHAREHOLDERS SHOULD DEPOSIT OR REFRAIN FROM DEPOSITING PREFERRED SHARES PURSUANT TO THE OFFERS. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERS, OTHER THAN AS SET FORTH IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY. IF ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION IS GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AIMIA, ITS BOARD OF DIRECTORS, THE STRATEGIC REVIEW COMMITTEE, THE DEPOSITARY OR THE FINANCIAL ADVISOR.

OFFERS TO PURCHASE

To the Preferred Shareholders of Aimia Inc.:

1	THE OFFERS

We hereby offer to purchase for cancellation from Preferred Shareholders, upon the terms and subject to the conditions set forth in the Offers and Circular and the accompanying Letter of Transmittal and Notice of Guaranteed Delivery, up to all of the Series 1 Preferred Shares, up to all of the Series 3 Preferred Shares and up to all of the Series 4 Preferred Shares, for the Exchange Consideration, namely:

(i)	$17.00 per Series 1 Preferred Share;

(ii)	$17.50 per Series 3 Preferred Share; and

(iii)	$18.4375 per Series 4 Preferred Share.

The purchase price per Preferred Share (the “Purchase Price”) will be paid per Series on the basis of, (i) the issuance of $100 principal amount of 2030 Notes for each $97 aggregate amount of Exchange Consideration, and (ii) where a Preferred Shareholder entitlement to 2030 Notes would result in the Preferred Shareholder receiving an amount of 2030 Notes that is not an integer multiple of $100, such Preferred Shareholder will receive such Preferred Shareholder’s entitlement to the remaining amount satisfied through a cash payment equal to the Cash Balance, upon the terms and subject to the conditions set forth in these offers to purchase (the “Offers to Purchase”) and this issuer bid circular (the “Circular” and, together with the Offers to Purchase, the “Offers and Circular”), and in the accompanying letter of transmittal (the “Letter of Transmittal”) and notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). Each Offer is separate and independent from and not conditional on any other Offer. See Section 2 of the Offers to Purchase, “Purchase Price; Denominations”.

The Corporation expects to issue up to approximately $170.3 million aggregate principal amount of 2030 Notes, assuming that all of the Preferred Shares are acquired upon completion of the Offers and any Compulsory Acquisition.

The Offers will commence on November 26, 2024 and expire at 5:00 p.m. (Eastern time) on January 10, 2025 unless withdrawn, extended or varied by us. Assuming, among other things, that (i) the Offers are not withdrawn by us, (ii) the Expiry Time is not extended or varied by us, and (iii) all the conditions to the Offers are complied with (or waived), it is expected that the Preferred Shares tendered under the Offers will be taken-up and paid for by the Corporation on or about January 14, 2025.

Preferred Shareholders of record at the close of business on December 17, 2024 will be entitled to receive the dividends declared by Aimia’s Board of Directors on November 7, 2024 regardless of whether such Preferred Shareholder deposits Preferred Shares pursuant to the Offers. Such dividends are payable on December 31, 2024. The Purchase Price offered for the Preferred Shares pursuant to the appliable Offers reflects and takes into account the fact that such dividends will be paid on the Preferred Shares.

The Offers are not being made for any Common Shares. The Offers are subject to certain conditions described herein, including: (a) the Minimum Tender Condition having been satisfied (which will be satisfied upon PH&N depositing the Preferred Shares it beneficially owns or controls in accordance with the Support Agreement); (b) the Support Agreement having not been terminated; and (c) other conditions that are customary for transactions of this nature and are set forth in Section 6 of the Offers to Purchase, “Conditions of the Offers”. We reserve the right, subject to applicable laws and to the provisions of the Support Agreement, to withdraw and terminate an Offer and not take up and pay for any Preferred Shares deposited under the Offers unless the conditions described in Section 6 of the Offers to Purchase, “Conditions of the Offers”, are satisfied or waived. We also reserve the right, subject to applicable laws, to extend, vary or increase the terms of an Offer separately and independently of the other Offers. See Section 8 of the Offers to Purchase, “Extension and Variation of the Offers”.

Subject to the satisfaction or waiver by Aimia of the conditions of the Offers, all Preferred Shareholders who have validly deposited and have not withdrawn their Preferred Shares pursuant to the Offers will receive the applicable Purchase Price, payable in (i) 2030 Notes in integers of $100, and (ii) a cash payment equal to the Cash Balance, if applicable, for all Preferred Shares taken up and purchased by Aimia, upon the terms and conditions of the Offers. All payments for purchased Preferred Shares will be subject to deduction of any applicable withholding taxes. See Section 14 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

Aimia will return all Preferred Shares not purchased under the Offers promptly after the Expiry Date or termination of the Offers and without expense to the depositing Preferred Shareholder. Registered Preferred Shareholders who deposit their Preferred Shares directly to the Depositary will not be obligated to pay any brokerage fees or commissions. Non-Registered Preferred Shareholders who hold their Preferred Shares through a financial advisor, stock broker, commercial bank, trust company or other nominee should consult with such nominee regarding whether any transaction costs such as fees or commissions will apply in connection with a deposit of Preferred Shares pursuant to the Offers.

The Board of Directors has authorized and approved the Offers. None of the Corporation, its Board of Directors, the Strategic Review Committee, the Financial Advisor or the Depositary makes any recommendation to Preferred Shareholders as to whether to deposit or refrain from depositing any or all of such Preferred Shareholders’ Preferred Shares pursuant to the Offers. Preferred Shareholders are strongly urged to review and evaluate carefully all information in the Offers and Circular, to consult their own financial, investment, tax, legal and other professional advisors and to make their own decisions as to whether to deposit Preferred Shares pursuant to the Offers and, if so, how many Preferred Shares to deposit. Preferred Shareholders must decide for themselves whether to deposit Preferred Shares under the Offers and should refer to the Section entitled “Risks and Uncertainties Affecting the Business” included in the management’s discussion and analysis for the year ended December 31, 2023, as updated in Aimia’s quarterly management’s discussion and analysis for the three and nine months ended September 30, 2024, each available under Aimia’s profile on SEDAR+ at www.sedarplus.ca, as well as the risks and uncertainties described in Section 16 of the Circular, “Risk Factors”.

The accompanying Circular, which is incorporated into and forms part of the Offers to Purchase, and the related Letter of Transmittal and Notice of Guaranteed Delivery all contain important information which should be read carefully before making a decision with respect to the Offers. Preferred Shareholders are also urged to carefully consider the income tax consequences of depositing Preferred Shares under the Offers. See Section 14 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

2	PURCHASE PRICE; DENOMINATIONS

Upon the terms and subject to the conditions of the Offers, all Preferred Shareholders who have validly deposited and not withdrawn their Preferred Shares pursuant to the Offers will receive the applicable Purchase Price, payable in (i) 2030 Notes in integers of $100, and (ii) a cash payment equal to the Cash Balance, if applicable (but subject to any applicable withholding taxes), for all Preferred Shares taken up and purchased by Aimia. Each Offer is separate and independent of and not conditional on any other Offer. The Purchase Price payable to Preferred Shareholders who have validly deposited and not withdrawn their Preferred Shares pursuant to the Offers is calculated per Offer (i.e., by value of Preferred Shares in each Series tendered to the Offers).

The 2030 Notes will only be issued in integer multiples of $100. Where a Preferred Shareholder entitlement to 2030 Notes would result in the Preferred Shareholder receiving an amount of 2030 Notes that is not an integer multiple of $100, such Preferred Shareholder will receive 2030 Notes with aggregate principal amount rounded down to the nearest $100, and such Preferred Shareholder’s entitlement to the remaining amount of 2030 Notes would be satisfied through a cash payment equal to the Cash Balance.

The below table provides example scenarios of the satisfaction of the Purchase Price payable based on the value of Preferred Shares tended to the Offers. The aggregate Purchase Price per Series demonstrated below is calculated as follows: ((number of Preferred Shares of the relevant Series x Exchange Consideration price for the relevant Series) / $97) x $100.

Number of Preferred Shares tendered to the Offer	Aggregate Exchange Consideration	Aggregate Purchase Price	Satisfaction of Aggregate Purchase Price
• 100 Preferred Shares Series 1 • 0 Preferred Shares Series 3 • 0 Preferred Shares Series 4	• $1,700.00 ($17.00 x 100 Preferred Shares Series 1) • $0 ($17.50 x 0 Preferred Shares Series 3) • $0 ($18.4375 x 0 Preferred Shares Series 4)	• $1,752.58	• Issuance of $1,700 aggregate Principal Amount of 2030 Notes • Cash payment in the amount of $52.58 representing the Cash Balance for the Preferred Shares Series 1
• 100 Preferred Shares Series 1 • 100 Preferred Shares Series 3 • 0 Preferred Shares Series 4	• $1,700.00 ($17.00 x 100 Preferred Shares Series 1) • $1,750.00 ($17.50 x 100 Preferred Shares Series 3) • $0 ($18.4375 x 0 Preferred Shares Series 4)	• $1752.58 • $1,804.12 • $0
•     Issuance of $3,500 ($1,700 for the Preferred Shares Series 1 and $1,800 for the Preferred Shares Series 3) aggregate Principal Amount of 2030 Notes
•     Cash payment in the amount of $52.58 representing the Cash Balance for the Preferred Shares Series 1
•     Cash payment in the amount of $4.12 representing the Cash Balance for the Preferred Shares Series 3

• 100 Preferred Shares Series 1 • 100 Preferred Shares Series 3 • 100 Preferred Shares Series 4	• $1,700.00 ($17.00 x 100 Preferred Shares Series 1) • $1,750.00 ($17.50 x 100 Preferred Shares Series 3) • $1,843.75 ($18.4375 x 100 Preferred Shares Series 4)	• $1752.58 • $1,804.12 • $1,900.77
•     Issuance of $5,400 ($1,700 for the Preferred Shares Series 1, $1,800 for the Preferred Shares Series 3 and $1,900 for the Preferred Shares Series 4) aggregate Principal Amount of 2030 Notes
•     Cash payment in the amount of $52.58 representing the Cash Balance for the Preferred Shares Series 1
•     Cash payment in the amount of $4.12 representing the Cash Balance for the Preferred Shares Series 3
•     Cash payment in the amount of $0.77 representing the Cash Balance for the Preferred Shares Series 4

• 5 Preferred Shares Series 1 • 5 Preferred Shares Series 3 • 5 Preferred Shares Series 4	• $85.00 ($17.00 x 5 Preferred Shares Series 1) • $87.50 ($17.50 x 5 Preferred Shares Series 3) • $92.19 (18.4375 x 5 Preferred Shares Series 4)	• $87.63 • $90.21 • $95.04
•     No issuance of 2030 Notes
•     Cash payment in the amount of $87.63 representing the Cash Balance for the Preferred Shares Series 1
•     Cash payment in the amount of $90.21 representing the Cash Balance for the Preferred Shares Series 3
•     Cash payment in the amount of $95.04 representing the Cash Balance for the Preferred Shares Series 4

Each Registered Preferred Shareholder who has tendered Preferred Shares pursuant to an Offer will receive payment of the applicable Purchase Price for Preferred Shares taken up and purchased by Aimia in Canadian dollars.

Each Non-Registered Preferred Shareholder who has tendered Preferred Shares through its nominee pursuant to an Offer will receive payment through its nominee of the applicable Purchase Price for Preferred Shares taken up and purchased by Aimia in Canadian dollars.

3	NUMBER OF PREFERRED SHARES

As of November 20, 2024, there were 5,083,140 Series 1 Preferred Shares, 1,649,151 Series 3 Preferred Shares, 2,706,112 Series 4 Preferred Shares and no Series 2 Preferred Shares issued and outstanding. The Offers may result in the purchase by Aimia of all of the Series 1 Preferred Shares, Series 3 Preferred Shares and Series 4 Preferred Shares.

4	PROCEDURE FOR DEPOSITING PREFERRED SHARES

Proper Deposit of Preferred Shares

To validly deposit Preferred Shares pursuant to an Offer, (i) a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Preferred Shares with signatures guaranteed by an Eligible Institution if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of the addresses listed in the Letter of Transmittal by the Expiry Time, together with all Deposited Preferred Shares in proper form for transfer (satisfied by delivering original share certificates, if such Preferred Shares are held in certificated form), (ii) the guaranteed delivery procedure described below must be followed, or (iii) such Preferred Shares must be transferred pursuant to the procedures for book-entry transfer described below (and a Book-Entry Confirmation through the CDSX system (in the case of Preferred Shares held by CDS) must be received by the Depositary in lieu of a Letter of Transmittal).

A Non-Registered Preferred Shareholder who wishes to deposit Preferred Shares under an Offer should immediately contact such Preferred Shareholder’s financial advisor, stock broker, commercial bank, trust company or other nominee in order to take the necessary steps to be able to deposit such Preferred Shares under such Offer.

If a financial advisor, stock broker, commercial bank, trust company or other nominee holds Preferred Shares for a Preferred Shareholder, it is likely the nominee has established an earlier deadline for that Preferred Shareholder to act to instruct the nominee to accept the Offer(s) on its behalf. A Preferred Shareholder should immediately contact its financial advisor, stock broker, commercial bank, trust company or other nominee to find out the nominee’s deadline.

CDS Participants should contact CDS to obtain instructions as to the method of depositing Preferred Shares under the terms of the Offers. CDS will be issuing instructions to CDS Participants as to the method of depositing Preferred Shares under the terms of the Offers.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal if either (i) the Letter of Transmittal is signed by the Registered Preferred Shareholder(s) exactly as the name(s) of the Registered Preferred Shareholder(s) appears on the Preferred Share certificate deposited therewith and payment and delivery is to be made directly to such Registered Preferred Shareholder(s) or (ii) Preferred Shares are deposited for the account of an Eligible Institution. See Instruction 4 of the Letter of Transmittal. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

If a certificate representing Preferred Shares is registered in the name of a person other than the person signing the Letter of Transmittal, or if payment or delivery is to be made, or certificates representing Preferred Shares not purchased or deposited are to be issued to a person other than the Registered Preferred Shareholder, the certificate must be endorsed or accompanied by an appropriate share transfer power of attorney, in either case, duly and properly completed and signed exactly as the name of the Registered Preferred Shareholder appears on the certificate with the signature on the certificate or share transfer power of attorney guaranteed by an Eligible Institution.

Book-Entry Transfer Procedures

Any financial institution that is a participant in CDS may make book-entry delivery of the Preferred Shares through the CDSX system by causing CDS to transfer such Preferred Shares into the Depositary’s account in accordance with CDS’s procedures for such transfer. Delivery of Preferred Shares to the Depositary by means of a book-entry transfer through CDSX will constitute a valid tender pursuant to the Offers.

Preferred Shareholders may accept an Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its Toronto, Ontario office address set forth in the Letter of Transmittal prior to the Expiry Time. Preferred Shareholders, through their respective CDS Participants, who utilize CDSX to accept an Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and, therefore, such instructions received by the Depositary are considered a valid tender in accordance with the terms of such Offer.

Delivery of documents to CDS does not constitute delivery to the Depositary.

Procedure for Guaranteed Delivery

If a Preferred Shareholder wishes to deposit Preferred Shares pursuant to an Offer and cannot deliver certificates for such Preferred Shares, or the book-entry transfer procedures described above cannot be completed prior to the Expiry Time, or time will not permit all required documents to reach the Depositary prior to the Expiry Time, such Preferred Shares may nevertheless be deposited if all the following conditions are met:

(a)	such deposit is made by or through an Eligible Institution;

(b)
a properly completed and duly executed Notice of Guaranteed Delivery, or a manually executed photocopy thereof, in the form provided by us is received by the Depositary at its office in Toronto, Ontario as set out in the Notice of Guaranteed Delivery, prior to the Expiry Time; and

(c)
the certificates for all Deposited Preferred Shares (including original share certificates, if such Preferred Shares are held in certificated form) in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal, or a manually executed photocopy thereof, or in the case of a book-entry transfer, a Book-Entry Confirmation through the CDSX system, with signatures guaranteed by an Eligible Institution if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Depositary at its Toronto, Ontario office address as set out in the Notice of Guaranteed Delivery before 5:00 p.m. (Eastern time) on or before January 13, 2025 (the first trading day on the TSX after the Expiry Date).

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by email or by mail to the office of the Depositary in Toronto, Ontario, as set out therein, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

The tender information specified in a Notice of Guaranteed Delivery by a person completing such Notice of Guaranteed Delivery will, in all circumstances, take precedence over any inconsistent tender information that is specified in the related Letter of Transmittal that is subsequently deposited.

Notwithstanding any other provision hereof, payment for Preferred Shares deposited and accepted for payment pursuant to the Offers will be made only after timely receipt by the Depositary of certificates for such Preferred Shares, a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Preferred Shares, with signatures guaranteed if so required, or, in the case of a book-entry transfer, a Book-Entry Confirmation through the CDSX system, and any other documents required by the Letter of Transmittal.

Method of Delivery

The method of delivery of certificates representing Preferred Shares, if any, and all other required documents, is at the option and risk of the depositing Preferred Shareholder. If certificates representing Preferred Shares are to be sent by mail, registered mail with return receipt requested, properly insured, is recommended and the mailing must be made sufficiently in advance of the Expiry Date to permit delivery to the Depositary at or prior to the Expiry Time. Delivery of a share certificate representing the Preferred Shares will be made only upon actual receipt of such share certificate representing the Preferred Shares by the Depositary.

Determination of Validity

All questions as to the number of Preferred Shares to be accepted and taken up, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any deposit of Preferred Shares will be determined by us, in our sole discretion and judgment, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all deposits of Preferred Shares determined by us not to be in proper form or completed in accordance with the instructions herein and in the Letter of Transmittal or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful under the laws of any jurisdiction. We also reserve the absolute right to waive any of the conditions of any of the Offers or any defect or irregularity in any deposit of Preferred Shares and our interpretation of the terms of the Offers (including these instructions) will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. No deposit of Preferred Shares will be deemed to be validly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with deposits must be cured within such time as we will determine. We reserve the right to waive a defect or irregularity with respect to one deposit without waiving such defect or irregularity with respect to other deposits. None of Aimia, the Financial Advisor, the Depositary nor any other person is or will be under any duty to give notification of any defect or irregularity in deposits or incur any liability for failure to give any such notice. Our interpretation of the terms and conditions of the Offers (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding absent a finding to the contrary by a court of competent jurisdiction.

Under no circumstances will interest accrue or be paid by us or the Depositary on the applicable Purchase Price to any person depositing Preferred Shares regardless of any delay in making payment, including any delay in making payment to any person using the guaranteed delivery procedures, and the payment for Preferred Shares deposited pursuant to the guaranteed delivery procedures will be the same as that for Preferred Shares delivered to the Depositary on or prior to the Expiry Date, even if the Preferred Shares to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary at such date and, therefore, payment by the Depositary on account of such Preferred Shares is not made until after the date the payment for the Deposited Preferred Shares accepted for payment pursuant to the Offers is to be made by us.

Formation of Agreement

The proper deposit of Preferred Shares pursuant to any one of the procedures described above will constitute a binding agreement between the depositing Preferred Shareholder and the Corporation, effective as of the Expiry Time, upon the terms and subject to the conditions of the Offers contained herein and in the Letter of Transmittal. Such agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Further Assurances

Each Preferred Shareholder accepting an Offer covenants under the terms of the Letter of Transmittal to execute, upon our request, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Deposited Preferred Shares to the Corporation. Each authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such Preferred Shareholder and will, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the Preferred Shareholder and all obligations of the Preferred Shareholder therein will be binding upon the heirs, personal representatives, successors and assigns of such Preferred Shareholder.

5	WITHDRAWAL RIGHTS

Except as otherwise expressly provided in this Section 5 or otherwise required or permitted by applicable laws, all deposits of Preferred Shares pursuant to the Offers will be irrevocable. Preferred Shares deposited pursuant to an Offer may be withdrawn by or on behalf of the depositing Preferred Shareholder: (a) at any time before we have taken up those Preferred Shares; (b) at any time before the expiration of ten days from the date that a notice of change or variation (unless we have taken up the Preferred Shares deposited pursuant to the applicable Offer before the date of the notice of change or variation, and other than a variation that (i) consists solely of an increase in the consideration offered for those Preferred Shares under the applicable Offer where the time for deposit is not extended for greater than ten days, or (ii) consists solely of the waiver of a condition of the applicable Offer) has been given in accordance with Section 8 of the Offers to Purchase, “Extension and Variation of the Offers”; or (c) if those Preferred Shares have not been paid for by Aimia within three Business Days after having been taken up.

For a withdrawal to be effective, a written or printed copy of a notice of withdrawal must be actually received in a timely manner by the Depositary at the place of deposit of the relevant Preferred Shares. Any such notice of withdrawal must be signed by or on behalf of the person(s) who signed the Letter of Transmittal or Notice of Guaranteed Delivery that accompanied the Preferred Shares being withdrawn, or, in the case of Preferred Shares tendered by a CDS Participant, be signed by such person in the same manner as the participant’s name is listed on the applicable Book-Entry Confirmation through the CDSX system, and must specify the name of the person(s) who deposited the Preferred Shares to be withdrawn, the name of the Registered Preferred Shareholder(s), if different from that of the person(s) who deposited such Preferred Shares, and the number of Preferred Shares to be withdrawn. If the certificates for the Preferred Shares deposited pursuant to the Offers have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the depositing Preferred Shareholder must submit the serial numbers shown on the particular certificates evidencing the Preferred Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Preferred Shares deposited by an Eligible Institution or if the notice of withdrawal is signed by the Registered Preferred Shareholder(s) exactly as the name(s) of the Registered Preferred Shareholder(s) appears on the certificate representing the Preferred Shares deposited with the Letter of Transmittal. A withdrawal of Preferred Shares deposited pursuant to the Offers can only be accomplished in accordance with the foregoing procedure. The withdrawal will take effect only upon actual receipt by the Depositary of a written or printed copy of a properly completed and executed notice of withdrawal.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion and judgment, which determination will be final and binding on all parties. None of Aimia, the Financial Advisor, the Depositary or any other person will be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them will incur any liability for failure to give any such notice.

A Non-Registered Preferred Shareholder who wishes to withdraw Preferred Shares under an Offer and whose certificate is registered in the name of a financial advisor, stock broker, commercial bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to withdraw such Preferred Shares under the Offers. CDS Participants should contact CDS with respect to the withdrawal of Preferred Shares under the Offers.

Any Preferred Shares validly withdrawn will thereafter be deemed not to have been deposited for purposes of the Offers. However, withdrawn Preferred Shares may be redeposited prior to the Expiry Time by again following any of the procedures described in Section 4 of the Offers to Purchase, “Procedure for Depositing Preferred Shares”. If we extend the period of time during which the Offers are open, we are delayed in our purchase of Preferred Shares or we are unable to purchase Preferred Shares pursuant to the Offers for any reason, then, without prejudice to our rights under the Offers, the Depositary may, subject to applicable law, retain on our behalf all Deposited Preferred Shares, and such Deposited Preferred Shares may not be withdrawn except to the extent depositing Preferred Shareholders are entitled to withdrawal rights as described in this Section 5.

6	CONDITIONS OF THE OFFERS

Notwithstanding any other provision of the Offers, we will not be required to accept for purchase, purchase or pay for any Preferred Shares deposited, and may withdraw, terminate, cancel or amend an Offer (separately and independently of any other Offer) or may postpone the take up and payment for Deposited Preferred Shares if, at any time before the payment for any such Preferred Shares, any of the following events has occurred (or has been determined by us, in our sole judgment, to have occurred) which, in our sole discretion and judgment, in any such case and regardless of the circumstances, makes it inadvisable to proceed with an Offer or with such acceptance for purchase or payment:

(a)
there will have been threatened, taken or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction, (i) challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offers, the acceptance for payment of some or all of the Preferred Shares by us or otherwise directly or indirectly relating in any manner to or affecting the Offers, (ii) seeking material damages or that otherwise has or may have a material adverse effect on our securities (including the Preferred Shares) or on our, our subsidiaries or our investments’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition or position (financial or otherwise), operations, results of operations or prospects, taken as a whole, or has impaired or may impair the contemplated benefits of the Offers to us, or otherwise make it inadvisable to proceed with the Offers;

(b)
there will have been any approval withheld or any action or proceeding threatened, pending or taken or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to an Offer or to us or any of our subsidiaries or investments, by or before any court, government or governmental authority or regulatory or administrative agency or any statute, rule or regulation shall become operative or applicable in any jurisdiction that might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or that would or might prohibit, prevent, restrict or delay consummation of the Offers or would or might impair the contemplated benefits of the Offers to us or otherwise make it inadvisable to proceed with the Offers;

(c)
no other approval, permit, authorization, favorable review or consent or waiver of or filing with any government or governmental authority or regulatory or administrative agency in any jurisdiction, or any third party consent, required in the reasonable judgment of the Corporation to be obtained or made in connection with the Offer shall not have been obtained, completed or made on terms and conditions satisfactory to the Corporation, acting reasonably;

(d)
a Material Adverse Effect will have occurred with respect to the Corporation and its subsidiaries, taken as a whole. When used in this Section 6, “Material Adverse Effect” means any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts or circumstances, is or would likely be material and adverse to the business, operations, results of operations, assets (tangible or intangible), properties, capitalization, condition (financial or otherwise), liabilities (contingent or otherwise) or obligations (whether absolute, accrued, conditional or otherwise) of such the Corporation and its subsidiaries, taken as a whole, other than changes, events, occurrences, effects, states of facts or circumstances consisting of, resulting from or arising in connection with:

(i)	the public announcement of the Offers;

(ii)
the failure of the Corporation to meet any internal or public projections, forecasts or estimates of revenues, earnings, cash flow or other financial measures (it being understood that the causes underlying such event may, unless otherwise excluded in this definition, be taken into account in determining whether a Material Adverse Effect has occurred);

(iii)	general economic, financial, currency exchange or securities market conditions in Canada or the United States;

(iv)	any change in applicable laws, regulations or applicable accounting principles;

(v)	any natural disaster;

(vi)	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism;

(vii)
any change in the market price or trading volume of any securities of the Corporation (it being understood that the causes underlying such change in market price may, unless otherwise excluded by paragraphs (i) through (iv), be taken into account in determining whether a Material Adverse Effect has occurred), or any suspension of trading in securities generally on any securities exchange on which the Corporation’s securities trade;

except, in the case of paragraphs (iii) through (iv), to the extent any such change, effect, event, occurrence or state of facts has had a materially disproportionate effect on the Corporation and its subsidiaries taken as a whole compared to other comparable persons of similar size operating in similar industries;

(e)
any take-over bid or tender or exchange offer with respect to some or all of our securities, or any amalgamation, arrangement, merger, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving us or any of our affiliates, other than the Offers, that could result in a Change of Control (as defined in Schedule A – Terms of the 2030 Notes), shall have been proposed, announced or made by any individual or entity;

(f)
any change will have occurred or been proposed to (i) the Tax Act, (ii) the publicly available administrative policies or assessing practices of the CRA, (iii) relevant tax jurisprudence, or (iv) the comparable acts, policies, practices or jurisprudence in the other principal jurisdictions in which we or our subsidiaries operate that is detrimental to us or our subsidiaries or affiliates, taken as a whole, or any one or more Preferred Shareholders, or with respect to making the Offers or taking up and paying for the Preferred Shares pursuant to the Offers;

(g)
we will have concluded that the Offers or our taking up and payment for any or all of the Preferred Shares is illegal or otherwise not in compliance with applicable laws or stock exchange requirements, or that necessary exemptions under applicable securities legislation are not available on acceptable terms to us in respect of the Offers, and, if required under any such legislation, we will not have received the necessary exemptions from or approvals or waivers of the appropriate courts, securities regulatory authorities or stock exchange(s) in respect of the Offers;

(h)	the completion of the Offers will subject us to any material tax liability, including tax liability under Part VI.1 of the Tax Act;

(i)
(i) less than 4,195,000 Preferred Shares Series 1 have been validly tendered and not withdrawn under the Offer for Preferred Shares Series 1; (ii) less than 275,000 Preferred Shares Series 3 have been validly tendered and not withdrawn under the Offer for Preferred Shares Series 3; and (iii) less than 2,699,000 Preferred Shares Series 4 have been validly tendered and not withdrawn under the Offer for Preferred Shares Series 4 (each a “Minimum Tender Condition”); or

(j)	the Support Agreement has been terminated in accordance with its terms.

The foregoing conditions are for our sole benefit and may be asserted by us, in our sole discretion and judgment and separately and independently for each Offer, regardless of the circumstances (including any action or inaction by us) giving rise to any such conditions, or may be waived by us, in our sole discretion and judgment, in whole or in part at any time and with respect to an Offer and we may choose to do so for an Offer but not with respect to the other Offers. Our failure at any time to exercise our rights under any of the foregoing conditions will not be deemed a waiver of any such right; our waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances; and each such right will be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by us concerning the events described in this Section 6 shall be final and binding on all parties.

Our waiver of any of the conditions or the withdrawal of an Offer will be deemed to be effective on the date on which notice of such waiver or withdrawal is delivered or otherwise communicated to the Depositary. After giving notice to the Depositary of any waiver of a condition or the withdrawal of an Offer, we will immediately make a public announcement of such waiver or withdrawal. If an Offer is withdrawn, we will not be obligated to take up, accept for purchase or pay for any of the Deposited Preferred Shares under such Offer, and the Depositary will return all certificates for such Deposited Preferred Shares, Letters of Transmittal and Notices of Guaranteed Delivery and any related documents to the persons by whom they were deposited.

7	TAKING UP AND PAYMENT FOR DEPOSITED PREFERRED SHARES

If all conditions referred to in Section 6 of the Offers to Purchase, “Conditions of the Offers”, have been satisfied or waived by Aimia at or prior to the Expiry Time, the Corporation will take up Preferred Shares validly deposited pursuant to an Offer and not withdrawn promptly after the Expiry Time upon the terms of such Offer. The Corporation will pay (by issuance of 2030 Notes and payment of any Cash Balances, as described herein) for Deposited Preferred Shares within three Business Days after taking up such Deposited Preferred Shares, and in any event, not later than 10 days after the Expiry Time. Any Preferred Shares deposited pursuant to the Offers after the first date on which Preferred Shares have been taken up and paid for by the Corporation will be taken up and paid for within three Business Days of such deposit.

For the purposes of the Offers, Aimia will be deemed to have taken up and accepted for payment all of the Series 1 Preferred Shares, Series 3 Preferred Shares and Series 4 Preferred Shares that are validly deposited and not withdrawn pursuant to the Offers if, as and when the Corporation gives oral (to be confirmed in writing) or written notice to the Depositary of its acceptance of such Preferred Shares for payment pursuant to the Offers.

Payment

The Corporation will pay for Preferred Shares validly tendered to the Offers and not withdrawn by issuing (i) a book entry certificate representing the 2030 Notes in registered form only to CDS for transmittal to depositing Preferred Shareholders, and (ii) cash funds delivered for any applicable Cash Balance to the Depositary. The Depositary will act as the agent of the Preferred Shareholders who have tendered Preferred Shares in acceptance of the Offers for the purposes of receiving 2030 Notes from the Corporation and transmitting such 2030 Notes and any applicable Cash Balance to such Preferred Shareholders. Receipt of payment by the Depositary will be deemed to constitute receipt of payments by any person depositing Preferred Shares.

Under no circumstances will interest accrue or be paid by us or the Depositary on the Purchase Price for any Preferred Share to any person depositing Preferred Shares regardless of any delay in making payment, including any delay in making payment to any person using the guaranteed delivery procedures.

No physical certificate(s) for 2030 Notes will be issued to Preferred Shareholders. The 2030 Notes will be issued in book-entry only form and must be purchased, transferred, converted or redeemed through CDS Participants. Settlement with each depositing Preferred Shareholder will be effected by the Depositary and the applicable Preferred Shareholders by CDS crediting the securities ledger position of the ledger account maintained by the applicable CDS Participant in the principal amount of 2030 Notes and each CDS Participant crediting the 2030 Notes to the depositing Preferred Shareholder that it represents is entitled.

If any Deposited Preferred Shares are not accepted for payment pursuant to the terms and conditions of the Offers for any reason, unpurchased Preferred Shares will be returned, at the Corporation’s expense, to the depositing Preferred Shareholder as soon as practicable following the Expiry Time or the termination or withdrawal of the Offers. The Corporation understands that CDS will credit the securities ledger position of the ledger account maintained by the applicable CDS Participant in the amount of the unpurchased Preferred Shares.

We reserve the right, in our sole discretion, to delay taking up or paying for any Preferred Shares under an Offer or to terminate an Offer and not take up or pay for any Preferred Shares if any condition specified in Section 6 of the Offers to Purchase, “Conditions of the Offers”, is not satisfied or waived, by giving written notice thereof or other communication confirmed in writing to the Depositary. We also reserve the right, in our sole discretion and notwithstanding any other condition of the Offers, to delay taking up and paying for Preferred Shares under an Offer in order to comply, in whole or in part, with any applicable law.

Aimia will deliver cash funds for any applicable Cash Balance to the Depositary for transmittal to tendering Preferred Shareholders through CDS in accordance with CDS’s procedures.

The Depositary will forward, at our expense, certificates representing all certificated Preferred Shares not purchased by first-class insured mail, postage pre-paid, to the person signing the relevant Letter of Transmittal or to such other person or such other address as identified by the person in such Letter of Transmittal (unless the person signing the Letter of Transmittal instructs the Depositary to hold such certificates for Preferred Shares for pickup) by properly completing the appropriate boxes in such Letter of Transmittal. See Section 9 of the Offers to Purchase, “Mail Service Interruption”, in the event of real or possible mail service interruption. Any Preferred Shares deposited by book-entry transfer and not purchased will be credited to the relevant account at CDS through CDSX.

All Preferred Shares purchased by us pursuant to the Offers will be cancelled.

Each Registered Preferred Shareholder who has tendered Preferred Shares pursuant to the Offers will receive payment of the applicable Purchase Price for the purchased Preferred Shares in Canadian dollars.

Each Non-Registered Preferred Shareholder who has tendered Preferred Shares through its nominee pursuant to the Offers will receive payment through its nominee of the applicable Purchase Price for purchased Preferred Shares in Canadian dollars.

8	EXTENSION AND VARIATION OF THE OFFERS

Subject to applicable law, Aimia expressly reserves the right, in its sole discretion and regardless of whether or not any of the conditions specified under Section 6 of the Offers to Purchase, “Conditions of the Offers”, shall have been satisfied or waived, at any time or from time to time, to extend the period of time during which an Offer is open or to vary the terms and conditions of such Offer by giving written or oral (to be confirmed in writing) notice of extension or variation to the Depositary and by causing the Depositary to provide, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth under Section 11 of the Offers to Purchase, “Notice”, to all Preferred Shareholders. Aimia may, in its sole discretion, choose to extend or vary an Offer without so extending or varying the other Offers. As soon as practicable after giving notice of an extension or variation to the Depositary, but, in the case of an extension, no later than 8:00 a.m. (Eastern time) on the Business Day following the last previously scheduled or announced Expiry Date (in the case of the current Expiry Date, such announcement to occur no later than 8:00 a.m. (Eastern time) on January 13, 2025), the Corporation will make a public announcement of the extension or variation and provide or cause to be provided notice of such extension or variation to the TSX and the applicable Canadian securities regulatory authorities. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated in writing or by electronic mail to the Depositary at its principal office in Toronto, Ontario.

Where the terms of an Offer are varied (other than a variation consisting solely of the waiver of a condition of such Offer or a variation consisting solely of an increase in the consideration offered under such Offer where the Expiry Date is not extended for a period greater than ten days), the period during which Preferred Shares may be deposited pursuant to the relevant Offer shall not expire before ten days after the notice of variation has been given to Preferred Shareholders, unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders or other forms of relief as may be granted by applicable securities regulatory authorities.

During any such extension or in the event of any variation, all Preferred Shares previously deposited and not taken up or withdrawn will remain subject to the relevant Offer and may be accepted for purchase by the Corporation in accordance with the terms of such Offer, subject to Section 5 of the Offers to Purchase, “Withdrawal Rights”. An extension of the Expiry Date or a variation of an Offer or change in information does not constitute a waiver by the Corporation of its rights under Section 6 of the Offers to Purchase, “Conditions of the Offers”.

If, prior to the Expiry Time, a variation in the terms of an Offer increases the consideration offered to Preferred Shareholders by the Corporation, such increase shall be applicable to all Deposited Preferred Shares that are taken up pursuant to such Offer. The Purchase Price to be paid by the Corporation for any Preferred Shares taken up and paid for as a result of an extension of an Offer shall be the same Purchase Price paid to Preferred Shareholders whose Preferred Shares are taken up and paid for pursuant to, and prior to the extension of, such Offer. Aimia may, in its sole discretion, choose to vary the terms of an Offer without so varying the terms of the other Offers.

Notwithstanding the foregoing, except as required by applicable securities laws, an Offer may not be extended by the Corporation if all of the terms and conditions of such Offer have been satisfied, except those waived by the Corporation, unless the Corporation first takes up all Preferred Shares validly deposited under such Offer and not withdrawn.

The Corporation also expressly reserves the right, in its sole discretion, (i) to terminate an Offer and not to accept for purchase or pay for any Preferred Shares upon the occurrence of any of the events specified in Section 6 of the Offers to Purchase, “Conditions of the Offers”, or (ii) at any time or from time to time, to amend an Offer in any respect, including without limitation, decreasing the maximum number of Preferred Shares that Aimia may purchase and/or increasing or decreasing the Purchase Price it may pay pursuant to an Offer, subject to compliance with applicable securities legislation. See Section 6 of the Offers to Purchase, “Conditions of the Offers”.

If, prior to the Expiry Time or after the Expiry Time but before the expiry of all rights to withdraw Preferred Shares deposited pursuant to the Offers, a change (other than a change that is not within the control of the Corporation or its affiliates) has occurred in the information set forth in the Offers and Circular or in any notice of change or variation that would reasonably be expected to affect the decision of Preferred Shareholders to accept the Offers, the Corporation will cause a notice of change to be delivered to all Preferred Shareholders whose Preferred Shares have not been taken up as of the date of such change and will extend the time during which the Offers are open to the extent required under applicable Canadian securities laws.

9	MAIL SERVICE INTERRUPTION

Notwithstanding the provisions of the Offers and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, certificates for any Preferred Shares to be returned will not be mailed if we determine that delivery by mail may be delayed. Persons entitled to certificates which are not mailed for this reason may take delivery at the office of the Depositary at which the deposited certificates for the Preferred Shares were delivered until the Corporation has determined that delivery by mail will no longer be delayed. The Corporation will provide notice as provided under Section 11 of the Offers to Purchase, “Notice”, of any determination not to mail under this Section 9 as soon as reasonably practicable after such determination is made.

10	LIENS; DIVIDENDS

Preferred Shares acquired pursuant to the Offers will be acquired free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, including, without limitation, the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or in respect of such Preferred Shares to Preferred Shareholders of record on or after the date that Aimia takes up and accepts for payment the Preferred Shares under the Offers.

Any dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or in respect of such Preferred Shares to Preferred Shareholders of record prior to the date upon which the Preferred Shares are taken up and accepted for payment under the Offers shall be for the account of such Preferred Shareholders. Each Preferred Shareholder of record as of the applicable record date prior to the date upon which the Preferred Shares are taken up and accepted for payment under the Offers will be entitled to receive that dividend, distribution, payment, security, right, asset or other interest (if any), whether or not such Preferred Shareholder deposits Preferred Shares pursuant to the Offers.

On November 7, 2024, the Board of Directors declared a dividend for the third quarter of 2024 on the Preferred Shares. Such dividends are payable on December 31, 2024 to Preferred Shareholders of record at the close of business on December 17, 2024. Each Preferred Shareholder of record at the close of business on December 17, 2024 will be entitled to such dividends regardless of whether such Preferred Shareholder deposits Preferred Shares pursuant to the Offers or whether its Preferred Shares are subsequently taken up and repurchased by the Corporation under the Offers.

Each depositing Preferred Shareholder will be bound by a representation and warranty that such Preferred Shareholder has full power and authority to deposit, sell, assign and transfer the Deposited Preferred Shares and any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or in respect of the Deposited Preferred Shares with a record date on or after the date that Aimia takes up and accepts for payment the Deposited Preferred Shares and that, if the Deposited Preferred Shares are accepted for purchase by Aimia, Aimia will acquire good title thereto, free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom.

11	NOTICE

Except as may be otherwise required by law and without limiting any other lawful means of giving notice, any notice to be given by us or the Depositary pursuant to the Offers will be deemed to have been properly and validly given if it is broadly disseminated by press release or mailed by first-class mail, postage prepaid, to the Registered Preferred Shareholders at their respective addresses as shown on the share registers maintained in respect of the Preferred Shares and, except as otherwise provided in the Offers, will be deemed to have been received following the issuance of such press release or on the first Business Day following the date of mailing, as applicable. These provisions apply despite (i) any accidental omission to give notice to any one or more Preferred Shareholders and (ii) an interruption of mail service following mailing, if applicable. In the event of an interruption of mail service following mailing, we will use reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by law, if any notice is to be given by mail and in the event that post offices in Canada are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which we or the Depositary may give or cause to be given under the Offers will be deemed to have been properly and validly given and to have been received by Preferred Shareholders if it is issued by way of a news release and if it is published once in the National Edition of The Globe and Mail or the National Post and in a French language daily newspaper of general circulation in the Province of Quebec.

12	OTHER TERMS

No broker, dealer or other person has been authorized to give any information or to make any representation on behalf of the Corporation other than as contained in the Offers and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, and, if any such information or representation is given or made, it must not be relied upon as having been authorized by the Corporation or the Financial Advisor.

The Offers and all contracts resulting from the acceptance thereof will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offers unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offers to Purchase, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offers to Purchase.

The Corporation, in its sole discretion and judgment, will be entitled to make a final and binding determination of all questions relating to the interpretation of the Offers, the Offers and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery, the validity of any acceptance of the Offers and the validity of any withdrawals of Preferred Shares.

The Offers are not being made to, nor will deposits of Preferred Shares be accepted from or on behalf of, Preferred Shareholders residing in any jurisdiction in which the making of the Offers or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Corporation may, in its sole discretion, take such action as it may deem necessary to make the Offers in any such jurisdiction and to extend the Offers to Preferred Shareholders in any such jurisdiction.

Preferred Shareholders should carefully consider the income tax consequences of accepting the Offers. See Section 14 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

None of the Corporation, its Board of Directors, the Strategic Review Committee, the Depositary or the Financial Advisor makes any recommendation to Preferred Shareholders as to whether to deposit or refrain from depositing any or all of such Preferred Shareholder’s Preferred Shares pursuant to the Offers. Preferred Shareholders are strongly urged to review and evaluate carefully all information in the Offers and Circular, to consult their own financial, investment, tax, legal and other professional advisors, and to make their own decisions as to whether to deposit Preferred Shares to the Offers and, if so, how many Preferred Shares to deposit.

The accompanying Circular contains additional information relating to the Offers. The accompanying Circular, together with the Offers to Purchase, constitutes the issuer bid circular required under Canadian provincial and territorial securities legislation applicable to us with respect to the Offers. Preferred Shareholders are urged to carefully review the accompanying Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery for additional information relating to the Offers and the Corporation.

DATED this 21st day of November, 2024, in Toronto, Ontario.

AIMIA INC.

“Thomas Finke”
Thomas Finke Executive Chairman

“Steven Leonard”
Steven Leonard President and Chief Financial Officer

CIRCULAR

This Circular is being furnished in connection with our Offers to purchase for cancellation from Preferred Shareholders up to all of the Preferred Shares for (i) 2030 Notes in integers of $100, and (ii) a cash payment equal to the Cash Balance (if any), all upon the terms and subject to the conditions set forth in the Offers and Circular and the accompanying Letter of Transmittal and Notice of Guaranteed Delivery. Unless otherwise defined in this Circular, capitalized terms have the meaning assigned to them under the heading “Glossary” above. The terms and conditions of the Offers to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Reference is made to the Offers to Purchase for details of the terms and conditions of the Offers.

1	AIMIA INC.

Overview

Aimia was incorporated on May 5, 2008 pursuant to the CBCA. The Corporation is the successor to Aeroplan Income Fund following the completion of the reorganization of Aeroplan Income Fund from an income trust structure to a corporate structure by way of a court-approved plan of arrangement under the CBCA on June 25, 2008, and a reorganization of its corporate structure on December 29 and 30, 2008. The registered and head office of Aimia is located at 1 University Avenue, 3rd Floor, Toronto, Ontario, Canada, M5J 2P1.

Aimia, a public company, is a diversified company focused on unlocking the growth potential of its two global businesses, Bozzetto, a sustainable specialty chemicals company, and Cortland International, a rope and netting solutions company. Headquartered in Toronto, Aimia’s priorities include monetizing its non-core investments, enhancing the value of its core holdings and returning capital to its shareholders.

The Corporation owns a portfolio of businesses which include: (i) a 94.1% stake in Bozzetto, one of the world’s largest ESG-focused providers of sustainable specialty chemicals, (ii) a wholly-owned investment in Cortland International, a global designer, manufacturer and supplier of technologically advanced ropes, nets, slings and tethers, (iii) a 10.85% stake in Clear Media Limited, one of the largest outdoor advertising firms in China, and (iv) a 48.6% equity stake in Kognitiv, a B2B global SAAS company inspiring customer loyalty through data personalization.

Additional Information

Aimia is subject to the continuous disclosure requirements of applicable Canadian provincial and territorial securities legislation and the rules of the TSX, and in accordance therewith, files periodic reports and other information with Canadian provincial and territorial securities regulators and the TSX relating to its business, financial condition and other matters. Preferred Shareholders may access documents filed with Canadian provincial and territorial securities regulators under the Corporation’s profile on SEDAR+ at www.sedarplus.ca.

2	BACKGROUND, PURPOSE AND EFFECT OF THE OFFERS

Background to the Offer

Support Agreement

On November 10, 2024, Aimia and PH&N entered into a support agreement (the “Support Agreement”) pursuant to which, among other things, PH&N has irrevocably agreed to deposit all of the Preferred Shares it beneficially owns or controls pursuant to the Offers, subject to the conditions set forth in the Support Agreement which provide for, among other things, termination rights in certain circumstances. As of the date hereof, PH&N beneficially owns or controls 4,195,000 Series 1 Preferred Shares, 275,000 Series 3

Preferred Shares and 2,699,000 Series 4 Preferred Shares, representing the Minimum Tender Condition and an aggregate of approximately 76% of the outstanding Preferred Shares as of the date hereof.

Purpose of the Offers:

Aimia’s Strategic Review Committee, composed of independent directors, namely James Scarlett (Chair), Robert Feingold, Jordan Teramo, and Muhammad Asif Seemab, is mandated to identify, review, evaluate and consider all available strategic options for Aimia with a view to enhancing shareholder value. The Strategic Review Committee works closely with management to drive Aimia’s strategic review process and make recommendations to the Board on strategic options to evaluate and approve.

As part of its mandate, the Strategic Review Committee considered the Offers, including the execution of the Support Agreement and the terms of the 2030 Notes, with management. TD Securities provided advice to the Strategic Review Committee, as financial advisor. After careful and thorough review, the Strategic Review Committee was of the opinion that the Offers are in the best interests of Aimia and its security holders and presented its recommendation to the Board of Directors to proceed with the Offers.

The Strategic Review Committee and the Board of Directors believe that the purchase of Preferred Shares under the Offers for the Purchase Price represents an effective recapitalization of the Corporation, and is in the best interests of the Corporation and its security holders. The Strategic Review Committee and the Board also believes that the Offers provide Preferred Shareholders with an opportunity to realize all or a portion of their investment.

Aimia considers the Offers as accretive to Common Shareholders as (i) the Corporation estimates that the Offers will reduce cash outflows on an annual basis by approximately $8 million5, (ii) the Offers will increase the net asset value for Common Shareholders by approximately $65 million or $0.67 per Common Share6 (assuming that all of the Preferred Shares are deposited and taken up by the Corporation pursuant to the Offers) and (iii) the Offers provide a payment in kind option on the interest (subject to limited conditions, including an interest rate premium of 150 basis points added to the coupon interest rate) related to 2030 Notes, enabling the Corporation to effectively manage its cash liquidity.

The Offers are the result of the ongoing review by the Strategic Review Committee of the options available to the Corporation to unlock the Corporation’s value, and mark the first initiative approved by the Strategic Review Committee in connection thereto. In considering whether the Offers would be in the best interests of the Corporation and its security holders, the Strategic Review Committee and the Board of Directors gave careful consideration to a number of factors, including (but not limited to) the following:

(a)
the purchase of Preferred Shares represents an attractive investment for the Corporation and an appropriate and desirable use of available funds given the estimated annual cash savings of approximately $8 million[7], based largely on the elimination of the Part VI.1 tax requirements related to the payment of dividends on the Preferred Shares and the increase in the Corporation’s net asset value of approximately $65 million or approximately $0.67

5 The estimated reduction of cash outflows on an annual basis by approximately $8 million has been determined on the assumptions that (i) all of the Preferred Shares are deposited and taken up by the Corporation pursuant to the Offers, (ii) the dividend rate on the Series 1 Preferred Shares is reset in accordance with Aimia’s articles on March 31, 2025 (and such reset would be done based on the current Bank of Canada 5-year interest rates), and (iii) no Series 1 Preferred Shares would be converted into Series 2 Preferred Shares on the Series 2 Conversion Date (see Section 5 of the Circular, “Authorized and Outstanding Share Capital”).
6 Determined based on the number of issued and outstanding Common Shares as at September 30, 2024.
7 The estimated annual cash savings of $8 million have been determined on the assumptions that (i) all of the Preferred Shares are deposited and taken up by the Corporation pursuant to the Offers, (ii) the dividend rate on the Series 1 Preferred Shares is reset in accordance with Aimia’s articles on March 31, 2025 (and such reset would be done based on the current Bank of Canada 5-year interest rates), and (iii) no Series 1 Preferred Shares would be converted into Series 2 Preferred Shares on the Series 2 Conversion Date (see Section 5 of the Circular, “Authorized and Outstanding Share Capital”).

per Common Share8 (assuming that all of the Preferred Shares are deposited and taken up by the Corporation pursuant to the Offers);

(b)
after giving effect to the Offers, the Corporation will continue to have sufficient financial resources and working capital to conduct its ongoing business and operations and the Offers are not expected to preclude Aimia from pursuing its foreseeable business opportunities or the future growth of its business;

(c)
the Offers provide Preferred Shareholders with an opportunity to realize all or a portion of their investment in the Corporation, based on (i) the limited liquidity and perpetual nature of the Preferred Shares, (ii) the higher annual yield the 2030 Notes will provide relative to the current dividend (annualized) of each Series of Preferred Shares, (iii) the fixed maturity date of the 2030 Notes, and (iv) the accelerated liquidity available to holders of 2030 Notes in the event of a Change of Control or an Asset Sale;

(d)
the Indenture governing the 2030 Notes will contain covenants relating to the Corporation’s ability to engage in certain transactions whereas the Preferred Shares did not benefit from any covenants on the Corporation’s operations;

(e)
the payment in kind option that will be available to the Corporation (subject to limited conditions, including an interest rate premium of 150 basis points added to the coupon interest rate) with respect to the interest on the 2030 Notes, which will provide the Corporation with greater flexibility and will enable it to effectively manage its cash liquidity;

(f)	the deposit of Preferred Shares under the Offers is optional, the option is available to all Preferred Shareholders, and all Preferred Shareholders are free to accept or reject the Offers;

(g)	the advice of the Corporation’s financial advisor, TD Securities, in respect of the Offers;

(h)
the Support Agreement with Aimia’s largest Preferred Shareholder, PH&N, who beneficially owns or controls 4,195,000 Series 1 Preferred Shares, 275,000 Series 3 Preferred Shares and 2,699,000 Series 4 Preferred Shares, representing the Minimum Tender Condition and an aggregate of approximately 76% of the outstanding Preferred Shares as of the date hereof; and

(i)
the potential accretive results of the Offers on the Common Shareholders (for e.g., assuming that all of the Preferred Shares are deposited and taken up by the Corporation pursuant to the Offers, the estimated annual cash savings of approximately $8 million[9] and the increase in the Corporation’s net asset value of approximately $65 million or approximately $0.67 per Common Share10).

Preferred Shareholders should review the Offers with their financial advisor, stock broker, bank manager, lawyer, accountant or other professional advisor.

The foregoing summary of the factors considered by the Strategic Review Committee and the Board of Directors is not, and is not intended to be, exhaustive. In view of the variety of factors and the amount of information considered in connection with its determination to proceed with the Offers, the Strategic Review

8 Determined based on the number of issued and outstanding Common Shares as at September 30, 2024.
9 The estimated annual cash savings of $8 million have been determined on the assumptions that (i) all of the Preferred Shares are deposited and taken up by the Corporation pursuant to the Offers, (ii) the dividend rate on the Series 1 Preferred Shares is reset in accordance with Aimia’s articles on March 31, 2025 (and such reset would be done based on the current Bank of Canada 5-year interest rates), and (iii) no Series 1 Preferred Shares would be converted into Series 2 Preferred Shares on the Series 2 Conversion Date (see Section 5 of the Circular, “Authorized and Outstanding Share Capital”).
10 Determined based on the number of issued and outstanding Common Shares as at September 30, 2024.

Committee and the Board of Directors did not find it practical to, and did not, quantify or otherwise attempt to assign any relative weight to each specific factor considered in reaching its conclusion.

The Board of Directors, based on careful consideration of the above-mentioned reasons, determined that the Offers are in the best interests of the Corporation and its security holders and authorized and approved on November 10, 2024 the intention to undertake the Offers and the execution of the Support Agreement. On November 21, 2024, the Board of Directors further authorized and approved, among other things, the Offers, including this Circular and related documents, and the delivery thereof to Preferred Shareholders.

None of Aimia, its Board of Directors, the Strategic Review Committee, the Financial Advisor, and the Depositary makes any recommendation to any Preferred Shareholder as to whether to deposit or refrain from depositing Preferred Shares under the Offer. Preferred Shareholders are urged to evaluate carefully all information in the Offer, consult their own financial, legal, investment and tax advisors and make their own decisions as to whether to deposit Preferred Shares under the Offers, and, if so, how many Preferred Shares to deposit.

Formal Valuation Exemption

Each of the Offers constitutes an issuer bid as contemplated in MI 61-101 and as such is subject to Part 3 – Issuer Bids of MI-61-101.

We are relying on the “bid for non-convertible securities” exemption specified in MI 61-101 from the requirement to obtain a formal valuation applicable to the Offers.

Under MI 61-101, the valuation requirements do not apply to offers for securities that are not “equity securities” and that are not, directly or indirectly, convertible into “equity securities”. The term “equity securities” is defined in MI 61-101 as securities of an issuer that carry a residual right to participate in the earnings of the issuer and, on liquidation or winding up of the issuer, in its assets. We have determined that the Preferred Shares do not constitute “equity securities” for the purposes of MI 61-101 and that, accordingly, the valuation requirements of securities regulatory authorities in Canada applicable to issuer bids generally are not applicable in connection with the Offers.

Effect of the Offer

Aimia is a reporting issuer (or the equivalent thereof) in each of the provinces and territories of Canada, and the Preferred Shares are listed on the TSX. Aimia believes that the purchase of Preferred Shares pursuant to the Offers will not result in Aimia ceasing to be a reporting issuer in any jurisdiction in Canada. See also Section 8 of the Circular, “Effect of the Offers on Market and Listing”, regarding the effect of the Offers on the market and listing of Preferred Shares.

Subject to applicable law, the Corporation may in the future purchase additional Preferred Shares on the open market, in private transactions, through issuer bids or otherwise. Any such purchases may be on the same terms or on terms that are more or less favourable to Preferred Shareholders than the terms of the Offers. Any possible future purchases by Aimia will depend on many factors, including the market price of the Preferred Shares, the Corporation’s business and financial position, the results of the Offers and general economic and market conditions.

3	PRIOR VALUATIONS AND BONA FIDE OFFERS

Pursuant to the provisions of MI 61-101, an issuer making an offer for its securities must, with certain limited exceptions, disclose every prior valuation or appraisal, made in the 24 months before the date of such offer, of the Corporation, its securities or material assets, whether or not prepared by an independent valuator, that would reasonably be expected to affect the decision of a Preferred Shareholder to retain or dispose of its Preferred Shares. To the knowledge of the directors and officers of the Corporation, after reasonable inquiry, no “prior valuation”, within the meaning of such term under MI 61-101, regarding Aimia or its securities or material assets has been prepared within the 24 months preceding the date hereof. Other than as disclosed in this Circular, no bona fide prior offer that relates to the Preferred Shares or is otherwise relevant to the Offers has been received by the Corporation during the 24 months preceding November 11, 2024 (the date on which the intention to make the Offers was publicly announced).

On October 5, 2023, Mithaq Canada Inc. (“Mithaq”), a wholly-owned subsidiary of Mithaq Capital SPC (“Mithaq Capital”), formally commenced an unsolicited take-over bid (the “Take-Over Bid”) to acquire all of the Common Shares of Aimia not already owned by Mithaq or its affiliates, together with the associated rights issued and outstanding under the shareholder rights plan of Aimia, including any Common Shares that may become issued and outstanding after the date of the Take-Over Bid, but prior to the expiry time of the Take-Over Bid, upon the exercise of options to acquire Common Shares or upon any other exercise, exchange or conversion of securities of the Corporation into Common Shares, at a price of $3.66 per Common Share. Mithaq Capital is the largest shareholder of Aimia, and held approximately 30.96% of the issued and outstanding Common Shares of Aimia on the date the Take-Over Bid was announced.

The Take-Over Bid was not made for the Preferred Shares, which would have remained outstanding even if the Take-Over Bid was completed and the tendered Common Shares were taken up by Mithaq.

On February 16, 2024, Mithaq Capital announced the expiry and termination of the Take-Over Bid, noting that the statutory minimum tender condition had not been satisfied.

On October 31, 2024, Aimia announced that it has signed a cooperation agreement with Mithaq Capital that resulted or will result in the dismissal of all outstanding litigation between the two parties, the appointment of two Mithaq Capital nominees to Aimia’s Board of Directors, the grant of customary pre-emptive and registration rights to Mithaq Capital, the adoption of customary standstill provisions through March 31, 2026, and an undertaking from Mithaq Capital to vote all of its Common Shares of the Corporation in favour of each of Aimia’s management nominees for election to the Corporation’s Board Of Directors at Aimia’s next annual general meeting of shareholders to be held in 2025.

4	FINANCIAL INFORMATION

A copy of the audited consolidated financial statements of Aimia and the related management’s discussion and analysis as at and for the financial years ended December 31, 2023 and 2022 have previously been filed and are available under Aimia’s profile on SEDAR+ at www.sedarplus.ca. The unaudited condensed interim consolidated financial statements of Aimia as at and for the three and nine months ended September 30, 2024 and the related management’s discussion and analysis have also previously been filed and are available under Aimia’s profile on SEDAR+ at www.sedarplus.ca. Preferred Shareholders may obtain copies of these financial statements, without charge, upon request to Aimia, attention: Corporate Secretary, at 1 University Avenue, 3rd Floor, Toronto, Ontario, Canada, M5J 2P1. Such documents are also available on our website at www.aimia.com.

5	AUTHORIZED AND OUTSTANDING SHARE CAPITAL

The authorized share capital of Aimia consists of (i) an unlimited number of Common Shares issuable in series and (ii) an unlimited number of preferred shares issuable in series. As of November 20, 2024, there were 95,823,017 Common Shares, 5,083,140 Series 1 Preferred Shares, 1,649,151 Series 3 Preferred Shares, 2,706,112 Series 4 Preferred Shares and no Series 2 Preferred Shares issued and outstanding. No Series of Preferred Shares is currently rated by any rating agency.

The summary below of the rights, privileges, restrictions and conditions attaching to the Preferred Shares does not purport to be complete and is subject to, and qualified by reference to, Aimia’s articles and by-laws.

Preferred Shareholders are not entitled to receive notice of, nor to attend or vote at meetings of the shareholders of Aimia other than (i) as provided for in the CBCA, and (ii) as have been provided for in the rights, privileges, restrictions and conditions attached to the Series 1 Preferred Shares, the Series 2 Preferred Shares, the Series 3 Preferred Shares and the Series 4 Preferred Shares or as may be provided for in the rights, privileges, restrictions and conditions attached to any series of Preferred Shares created by the Board of Directors, but in such cases, voting rights shall be attached to the preferred shares of such series if, and only if, Aimia fails to pay a certain number of dividends, as set out in such rights, privileges, restrictions and conditions.

Preferred Shareholders are entitled to receive, as and when declared by the directors of Aimia, in preference and priority to any dividends on the Common Shares of Aimia and any other shares of Aimia ranking junior to the Preferred Shares, dividends which may be paid in money, property or by the issue of fully paid shares in the capital of Aimia.

In the event of the liquidation, dissolution or winding-up of Aimia or other distribution of assets of Aimia among shareholders for the purpose of winding-up its affairs, Preferred Shareholders shall, before any amount shall be paid to or any property or assets of Aimia distributed among Common Shareholders or any other shares of Aimia ranking junior to the Preferred Shares, be entitled to receive an amount equal to the consideration received by Aimia upon the issuance of such shares together with, in the case of cumulative Preferred Shares, all unpaid cumulative dividends (which, for such purpose, shall be calculated as if such cumulative dividends were accruing from day to day for the period from the expiration of the last period for which cumulative dividends have been paid, up to and including the date of distribution) and, in the case of non-cumulative Preferred Shares, all declared and unpaid non-cumulative dividends, but shall not be entitled to share any further in the distribution of the property or assets of Aimia.

Series 1 Preferred Shares and Series 2 Preferred Shares

Series 1 Preferred Shareholders were entitled to receive fixed cumulative preferential cash dividends, as and when declared by the Board of Directors, payable quarterly on the last business day of each of March, June, September and December at an annual rate of 6.50%, or $1.625 per Series 1 Preferred Share, for the initial five-year period ended on March 31, 2015. The dividend rate was reset on March 31, 2015, and again on March 31, 2020, and will be reset every five years thereafter at a rate equal to the sum of the five-year Government of Canada bond yield plus 3.75%. The current annual dividend rate is 4.802%. On March 31, 2015, and on each March 31 every fifth year thereafter, Aimia may, at its option, redeem the Series 1 Preferred Shares in whole or in part by the payment of $25.00 in cash per Series 1 Preferred Share together with all declared and unpaid dividends to but excluding the date fixed for redemption. The Series 1 Preferred Shares do not have a fixed maturity date and are not redeemable at the option of the Series 1 Preferred Shareholders. On February 25, 2020, Aimia announced that it did not intend to exercise its right to redeem all or any number of the currently outstanding Series 1 Preferred Shares on March 31, 2020. As a result of its decision not to redeem all or any number of the Series 1 Preferred Shares, and subject to certain conditions set out in the rights, privileges, restrictions and conditions attaching to such shares, the Series 1 Preferred Shareholders had the right to convert all or any number of their Series 1 Preferred Shares, on a one-for-one basis, into Series 2 Preferred Shares on March 31, 2020. On March 17, 2020, Aimia announced that none of the Series 1 Preferred Shares would be converted into Series 2 Preferred Shares since there would be fewer than 1,000,000 Series 2 Preferred Shares outstanding on March 31, 2020, after having taken into account all Series 1 Preferred Shares tendered for conversion into Series 2 Preferred Shares and all Series 2 Preferred Shares tendered for conversion into Series 1 Preferred Shares.

As of November 20, 2024, there are no Series 2 Preferred Shares outstanding. Series 2 Preferred Shareholders are entitled to receive quarterly floating rate cumulative preferred cash dividends, as and when declared by the Board of Directors, payable on the last business day of each of March, June, September and December in each year. On March 31, 2020, and on each March 31 every fifth year thereafter (each such date a “Series 2 Conversion Date”), Aimia may, at its option, redeem the Series 2 Preferred Shares in whole or in part by the payment of $25.00 in cash per Series 2 Preferred Share together with all declared and unpaid dividends to but excluding the date fixed for redemption. On any date after March 31, 2015, that is not a Series 2 Conversion Date, Aimia may, at its option, redeem all or any part of the outstanding Series 2 Preferred Shares by the payment of an amount in cash of $25.50 per Series 2 Preferred Share together with all declared and unpaid dividends to but excluding the redemption date. The Series 2 Preferred Shares do not have a fixed maturity date and are not redeemable at the option of the Series 2 Preferred Shareholders. On February 25, 2020, Aimia announced that it did not intend to exercise its right to redeem all or any number of the currently outstanding Series 2 Preferred Shares on March 31, 2020. As a result of its decision not to redeem all or any number of the Series 2 Preferred Shares, and subject to certain conditions set out in the rights, privileges, restrictions and conditions attaching to such shares, the Series 2 Preferred Shareholders had the right to convert all or any number of their Series 2 Preferred Shares, on a one-for-one basis, into Series 1 Preferred Shares on March 31, 2020. On March 17, 2020, Aimia announced that all of the Series 2 Preferred Shares would be converted into Series 1 Preferred Shares, since there would be fewer than 1,000,000 Series 2 Preferred Shares outstanding on March 31, 2020, after having taken into account all Series 2 Preferred Shares tendered for conversion into Series 1 Preferred Shares.

In the event of the liquidation, dissolution or winding-up of Aimia or any other distribution of assets of Aimia among its shareholders for the purpose of winding-up its affairs, subject to the prior satisfaction of the claims of all creditors of Aimia and of holders of shares of Aimia ranking prior to the Series 1 Preferred Shares and the Series 2 Preferred Shares, the Series 1 and Series 2 Preferred Shareholders will be entitled to payment of an amount equal to $25.00 per share, plus an amount equal to all declared and unpaid dividends up to but excluding the date fixed for payment or distribution (less any tax required to be deducted and withheld by Aimia), before any amount may be paid or any assets of Aimia are distributed to the registered holders of any shares ranking junior to the Series 1 Preferred Shares and the Series 2 Preferred Shares. After payment of such amounts, the Series 1 and Series 2 Preferred Shareholders will not be entitled to share in any further distribution of the assets of Aimia.

Subject to applicable law, Series 1 and Series 2 Preferred Shareholders, in their capacity as holders thereof, are not entitled to receive notice of, or to attend or to vote at, any meeting of Aimia’s shareholders, unless and until Aimia fails to pay dividends for any eight quarters. In the event that Aimia has not paid the dividends accrued and payable for any eight quarters, whether or not consecutive and whether or not such dividends have been declared, on the Series 1 Preferred Shares or the Series 2 Preferred Shares, as applicable, at the applicable dividend rate for such shares, the holders of shares of the relevant series are entitled to receive notice of and to attend meetings of shareholders of Aimia, other than meetings at which only holders of another specified class or series are entitled to vote, and to vote together with all of Aimia’s other shareholders entitled to vote at such meetings on the basis of one vote for each Series 1 Preferred Share or Series 2 Preferred Share held, as applicable. The voting rights of the holders of shares of the relevant series are forthwith cease upon payment by Aimia of all accrued but unpaid dividends on the shares of such series until such time as Aimia may again fail to pay the applicable dividend for any further eight quarters, in which case such voting rights will become effective again.

The Series 1 Preferred Shares and Series 2 Preferred Shares will rank on parity with all other preferred shares of Aimia and will rank prior to the Common Shares as to the payment of dividends and the distribution of the assets of Aimia in the event of the dissolution, liquidation or winding-up of the Corporation or any other distribution of the assets of Aimia for the purpose of winding-up its affairs.

The Series 1 Preferred Shares and Series 2 Preferred Shares are not currently rated by any rating agency.

Series 3 Preferred Shares and Series 4 Preferred Shares

Series 3 Preferred Shareholders were entitled to receive fixed cumulative preferential cash dividend, as and when declared by the Board of Directors, payable quarterly on the last business day of each of March, June, September and December at an annual rate of 6.25%, or $1.5625 per Series 3 Preferred Share, for the initial five-year period ended March 31, 2019. The dividend rate was reset on March 31, 2019, and every five years thereafter at a rate equal to the sum of the five-year Government of Canada bond yield plus 4.20%. The current annual dividend rate is 7.773%. On March 31, 2019, and on each March 31 every fifth year thereafter, Aimia may, at its option, redeem the Series 3 Preferred Shares in whole or in part by the payment of $25.00 in cash per Series 3 Preferred Share together with all declared and unpaid dividends to but excluding the date fixed for redemption. The Series 3 Preferred Shares do not have a fixed maturity date and are not redeemable at the option of the Series 3 Preferred Shareholders. Series 3 Preferred Shareholders have the right, at their option, to convert all or any of their Series 3 Preferred Shares into Series 4 Preferred Shares, on the basis of one Series 4 Preferred Share for each Series 3 Preferred Share, subject to certain conditions, on March 31, 2019, and on March 31 every fifth year thereafter. On February 22, 2024, Aimia announced that it did not intend to exercise its right to redeem all or any number of the then outstanding Series 3 Preferred Shares on March 31, 2024. As a result of its decision not to redeem all or any number of the Series 3 Preferred Shares, and subject to certain conditions set out in the rights, privileges, restrictions and conditions attaching to such shares, the Series 3 Preferred Shareholders had the right to convert all or any number of their Series 3 Preferred Shares, on a one-for-one basis, into Series 4 Preferred Shares on April 1, 2024 (March 31 being a Sunday). On March 22, 2024, Aimia announced that 2,706,112 of its Series 3 Preferred Shares were tendered for conversion, on a one-for-one basis, into Series 4 Preferred Shares.

Series 4 Preferred Shareholders are entitled to receive quarterly floating rate cumulative preferred cash dividends, as and when declared by the Board of Directors of Aimia, payable on the last business day of each of March, June, September and December in each year. On March 31, 2024, and on each March 31 every fifth year thereafter (each such date a “Series 4 Conversion Date”), Aimia may, at its option, redeem the Series 4 Preferred Shares in whole or in part by the payment of $25.00 in cash per Series 4 Preferred Share together with all declared and unpaid dividends to but excluding the date fixed for redemption. On any date after March 31, 2019, that is not a Series 4 Conversion Date, Aimia may, at its option, redeem all or any part of the outstanding Series 4 Preferred Shares by the payment of an amount in cash of $25.50 per Series 4 Preferred Share together with all declared and unpaid dividends to but excluding the redemption date. The Series 4 Preferred Shares do not have a fixed maturity date and are not redeemable at the option of the holders of the Series 4 Preferred Shares. Holders of Series 4 Preferred Shares have the right, at their option, on a Series 4 Conversion Date, to convert, subject to certain conditions, all or any of their Series 4 Preferred Shares, into Series 3 Preferred Shares, on the basis of one Series 3 Preferred Share for each Series 4 Preferred Share.

In the event of the liquidation, dissolution or winding-up of Aimia or any other distribution of assets of Aimia among its shareholders for the purpose of winding-up its affairs, subject to the prior satisfaction of the claims of all creditors of Aimia and of holders of shares of Aimia ranking prior to the Series 3 Preferred Shares and the Series 4 Preferred Shares, the Series 3 and Series 4 Preferred Shareholders will be entitled to payment of an amount equal to $25.00 per share, plus an amount equal to all declared and unpaid dividends up to but excluding the date fixed for payment or distribution (less any tax required to be deducted and withheld by Aimia), before any amount may be paid or any assets of Aimia are distributed to the registered holders of any shares ranking junior to the Series 3 Preferred Shares and the Series 4 Preferred Shares. After payment of such amounts, the Series 3 and Series 4 Preferred Shareholders will not be entitled to share in any further distribution of the assets of Aimia.

Subject to applicable law, Series 3 and Series 4 Preferred Shareholders, in their capacity as holders thereof, will not be entitled to receive notice of, or to attend or to vote at, any meeting of Aimia’s shareholders, unless and until Aimia fails to pay dividends for any eight quarters. In the event that Aimia has not paid the dividends accrued and payable for any eight quarters, whether or not consecutive and whether or not such dividends have been declared, on the Series 3 Preferred Shares or the Series 4 Preferred Shares, as applicable, at the applicable dividend rate for such shares, the holders of shares of the relevant series will be entitled to receive notice of and to attend meetings of shareholders of Aimia, other than meetings at which only holders of another specified class or series are entitled to vote, and to vote together with all of Aimia’s other shareholders entitled to vote at such meetings on the basis of one vote for each Series 3 Preferred Share or Series 4 Preferred Share held, as applicable. The voting rights of the holders of shares of the relevant series will forthwith cease upon payment by Aimia of all accrued but unpaid dividends on the shares of such series until such time as Aimia may again fail to pay the applicable dividend for any further eight quarters, in which case such voting rights will become effective again.

The Series 3 Preferred Shares and Series 4 Preferred Shares will rank on parity with all other preferred shares of Aimia and will rank prior to the Common Shares as to the payment of dividends and the distribution of the assets of Aimia in the event of the dissolution, liquidation or winding-up of the Corporation or any other distribution of the assets of Aimia for the purpose of winding-up its affairs.

The Series 3 Preferred Shares and Series 4 Preferred Shares are not currently rated by any rating agency.

2030 Notes

A summary of the terms of the 2030 Notes is attached to this Offers and Circular as Schedule A – Terms of the 2030 Notes.

Consolidated Capitalization

The following table sets forth the consolidated capitalization of the Corporation as at September 30, 2024 before and after giving effect to the Offers (assuming that all of the Preferred Shares are deposited and taken up by the Corporation pursuant to the Offers). This table should be read in conjunction with the financial statements of the Corporation incorporated by reference in this Circular.

	As at September 30, 2024	As at September 30, 2024 after giving effect to the Offers
(in millions of Canadian dollar)

Debt:
Other borrowings	5.1	5.1
Current portion of long-term debt(1)	23.2	23.2
Lease liabilities (current)	3.8	3.8
Other non-current borrowings	0.9	0.9
Lease liabilities (non-current)	8.6	8.6
Long-term debt(1)	163.2	163.2
2030 Notes, offered hereby	-	162.2
Total Debt:	204.8	367.0

Equity:
Share capital
- Common Shares	38.4	38.4
- Preferred Shares	231.1	-
Retained earnings (deficit)	(1,949.2)	(1,949.2)
Accumulated other comprehensive income (loss)	(1.6)	(1.6)
Contributed surplus	2,223.1	2,288.3
Equity attributable to owners:	541.8	375.9

Non-controlling interests	17.6	17.6

Total Equity:	559.4	393.5

Notes:

(1)	Represents amounts drawn under credit facilities of Bozzetto.

6	PRICE RANGE OF SHARES; DIVIDENDS; PREVIOUS DISTRIBUTIONS, SALES AND PURCHASES OF SECURITIES

Trading of Preferred Shares on Principal Markets

The Series 1 Preferred Shares, Series 3 Preferred Shares and Series 4 Preferred Shares are listed and posted for trading on the TSX under the symbols “AIM.PR.A”, “AIM.PR.C” and “AIM.PR.D”, respectively. The following tables set forth the high and low trading prices per Preferred Share for each Series and the volume of Preferred Shares of each Series traded on the TSX, as compiled from published financial sources for the twelve months preceding the announcement date of the Offers, other than the Preferred Shares Seres 4, which commenced trading on April 1, 2024.

Series 1 Preferred Shares
Period	High	Low	Volume
November 2023	$16.20	$15.30	5,351
December 2023	$16.08	$15.40	20,304
January 2024	$15.75	$15.00	9,339
February 2024	$16.50	$15.15	6,800
March 2024	$16.25	$15.51	2,409
April 2024	$15.49	$14.95	5,571
May 2024	$15.00	$14.67	8,700
June 2024	$15.00	$14.25	19,113
July 2024	$15.35	$14.25	22,116
August 2024	$16.70	$15.35	1,868
September 2024	$17.34	$16.60	6,600
October 2024	$17.15	$16.25	24,204
November 1 – 20, 2024	$16.76	$16.00	26,050

The closing price of the Series 1 Preferred Shares on the TSX on November 20, 2024 (the last trading day immediately prior to the date hereof) was $16.50. The market price of the Series 1 Preferred Shares, being the simple average closing price of the Series 1 Preferred Shares on the TSX for the 20 trading days ended November 20, 2024, was $16.35.

Series 3 Preferred Shares
Period	High	Low	Volume
November 2023	$19.76	$18.60	14,226
December 2023	$19.24	$17.75	13,374
January 2024	$19.06	$18.10	453,710
February 2024	$18.50	$17.75	83,520
March 2024	$18.45	$18.00	15,900
April 2024	$18.40	$17.73	6,356
May 2024	$18.20	$17.35	9,600
June 2024	$17.75	$15.80	113,962
July 2024	$16.29	$15.00	50,004
August 2024	$18.59	$15.75	22,475
September 2024	$18.25	$17.51	15,324
October 2024	$18.26	$17.80	5,428
November 1 – 20, 2024	$18.50	$17.50	5,350

The closing price of the Series 3 Preferred Shares on the TSX on November 20, 2024 (the last trading day immediately prior to the date hereof) was $18.15. The market price for the Series 3 Preferred Shares, being the simple average closing price of the Series 3 Preferred Shares on the TSX for the 20 trading days ended November 20, 2024, was $17.98.

Series 4 Preferred Shares
Period	High	Low	Volume
May 2024	$19.00	$18.40	1,000
June 2024	-	-	-
July 2024	$19.00	$18.65	150
August 2024	-	-	-
September 2024	-	-	-
October 2024	-	-	-
November 1 – 20, 2024	-	-	-

The closing price of the Series 4 Preferred Shares on the TSX on November 20, 2024 (the last trading day immediately prior to the announcement of the Offers) was $18.65. The market price for the Series 4 Preferred Shares, being the simple average closing price of the Series 4 Preferred Shares on the TSX for the 20 trading days ended November 20, 2024, was $18.65.

The 2030 Notes will not be listed on a securities exchange or quotation system and consequentially, there will be no market through which the 2030 Notes may be sold and depositing Preferred Shareholders may not be able to resell the 2030 Notes acquired under the Offers and Circular. This may affect the pricing of the 2030 Notes in the secondary market, the transparency and availability of trading prices, the liquidity of the 2030 Notes and the extent of issuer regulation. See Section 16 of the Circular, “Risk Factors”.

Dividends and Dividend Policy

Common Shareholders are entitled to receive, as and when declared by the directors of Aimia, subject to the rights, privileges, restrictions and conditions attaching to the preferred shares of Aimia and to any other class of shares ranking senior to the Common Shares, dividends which may be paid in money, property or by the issue of fully paid shares in the capital of Aimia. Recognizing the need to preserve the Corporation’s financial flexibility, liquidity and capital resources in the coming years, Aimia has determined not to declare dividends on its Common Shares in the foreseeable future as it intends to deploy and invest its cash and other sources of liquidity as more fully described above under Section 2 of this Circular, “Background, Purpose and Effect of the Offers”.

With respect to the Preferred Shares, dividends accrue in accordance with their respective terms. All future dividend amounts and dates are subject to approval by the Board of Directors.

On March 16, 2023, the Board of Directors declared quarterly dividends in the amount of $0.300125 per Series 1 Preferred Share and $0.375688 per Series 3 Preferred Share, in each case paid on March 31, 2023 to the holders of record at the close of business on March 24, 2023.

On May 12, 2023, the Board of Directors declared quarterly dividends in the amount of $0.300125 per Series 1 Preferred Share and $0.375688 per Series 3 Preferred Share, in each case paid on June 30, 2023 to the holders of record at the close of business on June 16, 2023.

On August 11, 2023, the Board of Directors declared quarterly dividends in the amount of $0.300125 per Series 1 Preferred Share and $0.375688 per Series 3 Preferred Share, in each case paid on September 29, 2023 to the holders of record at the close of business on September 15, 2023.

On November 14, 2023, the Board of Directors declared quarterly dividends in the amount of $0.300125 per Series 1 Preferred Share and $0.375688 per Series 3 Preferred Share, in each case paid on December 29, 2023 to the holders of record at the close of business on December 15, 2023.

On March 14, 2024, the Board of Directors declared quarterly dividends in the amount of $0.300125 per Series 1 Preferred Share and $0.375688 per Series 3 Preferred Share, in each case paid on March 28, 2024 to the holders of record at the close of business on March 21, 2024.

On May 15, 2024, the Board of Directors declared quarterly dividends in the amount of $0.300125 per Series 1 Preferred Share, $0.485813 per Series 3 Preferred Share and $0.570677 per Series 4 Preferred Share, in each case paid on June 28, 2024 to the holders of record at the close of business on June 14, 2024.

On August 13, 2024, the Board of Directors declared quarterly dividends in the amount of $0.300125 per Series 1 Preferred Share, $0.485813 per Series 3 Preferred Share and $0.570098 per Series 4 Preferred Share, in each case paid on September 30, 2024 to the holders of record at the close of business on September 16, 2024.

On November 7, 2024, the Board of Directors declared quarterly dividends in the amount of $0.300125 per Series 1 Preferred Share, $0.485813 per Series 3 Preferred Share and $0.570098 per Series 4 Preferred Share, in each case paid on December 31, 2024 to the holders of record at the close of business on December 17, 2024.

After giving effect to any and all payments under the Offers, there can be no assurance that Aimia will have sufficient cash balances and cash flow from operations to continue to declare and pay dividends on the Preferred Shares for any particular period of time, and it is possible that, in light of the foregoing and all then prevailing facts and circumstances, the Board of Directors may determine that it is necessary and/or in the best interest of the Corporation to reduce or suspend future dividends on the Preferred Shares.

Previous Purchases and Sales of Securities

On June 4, 2024, the Corporation announced it had received approval from the TSX to purchase up to 7,009,622 of its issued and outstanding Common Shares in connection with its 2024 NCIB. From June 6, 2024 to November 20, 2024, Aimia repurchased a total of 2,578,300 Common Shares at an average price of $2.58 per Common Share, including 1,300,000 Common Shares purchased during the third quarter of fiscal year 2024 from Milkwood Capital (UK) Ltd. for $3.3 million as part of the settlement agreement between the parties that was announced on December 29, 2023.

Except as described above, Aimia has not purchased or sold any of its securities (excluding securities purchased or sold pursuant to the exercise of employee stock options, warrant and conversion rights), for its own account during the 12 months preceding the date of the Offers.

Previous Distributions of Preferred Shares

During the five years preceding the date of the Offers, Aimia has not distributed any Preferred Shares, except for the issuance of 2,706,112 Series 4 Preferred Shares pursuant to the conversion of an identical number of Series 3 Preferred Shares following the exercise by holders thereof of the conversion right attached to such shares in accordance with their terms.

7	INTEREST OF DIRECTORS AND OFFICERS; OWNERSHIP OF AIMIA SECURITIES

Interest of Directors and Officers

Except as set forth in the Offers, neither we nor, to our knowledge, any of our officers or directors, are a party to any contract, arrangement or understanding, formal or informal, with any securityholder relating, directly or indirectly, to the Offers or with any other person or company with respect to any securities of the Corporation in relation to the Offers, nor are there any contracts or arrangements made or proposed to be made between us and any of our directors or officers and no payments or other benefits are proposed to be made or given by way of compensation for loss of office or as to such directors or officers remaining in or retiring from office if the Offers are successful.

Except as disclosed in this Circular, neither we nor, to our knowledge, any of our officers or directors have current plans or proposals which relate to, or would result in, any extraordinary corporate transaction involving us, such as a “going private transaction”, a merger, a reorganization, the sale or transfer of a material amount of our assets or the assets of any of our subsidiaries (although we from time to time may consider various acquisition, investment or M&A opportunities), any material change in our present management not already publicly announced, any material change in our indebtedness or capitalization, any other material change in our business or corporate structure, any material change in our articles, or any actions similar to any of the foregoing.

Ownership of Securities of Aimia

To our knowledge, after reasonable inquiry, the following table indicates, as of November 20, 2024, the number of outstanding securities of Aimia beneficially owned, or over which control or direction was exercised, by (i) each director and officer of Aimia, and by (ii) each associate or affiliate of Aimia, (iii) each insider of Aimia (other than the directors and officers of Aimia), as defined in applicable law, (iv) each associate or affiliate of an insider of Aimia, each as defined in applicable law, and (v) each person acting jointly or in concert with Aimia, and the percentage such number of securities represents on the applicable total outstanding number of such securities. Except as disclosed in the table below, to our knowledge, after reasonable inquiry, no other person listed in items (i) through (v) beneficially owns or controls any securities of Aimia.

		Common Shares(1)		Preferred Shares(1)		Options(1)		Warrants(1)		DSUs(1)
Name	Relationship with Aimia	Number	%(2)	Number & Series	%(2)	Number	%(2)	Number	%(2)	Number	%(2)
Thomas Finke	Executive Chairman	320,725	0.3%	-	-	-	-	220,725	2.1%	71,617	5.8%
Robert Feingold	Director	115,362	0.1%	-	-	-	-	110,362	1.1%	35,803	2.9%
Linda Habgood	Director	10,250	0.0%	-	-	-	-	-	-	99,350	8.0%
Thomas Little	Lead Director	176,000	0.2%	-	-	-	-	-	-	77,761	6.3%
James Scarlett	Director	-	-	-	-	-	-	-	-	58,230	4.7%
Muhammad Asif Seemab(3)	Director	26,893,588	28.1%	-	-	-	-	-	-	-	-
Ioannis Skoufalos	Director	169,935	0.2%	-	-	-	-	132,435	1.3%	53,759	4.3%
Jordan Teramo	Director	30,000	0.0%	-	-	-	-	-	-	162,775	13.1%
Steven Leonard	President & Chief Financial Officer	49,889	0.1%	-	-	579,586	44.2%	-	-	459,513	37.0%
Mathieu Giguère	Chief Legal Officer and Corporate Secretary	38,718	0.0%	-	-	294,231	22.4%	-	-	54,138	4.4%
Kristopher Edwin Volpenhein	Officer of Subsidiary	250	0.0%	-	-	-	-	-	-	-	-
Mithaq Holding Company(3)	Significant Shareholder	26,893,588	28.1%	-	-	-	-	-	-	-	-

Notes:

(1)
The information concerning securities beneficially owned, directly or indirectly, or over which control or direction is exercised, not being entirely within the knowledge of Aimia, was furnished by the respective directors, officers and insiders listed above and, as applicable, based upon information publicly filed on SEDI. Unless otherwise indicated, (a) beneficial ownership is direct and (b) the person indicated has sole voting (to the extent applicable) and investment power.

(2)
The percentage of outstanding securities disclosed is calculated as the number of securities of the class held by such director or officer divided by the aggregate number of securities of that same class issued and outstanding as of November 20, 2024.

(3)	Mr. Muhammad Asif Seemab is Managing Director of Mithaq Holding Company, and in such capacity, is deemed to have beneficial ownership of the 26,893,588 Common Shares held by Mithaq Holding Company.

8	EFFECT OF THE OFFERS ON MARKET AND LISTING

The purchase of Preferred Shares by Aimia pursuant to the Offers will reduce the number of Preferred Shares that might otherwise trade publicly as well as the number of Preferred Shareholders and, depending on the number of Preferred Shareholders depositing Preferred Shares and the number of Preferred Shares purchased under the Offers, would likely adversely affect the liquidity and potentially the market value of the remaining Preferred Shares held by the public.

The rules and regulations of the TSX establish certain criteria which, if not met, could lead to the delisting of one or more Series of Preferred Shares from the TSX. These criteria include the number of holders of each class of securities and the number and aggregate market value of securities publicly held. Depending on the number of Preferred Shares purchased pursuant to the Offers, it is possible that one or more Series of Preferred Shares would fail to meet the criteria for continued listing on the TSX. If this were to happen, such Series of Preferred Shares could be delisted from the TSX and that could, in turn, further adversely affect the market or result in the lack of an established market for such Preferred Shares and therefore further reduce the liquidity and market value of the Preferred Shares. Although, it is not the intention of Aimia for the completion of the Offers to result in a delisting of the Preferred Shares from the TSX, Preferred Shareholders should be cautioned that there is a possibility that delisting could occur for the reasons described above.

Preferred Shareholders who do not tender their Preferred Shares to the Offers or whose Preferred Shares are returned for any reason should be aware that the amounts available for future returns of capital to Preferred Shareholders, if any, on a per share basis may be less than the applicable Purchase Price under the Offers. In addition, if the Offers are successfully completed, the liquidity of the trading of the Preferred Shares would likely be reduced, thereby potentially impacting the trading volume and trading price of the Preferred Shares. Future values and liquidity of the Preferred Shares cannot be assured and are subject to risks.

9	ACQUISITION OF PREFERRED SHARES NOT DEPOSITED UNDER THE OFFERS

If, within 120 days after the date of the Offers, Aimia takes up and pays for 90% or more of the Preferred Shares, the Corporation has the option to acquire the remainder of the Preferred Shares by way of a compulsory acquisition pursuant to Part XVII of the CBCA (a “Compulsory Acquisition”) for consideration per Preferred Share not less than the consideration paid by the Corporation for such Preferred Shares under the Offers.

To exercise its statutory right of Compulsory Acquisition, the Corporation must send a notice (the “Notice”) to each Preferred Shareholder who did not accept the Offers (and each person who subsequently acquires any such Preferred Shares) (in each case, a “Dissenting Offeree”) and to the Director (as defined in the CBCA) of such proposed acquisition within sixty (60) days after the date of the termination of the Offers and in any event within 180 days after the date of the Offers. In accordance with Section 206(5) of the CBCA, within twenty (20) days after receipt of the Notice, each Dissenting Offeree must cause its Preferred Shares to be transferred to the Corporation and must elect either to transfer such Preferred Shares to the Corporation on the terms of the Offers or to demand payment of the fair value of such Preferred Shares held by such holder by so notifying the Corporation within twenty (20) days after the Dissenting Offeree receives the Notice. A Dissenting Offeree who does not, within twenty (20) days after the Dissenting Offeree received the Notice, notify the Corporation that the Dissenting Offeree is electing to demand payment of the fair value of the Dissenting Offeree’s Preferred Shares is deemed to have elected to transfer such Preferred Shares to the Corporation on the same terms that the Corporation acquired Preferred Shares from the Preferred Shareholders who accepted the Offers. If a Dissenting Offeree has elected to demand payment of the fair value of such Preferred Shares, the Corporation may apply to a court having jurisdiction to hear an application to fix the fair value of such Preferred Shares of such Dissenting Offeree. If there is no such application made by the Dissenting Offeree within such period, the Dissenting Offeree will be deemed to have elected to transfer such Preferred Shares to the Corporation on the terms that the Corporation acquired Preferred Shares of such class from the Preferred Shareholders who accepted the Offers. Any judicial determination of the fair value of the Preferred Shares of such class could be less or more than the amount paid pursuant to the Offers.

The foregoing is a summary only of the statutory right of Compulsory Acquisition that may become available to the Corporation and the dissent rights that may be available to a Dissenting Offeree, and is qualified in its entirety by the provisions of Sections 206 and 206.1 of the CBCA. Sections 206 and 206.1 of the CBCA are complex and may require strict adherence to notice and timing provisions, failing which a Dissenting Offeree’s rights may be lost or altered. Preferred Shareholders who wish to be better informed about those provisions of the CBCA should consult their legal advisors.

10	COMMITMENTS TO ACQUIRE SECURITIES

We have no agreements, commitments or understandings to purchase or otherwise acquire, and will not purchase or otherwise acquire prior to the Expiry Time, Preferred Shares or other securities of the Corporation, other than pursuant to the Offers and the Support Agreement.

To our knowledge, after reasonable enquiry, aside from purchases through the exercise of stock options, no person or company named above in Section 7 of the Circular, “Interest of Directors and Officers; Ownership of Aimia Securities” has any agreements, commitments or understandings to purchase or otherwise acquire Preferred Shares or other securities of Aimia.

11	BENEFITS FROM THE OFFERS AND EFFECT ON INTERESTED PARTIES

To the knowledge of the Corporation, after reasonable inquiry, no person or company named above in Section 7 of the Circular, “Interest of Directors and Officers; Ownership of Aimia Securities” will receive any direct or indirect benefit from accepting or refusing to accept the Offers.

12	MATERIAL CHANGES IN THE AFFAIRS OF AIMIA

Except as otherwise described or referred to in the Offers and Circular, our directors and officers are not aware of any plans or proposals for material changes in the affairs of the Corporation, or of any undisclosed material changes that have occurred since November 8, 2024, being the date on which the Corporation’s most recent interim financial statements were filed by the Corporation on SEDAR+ at www.sedarplus.ca.

Aimia currently has no intention to undertake a “going private transaction”. Subject to certain exceptions, Canadian provincial and territorial securities legislation prohibits us and our affiliates from acquiring any Preferred Shares, other than pursuant to the Offers, until at least 20 Business Days after the Expiry Date or date of termination of the Offers. Subject to applicable law, the Corporation may purchase additional Preferred Shares in the future on the open market, in private transactions, through issuer bids or otherwise. Any such purchases may be on the same terms or on terms that are more or less favourable to Preferred Shareholders than the terms of the Offers. Any possible future purchases by us will depend on many factors, including the market price of the Preferred Shares, our business and financial position, the results of the Offers and general economic and market conditions.

13	INTENTION TO DEPOSIT PREFERRED SHARES

To our knowledge and to the knowledge of our directors and officers, after reasonable inquiry, none of our directors or officers, no associate or affiliate of our directors or officers, none of our associates or affiliates, none of our other insiders as defined in applicable law and no person or company acting jointly or in concert with the Corporation owns or exercises control or direction over any Preferred Shares.

Subject to compliance with applicable laws, Preferred Shares may be bought on the TSX during the period of the Offers depending on the change in circumstance of the parties identified in the prior paragraph.

14	ELIGIBILITY FOR INVESTMENT

In the opinion of Stikeman Elliott LLP, counsel to Aimia with respect to Canadian taxation matters, based on the current provisions of the Tax Act and the regulations thereunder, the 2030 Notes, if issued on the date hereof, would be, on such date, qualified investments under the Tax Act for a trust governed by a registered retirement savings plan (“RRSP”), a registered retirement income fund (“RRIF”), a registered education savings plan (“RESP”), a registered disability savings plan (“RDSP”), a deferred profit sharing plan (other than trusts governed by deferred profit sharing plans for which any employer is Aimia, or a corporation with which Aimia does not deal at arm’s length within the meaning of the Tax Act), a tax-free savings account (“TFSA”), and a first home savings account (“FHSA”).

Notwithstanding that the 2030 Notes may be qualified investments for a trust governed by an RRSP, RRIF, RESP, RDSP, TFSA, or FHSA, the annuitant under an RRSP or RRIF, the subscriber of an RESP or the holder of an RDSP, a TFSA, or an FHSA will be subject to a penalty tax if the 2030 Notes are a “prohibited investment” for the RRSP, RRIF, RESP, RDSP, TFSA, or FHSA, as the case may be. The 2030 Notes will generally not be a “prohibited investment” provided the annuitant, the subscriber or the holder, as the case may be: (i) deals at arm’s length with Aimia for purposes of the Tax Act; and (ii) does not have a “significant interest” (as defined in subsection 207.01(4) of the Tax Act) in Aimia.

Holders of a TFSA, an FHSA, or an RDSP, annuitants under an RRSP or RRIF and subscribers of an RESP should consult their own tax advisors regarding whether the 2030 Notes will be prohibited investments in their particular circumstances.

15	CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

General

In the opinion of Stikeman Elliott LLP, counsel to Aimia with respect to Canadian taxation matters, the following summary describes, as of the date hereof, certain of the material Canadian federal income tax considerations under the Tax Act generally applicable to Preferred Shareholders who sell Preferred Shares to Aimia and will hold 2030 Notes pursuant to the Offers (a “Holder”).

This summary is based on the current provisions of the Tax Act and the regulations thereunder, all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and counsel’s understanding of the current administrative policies and assessing practices of the CRA which have been published in writing prior to the date hereof. The summary assumes that all of the Tax Proposals will be implemented in the form proposed, although no assurance in this regard can be given. This summary does not otherwise take into account or anticipate any changes in law or administrative policies and assessing practices, whether by legislative, regulatory, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

This summary is not applicable to a Holder (i) that is a “financial institution” for the purposes of the “mark-to-market” rules, (ii) that is a “specified financial institution”, (iii) that reports its “Canadian tax results” in a currency other than Canadian dollars, (iv) an interest in which is a “tax shelter investment”, or (v) that has entered into a “derivative forward agreement” or a “dividend rental arrangement” in respect of the Preferred Shares or the 2030 Notes, as each of those terms is defined in the Tax Act. This summary does not describe the tax consequence of any payment of dividends by Aimia to the Preferred Shareholders. All of the foregoing Holders should consult their own tax advisors regarding their particular circumstances.

Depending on the number of Preferred Shares purchased pursuant to the Offers, it is possible that one or more Series of Preferred Shares could fail to meet the criteria for continued listing on the TSX. See Section 8 of the Circular, “Effect of the Offers on Market and Listing”. Preferred Shareholders are urged to consult their tax advisor with respect to the tax consequences based on their particular circumstances of one or more Series of Preferred Shares becoming delisted.

THIS SUMMARY IS NOT EXHAUSTIVE OF ALL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS. FURTHER, THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSIDERED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER AND NO REPRESENTATION IS MADE WITH RESPECT TO THE INCOME TAX CONSEQUENCES TO ANY PARTICULAR HOLDER. ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION AND EFFECT OF THE INCOME AND OTHER TAXES OF ANY COUNTRY, PROVINCE, TERRITORY, STATE OR LOCAL TAX AUTHORITY, HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES. THIS SUMMARY ASSUMES THAT AT ALL RELEVANT TIMES THE PREFERRED SHARES WILL BE LISTED ON A “DESIGNATED STOCK EXCHANGE” AS DEFINED IN THE TAX ACT (WHICH CURRENTLY INCLUDES THE TSX).

Canadian Currency

Generally, for purposes of the Tax Act, all amounts, including the cost of, interest, received or accrued on, and proceeds of disposition from a Preferred Share and a 2030 Note must be expressed in Canadian dollars. Amounts denominated in another currency must be converted into Canadian dollars using the applicable rate of exchange (for purposes of the Tax Act) quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA.

Holders Resident in Canada

The following portion of the summary is, subject to the discussion under “General” above, applicable to a Holder who, for the purposes of the Tax Act and at all relevant times: (i) is or is deemed to be a resident of Canada; (ii) deals at arm’s length with, and is not affiliated with, Aimia; (iii) holds its Preferred Shares or its 2030 Notes as capital property; and (iv) is not exempt from tax under Part I of the Tax Act (a “Canadian Resident Holder”). The Preferred Shares and the 2030 Notes, as applicable, will generally be considered to be capital property to a Canadian Resident Holder provided that the Canadian Resident Holder does not hold the Preferred Shares or the 2030 Notes in the course of carrying on a business of buying and selling Preferred Shares or the 2030 Notes and has not acquired the Preferred Shares or the 2030 Notes in a transaction considered to be an adventure or concern in the nature of trade. Certain Canadian Resident Holders that might not otherwise be considered to hold their Preferred Shares or their 2030 Notes as capital property may, in certain circumstances, be entitled to have the Preferred Shares, the 2030 Notes and all other “Canadian securities” (as defined in the Tax Act) owned by such Canadian Resident Holders in the taxation year of the election and all subsequent taxation years deemed to be capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Such Canadian Resident Holders should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) of the Tax Act is available or advisable having regard to their particular circumstances.

Disposition of Preferred Shares

A Canadian Resident Holder who sells a Preferred Share to Aimia pursuant to the Offers will not be deemed to have received a taxable dividend as a result of the sale provided that the paid-up capital of such Preferred Share for purposes of the Tax Act at the time of sale exceeds the fair market value of the 2030 Notes and the Cash Balance paid by Aimia for such Preferred Share pursuant to the Offers. Aimia has advised counsel that it expects that the paid-up capital of each Preferred Share for purposes of the Tax Act will exceed the fair market value of the 2030 Notes and the Cash Balance which represents the maximum amount payable for such Preferred Share at the time the Preferred Shares are sold pursuant to the Offers. Accordingly, this summary assumes that no dividend will be deemed to be received by a Canadian Resident Holder on the sale of Preferred Shares to Aimia pursuant to the Offers.

The aggregate fair market value of the 2030 Notes and the Cash Balance received from Aimia pursuant to the Offers for the Preferred Shares will be treated as proceeds of disposition of the Preferred Shares. The Canadian Resident Holder will realize a capital gain (or capital loss) on the disposition of the Preferred Shares equal to the amount by which the Canadian Resident Holder’s proceeds of disposition, net of any costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian Resident Holder of the Preferred Shares sold to Aimia pursuant to the Offers. The tax treatment of capital gains and capital losses is discussed under the subheading “Taxation of Capital Gains and Losses”.

The cost to a Canadian Resident Holder of a 2030 Note received pursuant to the Offers will be equal to the fair market value of such 2030 Note at the time of the issuance. Canadian Resident Holders should consult their own tax advisors with respect to the receipt of the 2030 Notes.

Interest on 2030 Notes

A Canadian Resident Holder that is a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary will generally be required to include in income for a taxation year the amount of interest (or, as the case may be, the PIK Interest) accrued or deemed to accrue on the 2030 Notes to the end of the taxation year or that became receivable or was received by it before the end of the year, to the extent such amounts have not otherwise been included in such Canadian Resident Holder’s income for the year or a preceding taxation year. Any other Canadian Resident Holder, including an individual, will be required to include in income for a taxation year any interest on the 2030 Notes received or receivable by such Canadian Resident Holder in the year (depending upon the method regularly followed by the Canadian Resident Holder in computing income) except to the extent that such amount was otherwise included in its income for the year or a preceding taxation year. In addition, such a Canadian resident Holder will be required to include in computing its income for a taxation year any interest (or, as the case may be, the PIK Interest) that accrues to the Canadian Resident Holder on the 2030 Notes up to any “anniversary day” (as defined in the Tax Act) of the 2030 Notes in the year to the extent that such amount was not otherwise included in the Canadian Resident Holder’s income for that or a preceding taxation year. Canadian Resident Holders should consult their own tax advisors.

Sale, Redemption or Repayment of the 2030 Notes

On a disposition or deemed disposition of a 2030 Note, including a redemption, a payment on maturity, or a repurchase, a Canadian Resident Holder will generally be required to include in computing its income for the taxation year in which the disposition occurs the amount of interest accrued (or deemed to have accrued) on the 2030 Note from the date of the last interest payment to the date of disposition to the extent that such amount has not otherwise been included in the Canadian Resident Holder’s income for the taxation year or a preceding taxation year.

In addition, any amount paid by Aimia to a Canadian Resident Holder as a penalty or bonus because of the repayment of all or part of the principal amount of a 2030 Note before its maturity (including as a result of Aimia’s exercise of a redemption right or as a result of Aimia being required to repurchase the 2030 Notes as a result of a Change of Control) will generally be deemed to be interest received by a Canadian Resident Holder at that time and will be required to be included in computing the Canadian Resident Holder’s income as described above to the extent such amount can reasonably be considered to relate to, and does not exceed the value at the time of payment of, the interest that would have been paid or payable by Aimia on the 2030 Note for a taxation year ending after that time.

In general, on a disposition or deemed disposition, including a redemption, payment on maturity or repurchase, a Canadian Resident Holder will realize a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any accrued interest and any amounts included in the Canadian Resident Holder’s income on such disposition or deemed disposition as interest, exceed (or are less than) the adjusted cost base of the 2030 Note to the Canadian Resident Holder immediately before the disposition or deemed disposition and any reasonable costs of disposition. The tax treatment of capital gains and capital losses is discussed below under the subheading “Taxation of Capital Gains and Losses”.

Taxation of Capital Gains and Losses

For capital gains and capital losses realized on or after June 25, 2024, under Tax Proposals introduced in Parliament on September 23, 2024 in a Notice of Ways and Means Motion (the “2024 Capital Gains Proposals”), and subject to certain transitional rules discussed below, generally, a Canadian Resident Holder is required to include in computing its income two-thirds of the amount of any such capital gain (a “taxable capital gain”) realized in the year, and is required to deduct two-thirds of the amount of any such capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized in the year by such Canadian Resident Holder. However, under the 2024 Capital Gains Proposals, a Canadian Resident Holder that is an individual (excluding most types of trusts) is required to include in income only one-half of net capital gains realized (including net capital gains realized indirectly through a trust or partnership) in a taxation year (and on or after June 25, 2024) up to a maximum of $250,000, with the two-thirds inclusion rate applying to the portion of net capital gains realized in the year (and on or after June 25, 2024) that exceed $250,000. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following taxation year against taxable capital gains realized in such year to the extent and under the circumstances described in the Tax Act (as proposed to be amended by the 2024 Capital Gains Proposals).

Subject to transitional rules in the 2024 Capital Gains Proposals, for a capital gain or capital loss realized prior to June 25, 2024, only one-half of such capital gain would be included in income as a taxable capital gain and one-half of such capital loss would constitute an allowable capital loss. Under the 2024 Capital Gains Proposals, different inclusion rates (or a blended inclusion rate) may apply for taxation years that begin before and end on or after June 25, 2024 (the “Transitional Year”). As a result, for its Transitional Year, a Canadian Resident Holder will be required to separately identify capital gains and capital losses realized before June 25, 2024 (“Period 1”) and those realized on or after June 25, 2024 (“Period 2”). Capital gains and capital losses from the same period will first be netted against each other. A net capital gain (or net capital loss) will arise if capital gains (or capital losses) from one period exceed capital losses (or capital gains) from that same period. A Canadian Resident Holder would effectively be subject to the higher inclusion rate of two-thirds in respect of its net capital gains (or net capital losses) arising in Period 2, to the extent that these net capital gains (or net capital losses) exceed any net capital losses (or net capital gains) incurred in Period 1. Conversely, a Canadian Resident Holder would effectively be subject to the lower inclusion rate of one-half in respect of its net capital gains (or net capital losses) arising in Period 1, to the extent that these net capital gains (or net capital losses) exceed any net capital losses (or net capital gains) incurred in Period 2. Canadian Resident Holders should consult their own tax advisors with respect to the Capital Gains Proposals.

The annual $250,000 threshold for a Canadian Resident Holder that is an individual (excluding most types of trusts) will be fully available in 2024 without proration and will apply only in respect of net capital gains realized in Period 2 less any net capital loss from Period 1. Certain other limitations to the $250,000 threshold may apply.

Under the 2024 Capital Gains Proposals, two-thirds of capital losses realized prior to June 25, 2024 will be deductible against capital gains realized on or after June 25, 2024 included in income at the two-thirds inclusion rate.

Special rules may apply to suspend or deny, as applicable, any capital loss realized by a Canadian Resident Holder on the disposition of Preferred Shares pursuant to the Offers if the Canadian Resident Holder (or a person affiliated with the Canadian Resident Holder for purposes of the Tax Act) acquires additional Preferred Shares in the period commencing 30 days prior to, and ending 30 days after, the disposition, and such acquired Preferred Shares are owned by such Canadian Resident Holder (or a person affiliated with the Canadian Resident Holder for purposes of the Tax Act) at the end of such period. Canadian Resident Holders who may be affected by these rules are urged to consult their own tax advisors.

If the Canadian Resident Holder is a corporation, any such capital loss realized on a disposition of a Preferred Share may, in certain circumstances, be reduced by the amount of any dividends which have been received or which are deemed to have been received on such share. Analogous rules apply to a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.

A Canadian Resident Holder that is throughout the relevant taxation year a “Canadian controlled private corporation” (as defined in the Tax Act) or, at any time in a relevant taxation year, a “substantive CCPC” (as defined in the Tax Act), may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income” (as defined in the Tax Act), which is defined to include an amount in respect of taxable capital gains.

Alternative Minimum Tax

A capital gain realized by a Canadian Resident Holder who is an individual, including a trust (other than certain specified trusts), as a result of the sale of Preferred Shares pursuant to the Offers or in connection with the sale, redemption or repayment of 2030 Notes may give rise to a liability for alternative minimum tax. Such Canadian Resident Holders should consult their own tax advisors with respect to the alternative minimum tax rules set out in the Tax Act.

16	RISK FACTORS

An investment in the 2030 Notes as part of the Offers is subject to a number of risks. Before deciding whether to deposit Preferred Shares pursuant to the Offers, Preferred Shareholders should carefully consider the risk factors set forth in the Section entitled “Risks and Uncertainties Affecting the Business” included in the management’s discussion and analysis for the year ended December 31, 2023, as updated in Aimia’s quarterly management’s discussion and analysis for the three and nine months ended September 30, 2024, each available under Aimia’s profile on SEDAR+ at www.sedarplus.ca, and all of the other information in this Circular (including, without limitation, the documents incorporated by reference herein and the risks described in this Section 16).

The risks described herein and in the documents incorporated by reference in this Circular are not the only risks that affect the Corporation. Additional risks and uncertainties not currently known to the Corporation, or that the Corporation currently deems immaterial, may also potentially materially adversely affect its business.

Readers should carefully consider all of the information set out in this Circular and in the documents incorporated by reference herein and the risks accompanying an investment in the Corporation including in particular, but not limited to, the factors set out below in this Section 16, and under the heading “Risks and Uncertainties Affecting the Business” in the management’s discussion and analysis for the year ended December 31, 2023, as updated in Aimia’s quarterly management’s discussion and analysis for the three and nine months ended September 30, 2024, before making a decision with respect to the Offers. Readers are cautioned that this summary of risks may not be exhaustive, as there may be risks that are unknown and other risks that may pose unexpected consequences. Further, many of the risks are beyond the Corporation’s control and, in spite of the Corporation’s active management of its risk exposure, there is no guarantee that these risk management activities will successfully mitigate such exposure.

Existing Indebtedness

Following the issuance of the 2030 Notes, the Corporation will have a significant amount of indebtedness. See Section 5 of the Circular, “Authorized and Outstanding Share Capital – Consolidated Capitalization”. This indebtedness could adversely affect the Corporation’s business, financial condition or results of operations and prevent the Corporation from fulfilling its obligations under its existing indebtedness and the 2030 Notes.

The ability of the Corporation to make certain payments or advances will be subject to applicable laws and contractual restrictions in the instruments governing any indebtedness of the Corporation. The degree to which the Corporation is leveraged could have important consequences, including: (i) the Corporation’s ability to obtain additional financing for working capital, capital expenditures, or acquisitions may be limited; (ii) all or part of the Corporation’s cash flow from operations may be dedicated to the payment of the principal of and interest on the Corporation’s indebtedness, thereby reducing funds available for operations; and (iii) certain of the Corporation’s borrowings will be at variable rates of interest, which exposes the Corporation to the risk of increased interest rates. These factors may adversely affect the Corporation’s cash flow. The Corporation is currently in compliance with applicable covenants with respect to its indebtedness as of the date of this Circular.

Subject to the terms of the Indenture, the Corporation may be able to incur substantial additional Indebtedness (as defined in Schedule A – Terms of the 2030 Notes) in the future, which indebtedness may rank in priority to the 2030 Notes. Although the Indenture will contain restrictions on the incurrence of such additional Indebtedness, indebtedness incurred in compliance with these restrictions could be substantial. In addition, the Indenture will not prevent the Corporation from incurring obligations that do not constitute Indebtedness. If any indebtedness of the Corporation were to be accelerated, there can be no assurance that the assets of the Corporation would be sufficient to repay in full the 2030 Notes.

Ability to Make Payment

The ability of the Corporation to make scheduled payments on or to refinance its debt obligations, including the 2030 Notes, depends on the Corporation’s financial condition, creditworthiness and ability to earn revenues, which are subject to a number of factors beyond the Corporation’s control. The Corporation may be unable to maintain a level of cash flow from operating activities sufficient to permit the Corporation to pay the principal, premium, if any, and interest on its indebtedness, including the 2030 Notes.

If the Corporation’s cash flow and capital resources are insufficient to fund its debt service obligations, the Corporation could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance its indebtedness, including the 2030 Notes. The Corporation may not be able to effect any such alternative measures on commercially reasonable terms or at all, and, even if successful, those alternative actions may not allow the Corporation to meet its scheduled debt service obligations. The Indenture may also restrict the Corporation’s ability to raise additional debt or equity capital to be used to repay other indebtedness when it becomes due.

The Corporation’s inability to generate sufficient cash flow to satisfy its debt obligations, or to refinance its indebtedness on commercially reasonable terms or at all, would materially and adversely affect the Corporation’s business, results of operations, financial condition and its ability to satisfy its obligations under the 2030 Notes.

Assets Held by our Subsidiaries.

The 2030 Notes are obligations of Aimia only. As a holding company, a substantial portion of our consolidated assets are held by our subsidiaries, which means that our ability to service our debt, including the 2030 Notes, depends on the results of operations of our subsidiaries and upon the ability of those subsidiaries to provide Aimia with cash, whether in the form of dividends, loans or otherwise, in order to pay amounts due on our obligations, including the 2030 Notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the 2030 Notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to Aimia from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Restrictive Covenants

The Indenture will, and the Corporation’s other debt agreements may, contain covenants that restrict the Corporation’s ability to engage in certain transactions and may impair the Corporation’s ability to respond to changing business and economic conditions.

In particular, the Indenture will contain restrictive covenants that limit the discretion of the Corporation with respect to certain business matters. These covenants include limitations on, among other things, the ability to:

•	incur additional indebtedness;

•	restrict the payment of distributions, payments on subordinated indebtedness and dividends;

•	repurchase stock;

•	make certain investments, distributions and acquisitions;

•	engage in transactions with affiliates;

•	merge, amalgamate, consolidate or make other fundamental changes; and

•	engage in certain types of businesses.

In addition, the Indenture contains covenants that may require the Corporation to meet certain financial ratios and financial condition tests before it will be permitted to take certain actions. See Schedule A – Terms of the 2030 Notes – Restrictive Covenants for a summary of the restrictive covenants to be included in the Indenture.

A failure to comply with the obligations in the Indenture could result in a default, which, if not cured or waived, could permit acceleration of the 2030 Notes. However, the Corporation cannot assure holders of 2030 Notes that its assets or cash flow would be sufficient to fully repay borrowings under its outstanding debt instruments, including the 2030 Notes, if accelerated upon an event of default, or that it would be able to repay, refinance or restructure the payments on those debt instruments.

Dividends

The terms of the 2030 Notes will restrict the ability of the Corporation to make dividend payments unless certain conditions or exceptions are met. However, it is expected that the Corporation will continue to pay its ordinary course quarterly cash dividend on any Preferred Shares outstanding following the completion of the Offers, which will be expressly permitted by the terms of the Indenture. See Schedule A – Terms of the 2030 Notes – Covenants for a complete description of the exceptions to the dividend restrictions. Any dividends, if paid, will reduce the Corporation’s available cash flow and asset available to make scheduled principal and interest payments due on the 2030 Notes or upon any acceleration of the 2030 Notes.

Unsecured and Subordinate Nature of the 2030 Notes

The 2030 Notes will be senior unsecured obligations of the Corporation and will rank (i) subordinate to all existing and future Senior Secured Indebtedness of the Corporation, (ii) subordinate to all existing and future secured indebtedness that is not Senior Secured Indebtedness, but only to the extent of the value of the assets securing such other secured indebtedness, (iii) pari passu with each 2030 Note issued under the Indenture and with all other present and future unsubordinated indebtedness of the Corporation that is not Senior Secured Indebtedness, including trade creditors, (iv) senior in right of payment to indebtedness of the Corporation that by its terms is subordinated in right of payment to the 2030 Notes, and (v) structurally subordinated to all existing and future obligations, including indebtedness and trade payables, of the Corporation’s subsidiaries. The payment of principal and premium, if any, of, and interest on, the 2030 Notes will be subordinated in right of payment to all Senior Secured Indebtedness of the Corporation. If the Corporation is involved in any bankruptcy, dissolution, liquidation, reorganization or other insolvency proceeding, the holders of Senior Secured Indebtedness or other secured debt would be paid before the holders of 2030 Notes receive any amounts due under the 2030 Notes. In that event, a holder of 2030 Notes may not be able to recover any principal or interest due to it under the 2030 Notes.

No Public Market for the 2030 Notes

The 2030 Notes will not be listed on a securities or exchange quotation system and consequently there will be no market through which the 2030 Notes may be sold and purchasers may not be able to resell the 2030 Notes acquired pursuant to the Offers. Future trading prices of the 2030 Notes will depend on many factors, including but not limited to prevailing interest rates, the Corporation’s financial condition and results of operations, and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing.

There can be no assurance that an active trading market will develop for the 2030 Notes after the Offers are completed or, if developed, that such market will be sustained. This may affect the pricing of the 2030 Notes in the secondary market, the transparency and availability of trading prices, the liquidity of the 2030 Notes and the extent of issuer regulation.

Change of Control or Sale of Assets

The Corporation will be required to offer to purchase all outstanding 2030 Notes following the occurrence of a Change of Control (as defined in Schedule A – Terms of the 2030 Notes) at a purchase price equal to 101% of the aggregate principal amount (plus accrued and unpaid interest) of the 2030 Notes. It is possible that following a Change of Control, the Corporation will not have sufficient funds at that time to make the required purchase of outstanding 2030 Notes or that restrictions contained in other indebtedness will restrict those purchases. The Corporation’s failure to purchase the 2030 Notes in accordance with the terms of the Indenture would constitute an Event of Default (as defined in Schedule A – Terms of the 2030 Notes) under the Indenture, which may also trigger a default under the terms of the Corporation’s other indebtedness, if any, at that time. See Schedule A – Terms of the 2030 Notes — Change of Control.

Subject to certain priority provisions applicable to the Corporation, should Aimia consummate an Asset Sale (as defined in Schedule A – Terms of the 2030 Notes), Aimia has an obligation to redeem the 2030 Notes at 100% of the aggregate principal amount (plus accrued and unpaid interest), subject to available proceeds resulting from such transaction(s) after the payment of first lien/ subsidiary secured debt and payment of .

subsidiary management incentive plan in full, and therefore the Corporation may not be able to direct the use the proceeds from such transaction(s) to other areas of its business. See Schedule A – Terms of the 2030 Notes — Sale of Assets

Redemption Prior to Maturity Date

The 2030 Notes will be redeemable, at the option of the Corporation, at any time prior to the second anniversary of the date of issuance of the 2030 Notes, in whole or in part, from time to time, at a price equal to 100% of the aggregate principal amount of the 2030 Notes being redeemed plus the Applicable Premium (as defined in Schedule A – Terms of the 2030 Notes) as of, and accrued and unpaid interest to, but excluding, the applicable date of redemption. Holders of 2030 Notes should assume that this redemption option will be exercised if the Corporation is able to refinance the 2030 Notes at a lower interest rate or it is otherwise in the interest of the Corporation to redeem the 2030 Notes.

Book-Entry System

Unless and until certificated 2030 Notes are issued in exchange for book-entry interests in the 2030 Notes, owners of the book-entry interests will not be considered owners or holders of 2030 Notes. Instead, the Depositary or its nominee will be the sole holder of the 2030 Notes. Payments of principal, interest and other amounts owing on or in respect of the 2030 Notes in global form will be made to the paying agent, which will make payments to CDS. Thereafter, such payments will be credited to CDS participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Owners of book-entry interests will not have the direct right to act upon the Corporation’s solicitations for consents or requests for waivers or other actions from holders of the 2030 Notes. Instead, holders of beneficial interests in the 2030 Notes will be permitted to act only to the extent such holders have received appropriate proxies to do so from CDS or, if applicable, a participant. There is no assurance that procedures implemented for the granting of such proxies will be sufficient to enable holders of beneficial interests in the 2030 Notes to vote on any requested actions on a timely basis.

Canadian Bankruptcy and Insolvency Laws

The rights of the Trustee to enforce remedies could be delayed by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to the Corporation. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) contain provisions enabling an insolvent person to obtain a stay of proceedings against its creditors and to file a proposal to be voted on by the various classes of its affected creditors. A restructuring proposal, if accepted by the requisite majorities of each affected class of creditors, and if approved by the relevant Canadian court, would be binding on all creditors within each affected class, including those creditors that did not vote to accept the proposal. Moreover, this legislation, in certain instances, permits the insolvent debtor to retain possession and administration of its property, subject to court oversight, even though it may be in default under the applicable debt instrument, during the period that the stay against proceedings remains in place. The powers of the court under the Bankruptcy and Insolvency Act (Canada), and particularly under the Companies’ Creditors Arrangement Act (Canada), have been interpreted and exercised broadly so as to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, the Corporation cannot predict whether payments under the 2030 Notes would be made during any proceedings in bankruptcy, insolvency or other restructuring, whether or when the Trustee could exercise its rights under the Indenture or whether and to what extent holders of the 2030 Notes would be compensated for any delays in payment, if any, of principal, interest and costs, including the fees and disbursements of the respective trustees.

17	EARNINGS COVERAGE RATIO

The earnings coverage ratios set forth below have been calculated using historical financial information derived from the Corporation’s annual and condensed interim consolidated financial statements, and have been prepared in accordance with Canadian disclosure requirements, using financial information that was prepared in accordance with IFRS. The earnings assume that there are no-additional earnings derived from the issuance of the 2030 Notes. Earnings coverage ratio is equal to net earnings attributable to owners of the parent before borrowing costs on all long-term debt and income tax divided by borrowing costs on all financial liabilities and dividends on Preferred Shares.

The Corporation’s borrowing cost requirements, after giving effect to the issue of the 2030 Notes (assuming that all of the Preferred Shares are acquired upon completion of the Offers), amounted to $33.5 million for the twelve-month period ended September 30, 2024. The Corporation’s profit or loss attributable to owners of the parent before borrowing costs and income tax for the twelve months then ended was $(50.0) million, which is (1.5) times the Corporation’s borrowing cost requirements for this period. The Corporation’s borrowing cost requirements, after giving effect to the issue of the 2030 Notes (assuming that all of the Preferred Shares are acquired upon completion of the Offers), amounted to $28.9 million for the year ended December 31, 2023. The Corporation’s profit or loss attributable to owners of the parent before borrowing costs and income tax for the year then ended was $(169.7) million, which is (5.9) times the Corporation’s borrowing cost requirements for this period.

The earnings coverage ratio for the Corporation for the twelve-month period ended September 30, 2024 is less than one-to-one. Based on earnings coverage ratio as prescribed by the Canadian Securities Administrators, the additional earnings attributable to owners of the parent required to bring the ratio to one-to-one are $79.9 million at September 30, 2024, and $83.5 million at September 30, 2024 for the pro forma earnings coverage ratio, after giving effect to the issuance of the 2030 Notes (assuming all of the Series 1 Preferred Shares, Series 3 Preferred Shares and Series 4 Preferred Shares are deposited pursuant to the Offers). The earnings coverage ratio for the Corporation for the year ended December 31, 2023 is less than one-to-one. Based on earnings coverage ratio as prescribed by the Canadian Securities Administrators, the additional earnings attributable to owners of the parent required to bring the ratio to one-to-one are $192.4 million at December 31, 2023, and $198.6 million at December 31, 2023 for the pro forma earnings coverage ratio, after giving effect to the issuance of the 2030 Notes (assuming all of the Series 1 Preferred Shares, Series 3 Preferred Shares and Series 4 Preferred Shares are deposited pursuant to the Offers).

The earnings coverage ratios for the year ended December 31, 2023 and the twelve-month period ended September 30, 2024, are impacted by numerous factors, including, but not limited to, the fact that the year ended December 31, 2023 only includes partial period of results from Aimia’s operating businesses (Bozzetto and Cortland International), as well as the fact that both periods included several non-recurring and/or non-cash expenses that do not directly impact the Corporation’s ability to repay its borrowing costs obligations. These items are listed in the reconciliation table below. Excluding those items, the Corporation’s pro forma adjusted earnings coverage ratios would have amounted to 0.6 times and 1.1 times, respectively.

	Year ended December 31, 2023	Twelve months period ended September 30, 2024
Consolidated profit (loss) attributable to owners of the parent before borrowing costs and income taxes - As reported	(169.7)	(50.0)
Net change in fair value of investments	98.6	55.4
Share of net (earnings) loss from equity-accounted investments	19.9	10.7
Gain on disposal of equity-accounted investments	(19.3)	(19.3)
(Income) expenses related to carried interest, call option, fair value gain (loss) on contingent consideration and Aimia warrants	25.2	(8.6)
Cost related to the termination of Paladin agreements	0.0	7.2
Transaction and transition related costs	28.5	4.7
Share-based compensation expense (reversal)	(0.2)	(0.5)

	Year ended December 31, 2023		Twelve months period ended September 30, 2024
Cost of sales expense related to inventory fair value step up resulting	7.6		0.3
Amortization of intangibles assets	12.5		16.1
Executives separation payments	0.0		1.6
Legal, professional fees and other fees incurred in relation to shareholder activism, including litigation settlement agreements, and the termination of an executive of a subsidiary	15.8		21.3
Non-controlling interest impact related to adjustments	(1.6)		(0.8)
Adjusted Consolidated profit (loss) attributable to owners of the parent before borrowing costs and income taxes	17.3		38.1

Pro Forma Borrowing costs requirements	28.9		33.5
Adjusted Earnings coverage ratio	0.6	x	1.1	x

18	DOCUMENTS INCORPORATED BY REFERENCE

The following documents of the Corporation, which have been filed with the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada where the Corporation is a reporting issuer, are specifically incorporated by reference into, and form an integral part of, this Circular:

1.	the annual information form of the Corporation dated March 28, 2024 for the year ended December 31, 2023;

2.	the audited consolidated financial statements of the Corporation for the years ended December 31, 2023 and 2022 together with the notes thereto and the auditor’s reports thereon;

3.	the management’s discussion and analysis of financial condition and results of operations of the Corporation for the years ended December 31, 2023 and 2022;

4.	the unaudited condensed interim consolidated financial statements of the Corporation for the three-month and nine-month periods ended September 30, 2024 and 2023 and the notes thereto;

5.	the management’s discussion and analysis of financial condition and results of operations for the three-month and nine-month periods ended September 30, 2024 and 2023;

6.	the management information circular of the Corporation dated May 27, 2024 in respect of the annual meeting of shareholders of the Corporation held on June 26, 2024; and

7.	the material change report dated November 11, 2024 relating to the cooperation agreement with Mithaq Capital.

Any documents of the type described in Section 11.1 of Form 44-101F1 of National Instrument 44-101 – Short Form Prospectus Distributions filed by the Corporation with a securities commission or similar authority in any of the provinces and territories of Canada after the date of this Circular and prior to the termination of the Offers, shall be deemed to be incorporated by reference in this Circular.

Any statement contained in this Circular or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for the purposes of this Circular, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular.

19	CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

McCarthy Tétrault LLP acted as counsel to Aimia with respect to corporate and securities law matters in connection with the Offers, while Stikeman Elliott LLP acted as counsel with respect to Canadian taxation matters and Jenner & Block LLP acted as counsel with respect to U.S. matters.

Aimia is not aware of any license or regulatory permit that is material to the Corporation’s business that might be adversely affected by the Corporation’s acquisition of Preferred Shares pursuant to the Offers or of any approval or other action by any government or governmental, administrative or regulatory authority or agency in any jurisdiction that would be required for the acquisition or ownership of Preferred Shares by the Corporation pursuant to the Offers and that has not been obtained on or before the date hereof.

Should any such approval or other action be required, we currently contemplate that such approval will be sought or other action will be taken. We cannot predict whether we may determine that we must delay the acceptance for payment of Preferred Shares deposited pursuant to the Offers pending the outcome of any such matter.

There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business.

Our obligations pursuant to the Offers to take up and pay for Preferred Shares are subject to certain conditions. See Section 6 of the Offers to Purchase, “Conditions of the Offers”.

Each of the Offers constitutes an “issuer bid” within the meaning of MI 61-101, and as such is subject to Part 3 — Issuer Bids of MI-61-101. Aimia is relying on the “bid for non-convertible securities” exemption specified in MI 61-101 from the requirement to obtain a formal valuation applicable to the Offers.

Under MI 61-101, the valuation requirements do not apply to offers for securities that are not “equity securities” and that are not, directly or indirectly, convertible into “equity securities”. The term “equity securities” is defined in MI 61-101 as securities of an issuer that carry a residual right to participate in the earnings of the issuer and, on liquidation or winding up of the issuer, in its assets. Aimia has determined that the Preferred Shares do not constitute “equity securities” for the purposes of MI 61-101.

Accordingly, the valuation requirements of securities regulatory authorities in Canada applicable to issuer bids generally are not applicable in connection with the Offers.

To our knowledge or the knowledge of any of our directors and officers, after reasonable enquiry, no “prior valuations” (as such term is defined in MI 61-101) regarding Aimia, its securities or its material assets have been prepared within the 24 months preceding the date hereof.

20	ENFORCEMENT OF JUDGEMENTS AGAINST FOREIGN PERSONS

Certain of our directors, namely Thomas Finke, Robert Feingold, Linda Habgood, Muhammad Asif Seemab, Yannis Skoufalos and Jordan Teramo, reside outside of Canada, and each has appointed Aimia Inc., 1

University Avenue, 3rd Floor, Toronto, Ontario, Canada M5J 2P1, as their agent for service of process. Preferred Shareholders are advised that it may not be possible for them to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

21	SOURCE OF FUNDS

The Corporation expects to fund any purchases of Preferred Shares pursuant to the Offers by issuing 2030 Notes, and expects to fund payment of any applicable Cash Balances and all related fees and expenses of the Offers, using the Corporation’s available cash on hand and other short-term investments, including investments in bonds.

22	FINANCIAL ADVISOR

TD Securities has been retained to serve as financial advisor for the Offers. TD Securities and its affiliates have provided and may in the future provide, various investment banking, commercial banking and other services to us, for which they have received, or we expect they will receive, customary compensation from us.

In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, TD Securities and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. TD Securities may from time to time hold Preferred Shares in their proprietary accounts, and, to the extent they own Preferred Shares in these accounts at the time of the Offers, TD Securities may tender the Preferred Shares pursuant to the Offers.

23	DEPOSITARY

We have appointed TSX Trust Company to act as the Depositary for, among other things: (i) the receipt of certificates representing Preferred Shares and related Letters of Transmittal deposited pursuant to the Offers; (ii) the receipt of Notices of Guaranteed Delivery and certificates delivered pursuant to the procedures for guaranteed delivery set forth in Section 4 of the Offers to Purchase, “Procedure for Depositing Preferred Shares”; (iii) the receipt from us of the consideration (2030 Notes and any applicable Cash Balances) for the Preferred Shares acquired by the Corporation pursuant to the Offers, as agent for the depositing Preferred Shareholders; and (iv) the transmittal of such consideration to the depositing Preferred Shareholders, as agent for the depositing Preferred Shareholders. The Depositary may contact Preferred Shareholders by mail, telephone or email, and may request financial advisors, stock brokers, commercial banks, trust companies, or any other nominee of Preferred Shareholders to forward materials relating to the Offers to beneficial owners of Preferred Shares. The Depositary is not an affiliate of Aimia and the Depositary also acts as Aimia’s transfer agent and registrar.

24	STATUTORY RIGHTS

Securities legislation in the provinces and territories of Canada provides Preferred Shareholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages if there is a misrepresentation in a circular or notice that is required to be delivered to the Preferred Shareholders. However, such rights must be exercised within prescribed time limits. Preferred Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

25	FEES AND EXPENSES

No fee or commission will be payable by any Preferred Shareholder who deposits Preferred Shares directly with the Depositary in connection with the Offers. If you are a Non-Registered Preferred Shareholder who holds Preferred Shares through a financial advisor, stock broker, commercial bank, trust company or other nominee, you should consult with such persons regarding whether fees or commissions will apply in connection with a deposit of Preferred Shares pursuant to an Offer. We will not pay any fees or commissions to any stock broker or dealer or any other person for soliciting deposits of Preferred Shares pursuant to the Offers. Investment dealers, stock brokers, commercial banks, trust companies and other nominees may, in certain circumstances, be reimbursed by the Corporation for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

TD Securities will receive fees from us for their services as Financial Advisor in connection with the Offers. We have agreed to reimburse TD Securities for certain reasonable out-of-pocket expenses incurred in connection with the Offers and to indemnify TD Securities against certain liabilities to which they may become subject as a result of their engagement, including liabilities under applicable securities laws.

We have retained TSX Trust Company to act as the Depositary in connection with the Offers. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offers, including certain liabilities under applicable securities laws.

We expect to incur expenses of approximately $4.2 million in connection with the Offers, which includes filing fees, Financial Advisor fees, advisory fees, legal, translation, accounting, depositary, printing and mailing fees. Such fees and expenses will be paid by Aimia from available cash on hand.

CERTIFICATE OF AIMIA

November 21, 2024

The Board of Directors of Aimia has approved the contents of the Offers to Purchase and the accompanying Circular dated November 21, 2024 and the delivery thereof to Preferred Shareholders. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

By:	“Thomas Finke”	By:	“Steven Leonard”
	Thomas Finke		Steven Leonard
	Executive Chairman		President & Chief Financial Officer

On behalf of the Board of Directors

By:	“James Scarlett”	By:	“Thomas Little”
	James Scarlett		Thomas Little
	Director		Director

SCHEDULE A – TERMS OF THE 2030 NOTES

The following is a summary of the material attributes and characteristics of the 2030 Notes. This summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the terms of the Indenture, to be dated on or around the Expiry Date (the “Issue Date”). Capitalized terms used in this Schedule A – Terms of the 2030 Notes shall have the meaning given in the “Definitions” section of this Schedule A – Terms of the 2030 Notes, or if not otherwise defined herein, in the Offers and Circular.

General

The 2030 Notes will be issued under the Indenture, which will authorize the issue of the 2030 Notes in such principal amount representing the aggregate Purchase Price payable by Aimia in 2030 Notes for the Preferred Shares that are tendered to the Offers and taken up by the Corporation.

On the Issue Date, the 2030 Notes will be available for delivery in book-entry only form through the facilities of CDS. Holders of beneficial interests in the 2030 Notes will not have the right to receive physical certificates evidencing their ownership of 2030 Notes except under certain circumstances described under “Book-Entry System”.

The 2030 Notes will be direct obligations of the Corporation and will not be secured by any mortgage, pledge, hypothec or other charge over any assets or property of the Corporation or its Subsidiaries, and will be subordinated to certain other liabilities of the Corporation as described under “Ranking”.

Interest

The 2030 Notes will bear interest from the Issue Date at an annual rate of 9.75% per annum, payable semi-annually on June 30 and December 31 in each year (or the immediately following Business Day if any Interest Payment Date would not otherwise be a Business Day), with the first Interest Payment Date being on June 30, 2025. The initial interest payment on June 30, 2025 will represent accrued interest for the period from the Issue Date to, but excluding June 30, 2025 (and will equal $4.46 per $100 principal amount of 2030 Notes). For the final interest period, if applicable, interest will be payable from December 31, 2029 to (but excluding) the Maturity Date (and will equal $0.37 per $100 principal amount of 2030 Notes).

Interest on the 2030 Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 365-day or 366-day year, as applicable; except that interest in respect of any period that is shorter than a full semi-annual interest period will be computed on the basis of a 365-day or 366-day year, as applicable, and the actual number of days elapsed in that period.

Aimia will have the option, in its sole discretion, to make interest payments on the 2030 Notes in kind at any time at a 1.50% premium to the cash coupon on the 2030 Notes; provided, however, that Aimia shall not be entitled to make PIK Interest payments on the 2030 Notes if concurrently with such payments Aimia satisfies its obligations ranking junior to the 2030 Notes in cash.

For purposes of disclosure pursuant to the Interest Act (Canada), whenever interest is calculated under a Note on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as an annual rate by multiplying such rate of interest by a fraction, the numerator of which is the actual number of days in such calendar year, and the denominator of which is the number of days in the deemed year.

Ranking

The 2030 Notes will be direct senior unsecured obligations of Aimia and will rank (i) subordinate to all existing and future Senior Secured Indebtedness of Aimia, (ii) subordinate to all existing and future secured Indebtedness that is not Senior Secured Indebtedness of Aimia, but only to the extent of the value of the assets securing such other secured indebtedness, (iii) pari passu with each note issued under the Indenture and with all other present and future unsubordinated indebtedness of Aimia that is not Senior Secured

Indebtedness, including trade creditors, (iv) senior in right of payment to Indebtedness of Aimia that by its terms is subordinated in right of payment to the 2030 Notes, and (v) structurally subordinated to all existing and future obligations, including Indebtedness and trade payables, of Aimia’s subsidiaries.

The Indenture will not restrict Aimia’s subsidiaries from incurring Indebtedness or from mortgaging, pledging or charging their property or assets to secure any of such subsidiary’s indebtedness or liabilities. In addition, the 2030 Notes will not be guaranteed by any subsidiary of Aimia. The 2030 Notes will also be structurally and effectively subordinate to claims of creditors (including trade creditors) of Aimia’s subsidiaries except to the extent Aimia is a creditor of such subsidiaries ranking at least pari passu with such creditors of Aimia’s subsidiaries.

Change of Control

Within 30 days following the occurrence of (i) the acquisition by any Person, or group of Persons acting jointly or in concert, of beneficial ownership, directly or indirectly, of more than 50% of the outstanding voting securities of Aimia, measured by voting power rather than the number of shares, or (ii) the adoption or approval by the board of directors of Aimia or its shareholders of a plan relating to the liquidation or dissolution of the sale or other transfer of all or substantially all of the assets of Aimia (each, a “Change of Control”), Aimia will be required to make an “Offer to Purchase” all of the 2030 Notes at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon, to but excluding the date of repurchase, unless Aimia has exercised its optional right to redeem all of the 2030 Notes. A Change of Control will only be deemed to have occurred once such Change of Control has actually been consummated.

Holders of 2030 Notes may accept any Offer to Purchase in whole or in part. If holders of 90% or more in aggregate principal amount of the 2030 Notes outstanding on the date Aimia delivers the Offer to Purchase to the Trustee, other than 2030 Notes held by or on behalf of the offeror or an affiliate or associate of the offeror, accept the Offer to Purchase, Aimia will have the right to redeem all the remaining 2030 Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon. Notice of such redemption must be given to the Trustee within 30 days following the purchase pursuant to Offer to Purchase, and promptly thereafter, by the Trustee to the holders of 2030 Notes not tendered pursuant to the Offer to Purchase.

Optional Redemption

At any time and from time to time prior to January 14, 2027 Aimia may, at its option, redeem all or a part of the 2030 Notes, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the aggregate principal amount of the 2030 Notes to be redeemed, plus the Applicable Premium and accrued and unpaid interest, if any, to but excluding the applicable date of redemption (subject to the rights of holders on the relevant record date to receive interest due on the relevant Interest Payment Date).

Except pursuant to the preceding paragraph, the 2030 Notes will not be redeemable to Aimia’s option prior to January 14, 2027.

At any time and from time to time on or after January 14, 2027, Aimia may redeem all or a part of the 2030 Notes, upon not less than 15 days’ and no more than 60 days’ prior written notice, at a redemption price equal to 100% of the aggregate principal amount of 2030 Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date (subject to the rights of holders on the relevant record date to receive interest due on the relevant Interest Payment Date).
Sale of Assets

Should Aimia consummate a transaction, or a series of related transactions, resulting in the acquisition by a third party of more than 50% of Aimia’s property or assets, other than certain enumerated dispositions set out in the Indenture, (an “Asset Sale”) on or after the Issue Date, Aimia shall redeem the 2030 Notes at 100% of the aggregate principal amount (plus accrued and unpaid interest to but excluding the applicable redemption date), subject to available proceeds resulting from such transaction(s) after the payment of first lien and/or secured debt or Aimia and its subsidiaries and payment of subsidiary management incentive plan in full.

Covenants

Set forth below are certain covenants that will be contained in the Indenture.

Payment of 2030 Notes

Aimia shall pay or cause to be paid the principal of, premium, if any, and interest on the 2030 Notes on the dates and in the manner provided in the 2030 Notes and the Indenture. If a payment date is not a Business Day, payment may be made on the next succeeding Business Day, and no interest shall accrue on such payment for the intervening period.

Limitation on Restricted Payments

Aimia shall not, directly or indirectly:

(i)
declare or pay any dividend or make any other payment or distribution on account of Aimia’s Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation, unless (i) such dividends, distributions or payments by Aimia are payable in Equity Interests of Aimia and (ii) no Default or Event of Default has occurred and is continuing at the time such dividend or distribution is made or declared or would result from the making of such dividend, distribution or other payment;

(ii)	repurchase or redeem any equity in Aimia unless:

A.	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

B.	the Consolidated Net Leverage Ratio is less than 3.5x, determined immediately after giving effect to such Restricted Payment on a pro forma basis; and

C.	all Restricted Payments made under this paragraph (ii) in any fiscal year are, in the aggregate, less than the greater of:

a)	$35 million;

b)	5.0% of Adjusted Total Assets;

(iii)
make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than any payment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness made in anticipation of the final maturity of such Subordinated Indebtedness within one year of the date of such payment, redemption, repurchase, defeasance or other acquisition or retirement

(the items in paragraph (i) to (iii) above, “Restricted Payments”).

In addition, Aimia shall not make any Investment other than a Permitted Investment.

The above restrictions shall not prohibit:

(i)
the payment of any dividend or distribution or consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(ii)	making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale of Equity Interests of Aimia (other than any Disqualified Stock);

(iii)
the defeasance, redemption or repurchase or other acquisition or retirement of (A) Subordinated Indebtedness of Aimia made in exchange for, or out of the proceeds of the substantially concurrent sale of, new Subordinated Indebtedness of Aimia or (B) Disqualified Stock of Aimia made in exchange for, or out of the proceeds of the substantially concurrent sale of new Disqualified Stock;

(iv)	Restricted Payments to pay for the repurchase of employee equity;

(v)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Aimia or any class or series of preferred stock issued by Aimia;

(vi)	redemptions of Equity Interests and cash payments under any normal course issuer bid commenced by Aimia with respect to its Equity Interests;

(vii)
repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or made in lieu of payment of withholding taxes in connection with the vesting of Equity Interests or any exercise or exchange of options, warrants or rights to acquire such Equity Interests;

(viii)
payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger, transfer of assets or squeeze-out transaction not otherwise prohibited by the terms of the Indenture;

(ix)	the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of Aimia;

(x)	Restricted Payments funded using the net proceeds of the sale of Aimia’s property or assets that has not triggered a mandatory prepayment on the 2030 Notes under the Indenture;

(xi)
making any Restricted Payment to the extent that at the time of such payment or the declaration thereof, the Consolidated Net Leverage Ratio would not exceed 2.5x, determined immediately after giving effect to such Restricted Payment on a pro forma basis; and

(xii)
other Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this paragraph in any fiscal year, does not exceed the greater of $35 million and 5.0% of Adjusted Total Assets.

Dividend or Payment Restrictions Affecting Subsidiaries

Aimia shall not, and shall not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction on the ability of any Subsidiary to:

(i)
pay dividends or make any other distributions to Aimia on such Subsidiary’s Capital Stock or with respect to any other interest or participation in, or measured by, its profits; provided that in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a wholly-owned Subsidiary, Aimia receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities; or

(ii)	pay any Indebtedness owed to Aimia by such Subsidiary.

The restrictions above shall not apply to encumbrances or restrictions existing under or by reason of:

(i)
contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Subsidiary Financing Arrangements and their related documentation, Hedging Obligations and other Existing Indebtedness;

(ii)	the Indenture, the 2030 Notes and, if applicable, any related documentation;

(iii)	purchase money obligations for property acquired in the ordinary course of business and Leases that impose restrictions of the nature discussed in this paragraph on the property so acquired;

(iv)	applicable law or any applicable rule, regulation or order;

(v)
any agreement or other instrument of a Person acquired by Aimia or any Subsidiary in existence at the time of such acquisition or at the time it merges or amalgamates with or into Aimia or any Subsidiary or assumed in connection with the acquisition of assets from such Person (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person and its Subsidiaries so acquired, or the property or assets so assumed (including (a) after acquired property that is affixed to or incorporated into such property or assets that are the subject of such agreement or (b) proceeds thereof);

(vi)
contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(vii)	secured Indebtedness that limits the right of the debtor to dispose of the assets securing such Indebtedness otherwise permitted to be incurred pursuant to the terms of the Indenture;

(viii)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix)
any encumbrances or restrictions imposed by agreements or instruments governing other Indebtedness, Disqualified Stock or Preferred Stock of Subsidiaries; provided that such agreements or instruments are, in the good faith judgment of Aimia, not materially more restrictive on such Subsidiaries with respect to such encumbrances and restrictions, taken as a whole, than those contained in Subsidiary Credit Facilities as in effect on the Issue Date;

(x)	customary provisions with respect to distributions or the disposition of assets in joint venture agreements and other similar agreements;

(xi)
customary provisions contained in leases, licences or similar agreements, including with respect to intellectual property and other agreements, that restrict the subletting, assignment or transfer of any property or asset subject thereto, in each case, entered into in the ordinary course of business;

(xii)
restrictions or conditions contained in any operating, construction, service, supply, purchase or other agreement to which Aimia or any of its Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of Aimia or such Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Aimia (including (a) after acquired property that is affixed to or incorporated into such property or assets or (b) proceeds thereof);

(xiii)	encumbrances or restrictions contained in Indebtedness permitted to be incurred pursuant to the Indenture that only apply to the Person or assets acquired with the proceeds of such

Indebtedness (including (a) after acquired property that is affixed to or incorporated into the assets covered by such Lien or (b) proceeds thereof); and

(xiv)
any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing of the contracts, instruments or obligations; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing are, in the good faith judgment of Aimia, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Incurrence of Indebtedness

Aimia shall not directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise with respect to any Indebtedness other than Permitted Indebtedness.

For greater certainty, nothing in the Indenture will prevent, restrict or limit the ability of Aimia to incur Permitted Indebtedness that ranks senior to the 2030 Notes or to grant any security interest, encumbrance, hypothec, mortgage, charge, debenture, lien, assignment by way of security, or other security on Aimia’s property or assets in connection therewith, and any Permitted Indebtedness secured by a first-priority Lien on all or a portion of any of the assets of the Corporation shall rank senior to the Indebtedness represented by the 2030 Notes.

Transactions with Affiliates

Aimia shall not make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Aimia (each of the foregoing, an “Affiliate Transaction”) unless such Affiliate Transaction is on terms that (taken as a whole) are not materially less favourable to Aimia than those that would have been obtained in a comparable transaction by Aimia with an unrelated Person on an arm’s-length basis.

The restrictions above will not apply to the following:

(i)	Permitted Investments, Permitted Indebtedness and Restricted Payments permitted by the Indenture;

(ii)	the payment of reasonable and customary fees and out-of-pocket expenses paid to, and indemnities provided for the benefit of, officers, directors, managers, employees or consultants of Aimia;

(iii)
transactions in which Aimia delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Aimia from a financial point of view or meets the requirements of the Indenture;

(iv)
payments and Indebtedness, Disqualified Stock and Preferred Stock (and cancellation of any thereof) of Aimia to any employee, in each case pursuant to (i) (A) any management equity plan or stock option plan or other management or employee benefits plan or agreement; or (B) any employment agreement, stock option plans and other compensatory arrangements and any supplemental retirement benefit plans or arrangements with such employee holder that are, in each case, in existence as of the Issue Date; and (ii) (x) any shareholders’ agreement, management equity plan or stock option plan or (y) any employment agreements with any such employee that are, in each case, approved by Aimia after the Issue Date in good faith;

(v)
any agreement, instrument or arrangement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole in any material respect as compared to the applicable agreement as in effect on the Issue Date as reasonably determined in good faith by Aimia);

(vi)
the existence of, or the performance by, Aimia of its obligations under the terms of, any shareholders’ agreement or its equivalent (including any registration rights agreement or purchase agreement related thereto) to which such Person is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Aimia of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (vi) to the extent that the terms of any such amendment or new agreement, taken as a whole, do not require payments by Aimia that are materially in excess of those required pursuant to the terms of the original agreement in effect on the Issue Date as reasonably determined in good faith by Aimia;

(vii)
transactions with customers, clients, joint ventures, joint venture partners, suppliers, or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are on terms that (taken as a whole) are not materially less favourable than those that would have been obtained at such time from an unaffiliated party and consistent with past practice as reasonably determined in good faith by Aimia;

(viii)	any issuance of Equity Interest (other than Disqualified Stock) by Aimia to Affiliates of Aimia and the granting of registration and other customary rights in connection therewith; and

(ix)	guarantees of performance given by Aimia in respect of any Subsidiary in the ordinary course of business.

Limitations on Business

Aimia shall not fundamentally and substantially alter the character of its business, taken as a whole, from an investment holding company having investment activities including but not limited to investing in public markets as well as controlled and non-controlled investments in private and public companies (including, without limitation, any sale, divestiture, acquisition, investment, financing or other similar transactions in existing, newly acquired and/or newly incorporated companies from time to time).

Fundamental Changes

Aimia shall not (i) amalgamate, consolidate or merge with or into or wind up into (whether or not Aimia is the surviving entity), or (ii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of Aimia, in one or more related transactions to any entity unless:

(i)
Aimia is the surviving or continuing entity or the entity formed by or surviving any such amalgamation, consolidation or merger (if other than Aimia) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is an entity organized or existing under the laws of Canada, any province or territory thereof, the United States of America, any state thereof, the District of Columbia, or any territory thereof (Aimia or such entity, as the case may be, being herein called the “Successor Company”);

(ii)
the Successor Company, if other than Aimia, expressly assumes all the Obligations of Aimia under the Indenture and any additional notes pursuant to a Supplemental Indenture pursuant to agreements in form reasonably satisfactory to the Trustee;

(iii)	immediately after such transaction, no Default or Event of Default exists;

(iv)
Aimia shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such Supplemental Indenture, if any, comply with the Indenture;

The Successor Company shall succeed to, and be substituted for, Aimia under the Indenture and the 2030 Notes, as applicable; provided that, in the case of a lease of all or substantially all its properties or assets, Aimia will not be released from the obligation to pay the principal of and interest on the 2030 Notes. So long as Aimia is the surviving or continuing entity, Aimia may consolidate or amalgamate with or merge into an Affiliate of Aimia incorporated solely for the purpose of reincorporating Aimia in another jurisdiction in Canada or the United States of America so long as the amount of Indebtedness of Aimia is not increased thereby.

Reporting Requirements

So long as any 2030 Notes are outstanding, unless Aimia has filed the same on SEDAR+ or any successor system thereto, Aimia will furnish to the Trustee, and the Trustee will deliver to the holders, a copy of:

(i)	within 90 days of the end of each fiscal year of Aimia, annual financial statements of Aimia for such fiscal year and a report of Aimia’s auditors thereon; and

(ii)	within 45 days of the end of each of the first three fiscal quarters of every fiscal year of Aimia, quarterly financial statements of Aimia for such fiscal quarter,

together with (in the case of each of the foregoing clauses (i) and (ii)), an associated “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and all of the foregoing financial information will be prepared on a basis substantially consistent with the corresponding financial information required to be filed by a reporting issuer under applicable Canadian securities laws with one or more securities regulators in Canada.

The Corporation will cause its Independent Financial Advisor to provide each holder of 2030 Notes, upon request and to the extent that such holder certifies to the Corporation that a valuation is required for fund valuation purposes, a fair and reasonable price for the initial 2030 Notes on a monthly basis. The Corporation shall not be liable for any discrepancy, error or miscalculation in determining such price for the initial 2030 Notes.

Aimia shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the date of the Indenture, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of Aimia during the preceding fiscal year has been made under the supervision of the signing officer with a view to determining whether Aimia has kept, observed, performed and fulfilled its obligations under the Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge Aimia has kept, observed, performed and fulfilled each and every condition and covenant contained in the Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of the Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action Aimia is taking or proposes to take with respect thereto).

Events of Default

The Indenture will provide that an “Event of Default” in respect of the 2030 Notes will occur if any one or more of the following described events has occurred with respect to the 2030 Notes:

(i)	default in payment of any principal on the 2030 Notes when due and payable, upon redemption, acceleration or otherwise, that is not remedied for three Business Days;

(ii)	default in payment of any interest, premium or any other amounts accruing on the 2030 Notes when due and payable that is not remedied for 15 Business Days;

(iii)
failure by Aimia for 60 days after receipt of written notice given by (a) the Trustee or (b) the noteholders of at least 50% in principal amount of the then-outstanding 2030 Notes to comply with any of its agreements (other than a default otherwise covered in the Indenture) in the Indenture or the 2030 Notes;

(iv)
failure by Aimia to pay final non-appealable judgments or orders for the payment of money in an aggregate amount exceeding $50 million (to the extent not covered by independent third-party insurance as to which the insurer has acknowledged liability in writing) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days; and

(v)	an Insolvency Event relating to Aimia.

Remedies

If any Event of Default (other than an Insolvency Event) occurs and is continuing, the Trustee, acting on instructions of noteholders holding at least 50% in principal amount of the then-outstanding 2030 Notes, may declare the principal, premium, if any, interest and any other monetary obligations on all the then-outstanding 2030 Notes to be immediately due and payable.

If an Event of Default as a result of Insolvency Event occurs and is continuing, the principal, premium, if any, interest and any other monetary obligations on all the then-outstanding 2030 Notes will be immediately due and payable.

Required Holders, by written notice to the Trustee may, on behalf of all of the noteholders, rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the 2030 Notes or to enforce the performance of any provision of the 2030 Notes or the Indenture.

Amendments and Waivers

The rights of the holders of the 2030 Notes may be modified in accordance with the terms of the Indenture. For that purpose, among others, the Indenture will contain certain provisions that make amendments binding on all holders of 2030 Notes. Aimia and the Trustee will be entitled to amend the Indenture or the 2030 Notes without the consent of any holder:

(i)	to cure any ambiguity, omission, mistake, defect or inconsistency;

(ii)	to provide for uncertificated 2030 Notes in addition to or in place of certificated 2030 Notes;

(iii)	to reflect any merger, amalgamation or other reorganization of Aimia permitted by the Indenture;

(iv)	to provide for the issuance of additional notes;

(v)
to make any changes that would provide any additional rights or benefits to the holders or that does not adversely affect the legal rights under the Indenture of any such holder in any material respect;

(vi)	to add covenants for the benefit of the holders or to surrender rights or powers conferred upon Aimia;

(vii)	to evidence and provide for the acceptance and appointment under the Indenture of a successor trustee; or

(viii)	to amend the provisions of the Indenture related to the transfer or legending of 2030 Notes, including without limitation to facilitate the issuance and administration of the 2030 Notes.

The consent of holders of 2030 Notes is not necessary to approve the particular form of any proposed amendment.

Aimia and the Trustee may not amend or waive any term of the Indenture or the 2030 Notes without the consent of each affected holder of 2030 Notes if such amendment or waiver:

(i)
would reduce the principal amount of 2030 Notes whose holders must consent to an amendment, waiver or supplement or would change to the definition of “Required Holders” or any other provision of the Indenture specifying the number or percentage of holders required to waive, amend or modify any rights hereunder or make any determination or grant any consent thereunder;

(ii)
reduce the principal or change the maturity date of any 2030 Notes or alter or waive the provisions with respect to redemption of 2030 Notes (other than as a result of a redemption arising from a Change of Control or Sale of Assets);

(iii)	reduce the rate or change the time for payment of interest on any 2030 Notes;

(iv)	make any changes in the amendment and waiver provisions in the Indenture; or

(v)	make any change to the ranking provisions of the Indenture or the 2030 Notes that would adversely affect the holders.

Aimia and the Trustee may otherwise amend or supplement the Indenture or the 2030 Notes with the consent of the Required Holders.

For purposes of the Indenture, including determination of the “Required Holders”, the 2030 Notes “outstanding” at any time shall be the entire principal amount of 2030 Notes represented by a global note and definitive notes authenticated by the Trustee, except for those 2030 Notes cancelled or delivered to the Trustee for cancellation.

Until an amendment, supplement or waiver becomes effective, a consent to it by a holder of 2030 Notes is a continuing consent by such holder and every subsequent holder of a 2030 Note or portion of a 2030 Note that evidences the same indebtedness as the consenting holder’s 2030 Note. However, any such holder or subsequent holder may revoke the consent if the Trustee receives written notice of revocation at least two Business Days before the date of the waiver, amendment or supplement becomes effective.

Book Entry System

The 2030 Notes will be issued in the form of fully-registered global notes (the “Global Notes”) held by, or on behalf of, CDS as custodian for its participants. All 2030 Notes will be represented in the form of Global Notes registered in the name of CDS or its nominee. Purchasers of 2030 Notes represented by Global Notes will not receive 2030 Notes in definitive form. Rather, the 2030 Notes will be represented only in “book-entry only” form (unless the Corporation, in its sole discretion, elects to prepare and deliver 2030 Notes in registered and definitive form (the “Definitive Notes”)). Beneficial interests in the Global Notes, constituting ownership of the 2030 Notes, will be represented through book-entry accounts of institutions acting on behalf of beneficial owners, as direct and indirect participants of CDS. Each holder of a 2030 Note represented by Global Notes will typically receive a customer confirmation of purchase from the institution from whom the 2030 Notes is purchased in accordance with the practices and procedures of the selling institution. The practices of such institution may vary but generally customer confirmations are issued promptly after execution of a customer order. CDS will be responsible for establishing and maintaining book-entry accounts for its participants having interests in Global Notes.

All interests in the 2030 Notes will be subject to the operations and procedures of CDS. The operations and procedures of each settlement system may be changed at any time. Aimia is not responsible for those operations and procedures.

If: (i) CDS notifies the Corporation that it is unwilling or unable to continue as depository in connection with the Global Notes and the Corporation is unable to locate a qualified successor to its reasonable satisfaction, (ii) at any time CDS ceases to be eligible to be a depository and the Corporation is unable to locate a qualified successor to its reasonable satisfaction, (iii) the Corporation determines, in its sole discretion, or is required by law, to terminate the book-entry only system for the 2030 Notes, or the book-entry only system ceases to exist, or (iv) in certain circumstances where an Event of Default has occurred, beneficial owners of 2030 Notes represented by Global Notes at such time will receive Definitive Notes.

Neither Aimia or the Trustee will have any responsibility or obligation to participants, or the Persons for whom they act as nominees, with respect to (i) the accuracy of the records of CDS, its nominee, or any participant, regarding any ownership interest in the securities, or (ii) any payments, or the providing of notice, to participants or beneficial owners.

Transfer and Exchanges of 2030 Notes

Transfers of beneficial ownership in 2030 Notes represented by Global Notes will be effected through records maintained by CDS for such Global Note or its nominees (with respect to interests of participants) and on the records of participants (with respect to interests of Persons other than participants). Unless Aimia elects, in its sole discretion, to prepare and deliver Definitive Notes, beneficial owners who are not participants in CDS’s book-entry system, but who desire to purchase, sell or otherwise transfer ownership of or other interest in Global Notes, may do so only through participants in CDS’s book-entry system.

The ability of a beneficial owner of an interest in a 2030 Notes represented by a Global Note to pledge the 2030 Note or otherwise take action with respect to such owner’s interest in a 2030 Note represented by a Global Note (other than through a participant) may be limited due to the lack of a physical certificate.

If Definitive Notes are used instead of or in place of Global Notes, registered holders of Definitive Notes may transfer such 2030 Notes upon payment of certain charges incidental thereto, if any, by executing and delivering a form of transfer together with the 2030 Notes to the registrar for the 2030 Notes at its principal offices in Toronto, Ontario or such other city or cities as may from time to time be designated by Aimia whereupon replacement 2030 Notes will be issued in authorized denominations in the same aggregate principal amount as the 2030 Notes so transferred, registered in the names of the transferees.

Payments

Payments of interest and principal on each Global Note will be made to CDS or its nominee, as the case may be, as the registered holder of the Global Note. As long as CDS or its nominee is the registered owner of a Global Note, CDS or its nominee, as the case may be, will be considered the sole legal owner of such Global Note for the purposes of receiving payments of interest and principal on the 2030 Notes and for all other purposes under the Indenture and the 2030 Notes. Interest payments on Global Notes will be made by electronic funds transfer or other means acceptable to the Trustee prior to the day interest is payable and will be delivered to CDS or its nominee, as the case may be.

Aimia understands that CDS or its nominee, upon receipt of any payment of interest or principal in respect of a Global Note, will credit participants’ accounts, on the date interest or principal is payable, with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global Note as shown on the records of CDS or its nominee. Aimia also understands that payments of interest and principal by participants to the owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such participants. Aimia’s responsibility and liability in respect of payments on 2030 Notes represented by the Global Note is limited solely and exclusively, while the 2030 Notes are registered in Global Note form, to making payment of any interest and principal due on such Global Note to CDS or its nominee.

If Definitive Notes are issued instead of or in place of Global Notes, payments of interest on each Definitive Note will be made by electronic funds transfer, cheque or other means acceptable to the Trustee at least three Business Days preceding the applicable Interest Payment Date. The Trustee will forward such payments to the address of the holders appearing in the register maintained by the registrar for the 2030 Notes at the close of business on the seventh Business Day prior to the Interest Payment Date. Payment of principal at maturity will be made at the principal office of the Trustee in the City of Toronto, Ontario (or in such other city or cities as may from time to time be designated by Aimia) against surrender of the Definitive Notes, if any. If the due date for payment of any amount of principal or interest on any Definitive Note is not, at the place of payment, a Business Day such payment will be made on the next Business Day and the holder of such Definitive Note shall not be entitled to any further interest or other payment in respect of such delay.

Aimia or the Trustee will make any withholdings or deductions from all payments on the 2030 Notes in respect of taxes required by law or by the interpretation or administration thereof and will remit the full amount withheld or deducted to the relevant Taxing Authority in accordance with applicable law.

Governing Law

Each of the Indenture and the 2030 Notes will be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

Definitions

Set forth below are certain additional defined terms used herein that will be used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Adjusted Total Assets” means the Total Assets of the Corporation at a certain date, minus the amount of intangible assets and goodwill, as reported in accordance with GAAP in its most-recent consolidated balance sheet.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, or by contract or otherwise.

“Applicable Premium” means all required interest payments due on a 2030 Note through January 14, 2027 (excluding accrued but unpaid interest to, but excluding, the redemption date), computed using a discount rate equal to the Government of Canada Rate (determined on the second Business Day immediately preceding the redemption date) as of such redemption date plus 100 basis points.
“Approved Rating Organization” has the meaning given to the term “designated rating organization” in National Instrument 44 101 – Short Form Prospectus Distributions.
“Capital Stock” means:

(a)	in the case of a corporation (or an unlimited liability company), corporate stock (however designated);

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)	in the case of a partnership or limited liability company, partnership or membership interests or units (whether general or limited); and

(d)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person.

“Cash Equivalents” means:

(a)	Canadian Dollars and U.S. Dollars;

(b)
securities issued or directly and fully and unconditionally guaranteed or insured by the government of Canada or the United States of America or any agency or instrumentality of either, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government, in each case maturing within 12 months or less from the date of acquisition;

(c)
certificates of deposit, time deposits in Canadian Dollars or U.S. Dollars and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any Schedule 1 or Schedule 2 Canadian bank or any United States commercial bank, in each case having combined capital and surplus in excess of US$500.0 million and the long term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent by S&P or Moody’s or the equivalent rating of another Approved Rating Organization;

(d)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)
commercial paper rated at least P‑1 by Moody’s or at least A‑1 by S&P and commercial paper (other than asset‑backed commercial paper which is not sponsored by a bank which is regulated by the Bank Act (Canada)) rated at least R‑1 (low) by DBRS and in each case maturing within 12 months after the date of issuance thereof;

(f)	money market funds investing at least 95% of their assets in securities of the types described in clauses (a) through (e) above;

(g)
marketable short‑term money market and similar securities having a rating of at least P‑1 or A‑1 from either Moody’s or S&P or at least R‑1 (low) by DBRS, respectively (or, if at any time none of Moody’s, S&P or DBRS shall be rating such obligations, an equivalent rating from another Approved Rating Organization), in each case maturing within 12 months after the date of creation thereof; and

(h)
securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any province, territory, or state of Canada or the United States, by any political subdivision or Taxing Authority thereof, the securities of which province, territory, state, political subdivision or Taxing Authority (as the case may be) are rated not lower than A‑ by S&P or the equivalent rating by another Approved Rating Organization.

“Cash Management Obligations” means obligations in respect of cash management services consisting of automated clearing house transactions, controlled disbursement services, treasury, depository, overdraft and electronic funds transfer services, foreign exchange facilities, currency exchange transactions or agreements and options with respect thereto, credit card processing services, credit or debit cards, purchase cards and any indemnity given in connection with any of the foregoing.

“Consolidated Net Leverage Ratio” means, as at any date of determination, the ratio of (a) Net Debt at such time, to (b) EBITDA for the applicable trailing twelve-month period.

“DBRS” means DBRS Ltd. or any successor to the rating agency business thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is convertible or exchangeable (in each case at the option of the holder of such Capital Stock) or upon the happening of any event (other than an event solely with the control of the issuer thereof), matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, in each case prior to the date that is 91 days after the earlier of the Maturity Date of the 2030 Notes (including any additional 2030 Notes issued after the Issue Date therein outstanding) and the date the 2030 Notes (including any additional 2030 Notes issued after the Issue Date) are no longer outstanding. Notwithstanding the preceding sentence, (a) Capital Stock issued to any employee or to any plan for the benefit of employees of the Corporation or its Subsidiaries or by any such plan to such employees, will not constitute Disqualified Stock solely because it may be required to be repurchased by the Corporation in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (b) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Corporation to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Corporation may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the Indenture. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Corporation and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EBITDA” means, for any period, an amount equal to the consolidated operating income (loss) of the Corporation as reported in the Corporation’s most-recent external financial statements, minus, to the extent included in such operating income (loss):

(a)	depreciation;

(b)	amortization;

(c)	impairment charges related to non-financial assets;

(d)	cost of sales expense related to inventory fair value step-up resulting from purchase price allocation;

(e)	share-based compensation;

(f)	costs related to the termination of the Paladin Agreements;

(g)	transaction costs related to Investments; and

(h)	any exceptional, one-off, non-recurring or extraordinary income or gains, all determined on a consolidated basis in accordance with GAAP.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Existing Indebtedness” means Indebtedness of the Corporation or the Subsidiaries in existence on the Issue Date.

“Finance Lease” means any Lease or hire purchase contract, a liability under which would, in accordance with GAAP, be treated as a balance sheet liability.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Chartered Professional Accountants of Canada which are in effect from time to time, which at the Issue

Date constitutes International Financial Reporting Standards as set out in the CPA Canada Handbook Accounting.

“Government of Canada Rate” means the arithmetic average of the interest rates quoted to the Corporation by two major Canadian investment dealers designated by the Corporation as being the annual yield to maturity, compounded semi-annually and calculated in accordance with GAAP, which a non-callable actively traded Government of Canada bond would carry if issued, in Canadian dollars in Canada, at 100% of its principal amount on the date fixed for redemption having a maturity most nearly equal to the period from the redemption date to January 14, 2027 that would be utilized at the time of selection and in accordance with generally accepted financial practice, in pricing new issues of corporate debt securities of comparable maturity to the period from the redemption date to January 14, 2027.

“Group” means the Corporation and each of its Subsidiaries.

“Hedging Obligations” means, with respect to any Person, the Obligations of such Person under currency exchange, interest rate or commodity protection agreements, currency exchange, interest rate or commodity future agreements, currency exchange, interest rate or commodity option agreements, currency exchange, interest rate or commodity hedge agreements, currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and other agreements or arrangements, in each case, providing for the transfer or mitigation of interest rate, currency exchange or commodity price risks either generally or under specific contingencies.

“Indebtedness” means, with respect to any Person, without duplication, (a) any indebtedness (including principal and premium) of such Person, whether or not contingent (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures, loan agreements or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof and drafts drawn thereunder) issued for the account of such Person or as to which that Person is otherwise liable for reimbursements of drawings, (iii) constituting obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (iv) in respect of obligations under a Finance Lease, (v) representing the deferred purchase price of property or services, to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, or (vi) representing any Hedging Obligations; provided that the amount of such Indebtedness in respect of Hedging Obligations will be equal to all net payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect thereof; (b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and (c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien on any asset owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness will be the lesser of the fair market value of such asset at the date of determination and the amount of Indebtedness so secured. Notwithstanding the foregoing, (i) Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations until such obligations become due and payable; (ii) Indebtedness shall not include any item to the extent such item (other than letters of credit and Hedging Obligations) would not appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP; and (iii) Indebtedness will be deemed not to include a lease other than a Finance Lease, which Indebtedness shall only include the capitalised value of such Finance Lease determined in accordance with GAAP.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing in Canada that is, in the good faith judgment of the Corporation, qualified to perform the task for which it has been engaged and that is independent of the Corporation and its Affiliates.

“Insolvency Event” means, with respect to the Corporation, any one of the following events:

(a)
the Corporation admits in writing its inability to pay its debts generally as they become due, or makes a general assignment for the benefit of creditors, or a receiver, manager, administrator, administrative receiver, receiver and manager, trustee, custodian or other similar official or any other Person is appointed by or on behalf of or at the insistence of a creditor of the Corporation with respect to the Corporation or any of the property, assets or undertakings of the Corporation, or any creditor or the Corporation takes control, or takes steps to take control, of the Corporation or its assets, or any proceedings are instituted against the Corporation that result in the Corporation being declared or ordered bankrupt or in administration, liquidation, winding-up, reorganization, compromise, arrangement, adjustment, protection, relief or composition of it or with respect to its debts and obligations (where such proceedings have been instituted by a Person other than the Corporation or a Person related to the Corporation seeking such result, and such proceedings have not been withdrawn, stayed, discharged or are otherwise of no further effect within 45 days of being instituted), under applicable law relating to bankruptcy, insolvency or reorganization of or relief with respect to debtors or debtors’ obligations or assets or other similar matters, or seeking the appointment of a receiver, manager, administrator, administrative receiver, receiver and manager, trustee, custodian or other similar official or like Person for it or with respect to any of its assets, or any resolutions are passed or other corporate actions of the Corporation are taken to authorize any of the actions set out in this paragraph (a);

(b)	the Corporation ceases performing a its business, or its business is suspended or is not being performed, whether voluntarily or involuntarily; or

(c)
if any execution, sequestration, extent or other process of any court becomes enforceable against the Corporation or if a distress or analogous process is levied against any property of the Corporation.

“Interest Payment Date” means, with respect to any Series of 2030 Notes, the date on which interest is payable thereon in accordance with the terms of such 2030 Notes;

“Investments” means, with respect to any Person, all investments, without duplication, by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commissions, travel and similar advances to officers and employees, in each case made in the ordinary course of business), or purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Corporation in respect of such Investment.

“Lease” means, at the time any determination is made, a lease of real or personal property that would at that time be required to be classified as a “lease” in accordance with GAAP.

“Lien” means, with respect to any property, any mortgage, lien (statutory or other), pledge, hypothecation, assignment, encumbrance, charge or other security interest or any preference, priority or other security of any kind or nature whatsoever in respect of such property, whether or not filed, registered or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof and any option or other agreement to sell or give a security interest in such property.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Debt” means, with respect to the Corporation, without duplication and on a consolidated basis, the aggregate amount of all Indebtedness of the Group after deduction of (a) all cash and Cash Equivalents held by any member of the Group and (b) the negative mark-to-market value of all Hedging Obligations.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest, fees and expenses accrued thereon after the commencement of any proceeding arising from an Insolvency Event at the rate, including any applicable post default rate, specified in the applicable agreement), prepayment premium (if any), guarantees of payment, penalties, fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Paladin Agreements” means the agreements between the Corporation and Paladin Private Equity, LLC that were terminated as announced by the Corporation by press release on May 17, 2024.

“Permitted Indebtedness” means:

(a)
Indebtedness where the principal amount (with letters of credit being deemed to have a principal amount equal to the face amount thereof), at any time outstanding does not exceed the greater of (x) $50 million, and (y) an amount equal to and 5.0% of Total Assets at any one time outstanding;

(b)	the incurrence by the Corporation of Indebtedness represented by 2030 Notes or any other notes issued under the Indenture;

(c)	guarantees under the Subsidiary Financing Arrangements;

(d)	Existing Indebtedness;

(e)
Indebtedness incurred by the Corporation constituting reimbursement obligations with respect to letters of credit or surety bonds issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, payment obligations in connection with self-insurance or similar statutory and other requirements in the ordinary course of business;

(f)
Indebtedness arising from agreements of the Corporation providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition;

(g)
Indebtedness of the Corporation to a Subsidiary; provided that any such Indebtedness owing to a Subsidiary is subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Subsidiary ceasing to be a Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Corporation) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this paragraph;

(h)	the guarantee by the Corporation of Indebtedness of the Corporation or a Subsidiary that was permitted to be incurred by another provision of the Indenture;

(i)
the incurrence or issuance by the Corporation of permitted refinancing indebtedness which serves to extend, replace, refund, refinance, renew or defease, or is in exchange for, any Indebtedness of the Corporation incurred as Permitted Indebtedness;

(j)	Permitted Refinancing Indebtedness;

(k)	Indebtedness incurred by the Corporation provided that the Consolidated Net Leverage Ratio of the Corporation is less than 2.5x on a pro forma basis after giving effect to such Indebtedness;

(l)
Indebtedness of the Corporation incurred to finance the acquisition of any Person, business or assets, or any merger, consolidation or amalgamation of any Person with or into the Corporation or Subsidiary; or

(m)
Indebtedness of Persons that are acquired by the Corporation or merged or amalgamated with or into the Corporation, or assumed in connection with the acquisition of minority investments held by Persons other than the Corporation or a wholly-owned Subsidiary in any non-Wholly-owned Subsidiary;

(n)	Indebtedness arising from the honoring by a bank or other financial institution of a cheque, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(o)	Indebtedness of the Corporation supported by a letter of credit issued pursuant to a credit facility, in a principal amount not in excess of the stated amount of such letter of credit;

(p)
Indebtedness of the Corporation consisting of (A) the financing of insurance premiums, or (B) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(q)	Indebtedness representing deferred compensation to employees of the Corporation incurred in the ordinary course of business;

(r)	Cash Management Obligations incurred by the Corporation in the ordinary course of business;

(s)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes); and

(t)	Indebtedness incurred by the Corporation to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the 2030 Notes.

“Permitted Investments” means:

(a)	Investments existing as of the Issue Date;

(b)	Investments made in Cash Equivalents when no Default or Event of Default has occurred and is continuing or would result as a consequence of making such Investment;

(c)
Investments made in the Corporation’s ordinary course of business to, or in connection with the acquisition of, a Subsidiary provided that no Default or Event of Default has occurred and is continuing or would result as a consequence of making such Investment; and

(d)
Investments in a non-controlled subsidiary in an amount not to exceed $50 million in a fiscal year provided that no Default or Event of Default has occurred and is continuing or would result as a consequence of making such Investment.

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness of a Subsidiary (the “Refinanced Indebtedness”), the incurrence of any Indebtedness by the Corporation in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, or, after the original instrument giving rise to such Indebtedness has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of any modification, refinancing, refunding, replacing, redeeming, repurchasing, defeasing, acquiring, amending, supplementing, restructuring, repaying, prepaying, retiring, extinguishing, renewal or extension of such Refinanced Indebtedness (collectively, to “Refinance” or a “Refinancing” or “Refinanced”); provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness except (i) by an amount equal to unpaid accrued interest, dividend and premium (including tender premiums) thereon plus defeasance costs, underwriting discounts, other amounts paid, and fees, commissions and expenses (including upfront fees or similar fees, original issue discount or initial yield payments) incurred, in connection with such Refinancing, (ii) by an amount equal to any existing revolving commitments unutilized thereunder and (iii) to the extent such excess amount is otherwise permitted to be incurred under the Indenture, and (b) Indebtedness resulting from such Refinancing shall have a final maturity date equal to or later than the earlier of the final maturity date of the Refinanced Indebtedness and the latest maturity date of any issued and outstanding Notes; provided that the foregoing requirements of this clause (b) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (b) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges or if such Indebtedness is subject to customary escrow provisions. For the avoidance of doubt, it is understood and agreed that a Refinancing includes successive Refinancings of the same Refinanced Indebtedness.

“Person” means any individual, corporation, limited liability company, unlimited liability company, partnership, limited partnership, limited liability partnership, joint venture, entity, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Required Holders” means holders of 2030 Notes have more than 66 2/3% of the aggregate principal amount of all Notes then outstanding.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Subordinated Indebtedness” means, with respect to the Corporation, any Indebtedness of the Corporation which is by its terms subordinated in right of payment to the 2030 Notes. For the avoidance of doubt, no Indebtedness shall be treated as Subordinated Indebtedness merely because it is unsecured or has a junior priority with respect to any collateral.

“Subsidiary” means, with respect to any Person,

(a)
any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting rights thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time, and

(b)	any partnership, joint venture, limited liability company or similar entity of which:

i.
more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

ii.	such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Financing Arrangements” means all debt or credit facilities, debt offerings or commercial paper facilities with banks, investment banks, insurance companies, mutual funds or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in respect of Indebtedness of a Subsidiary of the Corporation, in each case, as amended, supplemented restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee and whether provided under other credit or other agreement or indenture).

“Supplemental Indenture” means any supplemental indenture entered into in accordance with the Indenture to evidence the issuance of any additional notes on or after the date of the Indenture.

“Taxing Authority” means any government or any political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax or administer taxation.

“Total Assets” means the consolidated “Total Assets” (or any like caption) reported in accordance with GAAP on the most-recent consolidated financial statements of the Corporation.